INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE OR JURISDICTION.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED APRIL 28, 1998
PROSPECTUS

                                5,270,000 SHARES


                                   IVEX LOGO

                           IVEX PACKAGING CORPORATION
                                  COMMON STOCK
                            ------------------------


    Of the 5,270,000 shares of Common Stock, $.01 par value (the "Common Stock"), of Ivex Packaging Corporation, a Delaware corporation (the "Company" or "Ivex"), being offered hereby, 500,000 shares are being offered by the Company and 4,770,000 shares are being offered by certain selling stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."



    Of the 5,270,000 shares of Common Stock offered hereby, 4,216,000 shares are being offered initially in the United States and Canada by the U.S. Underwriters (the "U.S. Offering"), and 1,054,000 shares are being offered initially in a concurrent international offering outside the United States and Canada by the International Managers (the "International Offering") (the U.S. Offering, and together with the International Offering, the "Offerings"). The public offering price and the underwriting discount per share are identical for each of the Offerings. See "Underwriting."


    The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "IXX." On April 27, 1998, the last reported sale price of the Common Stock on the NYSE was $25 11/16 per share. See "Price Range of Common Stock."

    SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=============================================================================================================================
                                                                                                            PROCEEDS TO
                                PRICE TO                UNDERWRITING              PROCEEDS TO                 SELLING
                                 PUBLIC                 DISCOUNT(1)                COMPANY(2)               STOCKHOLDERS
-----------------------------------------------------------------------------------------------------------------------------
Per Share............              $                         $                         $                         $
-----------------------------------------------------------------------------------------------------------------------------
Total(3).............              $                         $                         $                         $
=============================================================================================================================

(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See
    "Underwriting."

(2) Before deducting expenses of the Offerings payable by the Company estimated at $620,000.


(3) The Company has granted to the U.S. Underwriters and the International Managers options to purchase up to an additional 632,400 shares and 158,100 shares of Common Stock, respectively, in each case exercisable within 30 days of the date hereof, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $         , $         and
    $         , respectively. See "Underwriting."

                            ------------------------

    The shares of Common Stock are being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York,
on or about          , 1998.
                            ------------------------

MERRILL LYNCH & CO.
                 BT ALEX. BROWN
                                  LEHMAN BROTHERS
                                               SALOMON SMITH BARNEY
                            ------------------------

                  The date of this Prospectus is      , 1998.

The following photographs depict applications of the Company's plastic and paper packaging products. The Company is not the exclusive provider of packaging products to the companies whose name-branded products appear below.

                                 [photo of man]

                               Medical Packaging
                                [photo of woman]

                          Supermarket Deli Containers

                                [photo of food]

                        Home Meal Replacement Packaging
                                 [photo of car]

                               Surface Protection

     CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Except where the context otherwise requires, all references in this Prospectus to the "Company" or "Ivex" are to Ivex Packaging Corporation and its direct and indirect wholly owned subsidiaries, and all references to "IPC" are to IPC, Inc. and its direct and indirect wholly owned subsidiaries. IPC is the only direct subsidiary of Ivex and is wholly owned. All share and per share data in this Prospectus assume no exercise of the Underwriters' over-allotment options. See "Underwriting." Special Note: Certain statements set forth below constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. See "Special Note Regarding Forward-Looking Statements."

                                  THE COMPANY

     Ivex is a vertically integrated specialty packaging company that designs and manufactures value-added plastic and paper-based flexible packaging products. The Company believes that it is the leading provider of customized packaging in specialty markets, ranking first or second in markets representing approximately 65% of the Company's revenues. Ivex has increased sales and profitability by focusing on niche markets that provide attractive margins and growth and where the Company's integrated manufacturing capabilities enhance its competitive position. Ivex serves a variety of markets, providing packaging for food, medical devices and electronic goods and protective packaging for industrial products.

     Over the past several years, the Company has executed a comprehensive growth strategy based upon (i) achieving internal growth through product extensions and further penetration into higher growth markets and (ii) growth through strategic acquisitions. The Company has completed eight acquisitions since 1995. Since 1994, Adjusted EBITDA and Adjusted EBIT (as defined herein) have increased at compound annualized growth rates of 17.8% and 23.9%, respectively.

MARKETS

     Consumer Packaging. The Consumer Packaging product group designs and manufactures plastic and paper-based products for food packaging applications and for applications in the medical and electronics industries. The Company produces a broad array of items, including plastic containers for prepared foods, produce and baked goods; specialty paper products such as fluted baking cups and liners for cookies and other baked goods; microwaveable packaging materials; and protective packaging for medical devices and electronics products. The Consumer Packaging product group markets its products to a variety of end users, including national wholesale bakeries, supermarket chains, foodservice distributors, fast-food chains, major agricultural growers, medical equipment suppliers and electronics manufacturers. The Company also manufactures a variety of plastic sheet and film products from several different resins for internal use and sales to third party converters. Ivex is the leading producer of oriented polystyrene ("OPS") sheet in North America and, with its acquisition of Ultra Pac, Inc. in April 1998, is a leading producer of polyethylene terephthalate ("PET") food packaging in North America. The Consumer Packaging product group represented approximately 59% of the Company's net sales and 62% of the Company's Adjusted EBITDA during the 12 months ended March 31, 1998.

     Industrial Packaging. The Industrial Packaging product group manufactures and coats film, paper and foil products for protective packaging and specialty papers. The Company produces products for some of the fastest growing applications in the protective packaging industry, including film and paper maskings and self-sealing coated packaging applications. These products are marketed primarily to consumer durable goods manufacturers, automotive companies, other industrial manufacturers and integrated paper producers. The Company also manufactures a variety of recycled kraft paper made from post-consumer and post-industrial fibers and specialty lightweight paper made primarily from virgin pulp for internal use and sales to third party converters. The Industrial Packaging product group represented approximately 41% of the Company's net sales and 38% of the Company's Adjusted EBITDA during the 12 months ended March 31, 1998.

BUSINESS STRATEGY

     Ivex seeks to differentiate itself from other packaging providers by offering customized packaging that addresses the specialized needs of its customers. The Company's goal is to be the number one or number two provider of customized packaging in its markets. Ivex believes it has a number of key strengths that support its ability to implement this strategy:

     Focus on Niche Markets. Ivex focuses primarily on markets with attractive margin and growth characteristics. The Company's markets include the in-store bakery, delicatessen and prepared food sections of supermarkets; foodservice outlets; medical equipment and electronics goods manufacturers; and users of industrial protective masking. The Company believes that these markets have been among the fastest growing for packaging products over the past several years. Each of these is characterized by few competitors, technological barriers to entry, significant customer service requirements and attractive growth potential.

     Broad Product Range. Ivex manufactures a broad range of plastic and paper-based stock and customized packaging products to provide a full service approach to fulfilling its customers' packaging needs. Through its multi-resin extrusion and thermoforming capabilities, Ivex is able to offer its customers a variety of plastic packaging solutions. The Company believes its breadth of product range and customization capabilities are competitive advantages that allow it to be more responsive to, and provide a single supply source for, many of its customers' packaging needs. Further, these capabilities enhance the Company's ability to adapt to changing market preferences.

     Flexible Design and Engineering. Ivex seeks to maximize opportunities within niche markets by providing its customers with lower-cost product development and shorter lead times than its competitors. The Company delivers these benefits through research and development and technical expertise such as computer-aided design and manufacturing and extensive in-house mold-making capabilities.

     Vertical Integration. Ivex pursues a vertically integrated operating strategy in order to maximize product quality, minimize the influence of external commodity price fluctuations and maintain its low-cost position. Within Consumer Packaging, the Company operates two polymerization, eight extrusion and thirteen thermoforming facilities. In 1997, the Company produced 37% of its polystyrene needs and 100% of its OPS sheet needs internally, resulting in a significant advantage over competitors that purchase these materials in the open market. Within Industrial Packaging, the Company's polyethylene film and paper facilities provide important source products and product development capabilities for many of the Company's protective packaging products.

     Proprietary Technology. Ivex's proprietary technology strengthens its product quality, market position and growth prospects in existing markets as well as new product and geographic markets. Examples of the Company's proprietary technology used by Consumer Packaging include extensive extrusion process technology, low residual monomer polymerization technology and the capability to manufacture OPS film to a gauge of less than one-thousandth of an inch. Because of its proprietary production technology, the Company's OPS is recognized as having a high level of quality within the industry. Within Industrial Packaging, the Company utilizes many customized adhesive and cohesive formulations in its surface protection and self-sealing products which strengthen its market position and product development capabilities.

     Broad Distribution Network. The geographic breadth of Ivex's manufacturing and distribution network, including 28 plants in North America and Europe and an extensive network of sales representatives, is another significant advantage over the Company's competitors, which are often smaller and regionally based. Ivex's distribution network allows it to meet the broad geographic needs of its larger customers from a single source, which is an advantage as customers seek to reduce their number of suppliers. Extensive geographic coverage also reduces transportation costs and contributes to the Company's cost competitiveness.

GROWTH STRATEGY

     Over the past several years, Ivex has executed a comprehensive growth strategy based upon (i) internal growth through product extensions and further penetration into higher growth markets and (ii) growth through strategic acquisitions. Since 1994, Adjusted EBITDA and Adjusted EBIT have increased at compound annualized growth rates of 17.8% and 23.9%, respectively, and, excluding such acquisitions, of 10.9% and 17.2%, respectively. The Company believes it can continue growing sales and earnings through its growth strategy as well as through utilizing excess cash flow to reduce debt and interest expense.

     Internal Growth. Ivex intends to utilize its business strategy and strong market position to capitalize on a number of emerging industry trends. As supermarkets, bakeries and foodservice distributors consolidate packaging vendors to create efficiencies, the Company plans to use its broad product offerings and distribution capabilities to capture market share through increased sales to these customers. Consumer trends toward convenient, ready-to-eat food products and the increased utilization of clear plastic packaging for more appealing presentation within the delicatessen, bakery and produce sections of supermarkets are resulting in increasing use of OPS sheet. As the leading producer of OPS sheet in North America, Ivex believes that it will experience increased production and sales of OPS sheet. In addition, manufacturers are increasingly realizing the quality and cost/benefit advantage of using protective packaging and masking to protect products from damage or breakage during manufacturing, handling, storage and shipping. This trend creates additional demand for the Company's protective masking products and corrugated cushioning materials.

     Acquisitions. Ivex has pursued a disciplined acquisition program of "bolt-on" acquisitions that are easily integrated into the Company's operations and that meet certain defined strategic and financial return criteria. Since 1995, Ivex has completed eight acquisitions that achieve a number of strategic objectives:

     - apply existing technology to new products and markets (the acquisitions of Plastofilm Industries, Inc. and Crystal Thermoplastics, Inc. added medical and electronics end markets);

     - fill out or extend existing product lines and markets (the acquisition of Trio Products, Inc. added multi-resin capabilities, the acquisition of Packaging Products, Inc. expanded surface protection product offerings and the acquisition of Ultra Pac, Inc. expanded the Company's presence in PET packaging products);

     - expand geographical presence (the acquisitions of M&R Plastics, Inc. and AVPEX International in Canada and the European OPS business of Viskase Limited extended operations outside the United States); and

     - create rationalization opportunities (the integration of Plastofilm's extrusion operation into Trio created a lower-cost operation).

As a market leader with a broad range of products and proven capabilities, the Company believes that it is well positioned to continue to successfully apply its acquisition and operating expertise to take advantage of consolidation opportunities within the highly fragmented specialty packaging market.

                            ------------------------

     The Company's principal executive offices are located at 100 Tri-State Drive, Suite 200, Lincolnshire, Illinois 60069, and its telephone number is
(847) 945-9100.

                             ULTRA PAC ACQUISITION

     On April 23, 1998, Ivex acquired all of the common stock of Ultra Pac, Inc. ("Ultra Pac"), a Rogers, Minnesota based specialty packaging company, for approximately $67 million. Ultra Pac is a leading North American producer of PET food packaging that designs and manufactures plastic containers and packaging for the food industry, including supermarkets, distributors of food packaging, wholesale bakeries, produce growers, delicatessens, food processors and foodservice companies. Ultra Pac had net sales of approximately $56.7 million in its fiscal year ended January 31, 1998.

     The acquisition is a continuation of Ivex's "bolt-on" acquisition strategy and represents the Company's eighth acquisition in the past three years. The integration of the Ultra Pac business into Ivex will further expand Ivex's leadership position in the specialty food packaging market. Because PET is highly complementary to OPS, Ultra Pac will broaden Ivex's product offerings in various thermoforming markets. This broader product offering should benefit customers by providing more raw material alternatives and greater product selection, thereby enabling Ivex to achieve deeper market penetration. The combination will also provide the opportunity for various cost structure improvement synergies.

                                  RISK FACTORS

     Purchasers of Common Stock in the Offerings should carefully consider the factors set forth under the caption "Risk Factors" and other information included in this Prospectus prior to making an investment decision. In particular, such factors include the Company's highly leveraged condition, historical losses, the Company's dependence on subsidiary distributions, volatility of raw material pricing, cyclical demand for certain of the Company's products, highly competitive markets, risks associated with the Company's growth strategy, environmental matters, limitation on use of net operating losses, anti-takeover provisions, restrictions on the ability of the Company to pay dividends, shares eligible for future sale and dilution and tangible net worth deficiency. See "Risk Factors."

                                 THE OFFERINGS


Common Stock offered by the Company..................  500,000 shares(1)
Common Stock offered by the Selling
  Stockholders.......................................  4,770,000 shares
Common Stock to be outstanding after the Offerings...  20,931,268 shares(1)(2)
Use of Proceeds......................................  To repay a portion of the borrowings under the revolving credit portion of the Credit Facility
                                                       (as defined herein), including a portion of the
                                                       indebtedness which the Company incurred in
                                                       connection with its acquisition of Ultra Pac.
                                                       See "Description of Certain Indebtedness -- The
                                                       Credit Facility" and "Use of Proceeds."
NYSE Symbol..........................................  IXX


-------------------------
(1) Assumes no exercise of the over-allotment options granted by the Company to the Underwriters.

(2) Excludes options exercisable for 812,461 shares of Common Stock issued under the 1993 Stock Option Plan (as defined herein) and 2,000,000 shares of Common Stock reserved for issuance under the 1997 Stock Incentive Plan (as defined herein).

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

     The following summary selected consolidated financial data presented below for, and as of the end of, each of the years in the five year period ended December 31, 1997, are derived from and should be read in conjunction with the consolidated audited financial statements of the Company. The data as of and for the three months ended March 31, 1997 and 1998 are derived from the consolidated unaudited interim financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for such periods. The financial data of Ivex reflect the following acquisitions as of the respective acquisition dates:
Packaging Products, Inc. ("PPI") as of September 11, 1995; Plastofilm Industries, Inc. ("Plastofilm") as of August 16, 1996; Trio Products, Inc. ("Trio") as of September 11, 1996; the OPS business based in the United Kingdom (the "European OPS Business") as of January 17, 1997; M&R Plastics Inc. ("M&R") as of February 21, 1997; AVPEX International Corporation ("AVP") as of August 8, 1997; and Crystal Thermoplastics, Inc. ("Crystal") as of November 3, 1997. The following summary selected financial data do not reflect the impact of any pro forma adjustments for the transactions contemplated hereby.

                                                                                                  THREE MONTHS
                                                     YEAR END31,DECEMBER                          ENDE31,ARCH
                                   --------------------------------------------------------   --------------------
                                     1993        1994        1995        1996        1997       1997        1998
                                   ---------   ---------   ---------   ---------   --------   ---------   --------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales........................  $ 366,851   $ 390,975   $ 451,569   $ 451,807   $538,475   $ 127,864   $136,168
Gross profit.....................     72,213      74,271      85,160     100,383    119,660      26,370     31,497
Selling and administrative.......     39,274      41,662      42,567      47,462     58,924      14,419     15,824
Amortization of intangibles(1)...      4,372       1,140       1,904         621      1,111         171        316
Write-off of goodwill(1).........    113,859                  13,471
Acquisition related expense(2)...      1,100
Restructuring and special
  charges(3).....................      4,350                   4,960                 53,329
                                   ---------   ---------   ---------   ---------   --------   ---------   --------
Income (loss) from operations....    (90,742)     31,469      22,258      52,300      6,296      11,780     15,357
Interest expense.................     37,179      39,820      43,270      42,732     41,889      11,129      6,497
                                   ---------   ---------   ---------   ---------   --------   ---------   --------
Income (loss) before income taxes
  and extraordinary item.........   (127,921)     (8,351)    (21,012)      9,568    (35,593)        651      8,860
Income tax provision (benefit)...      1,177         942       1,113         900    (26,053)        327      3,545
                                   ---------   ---------   ---------   ---------   --------   ---------   --------
Income (loss) before
  extraordinary item.............   (129,098)     (9,293)    (22,125)      8,668     (9,540)        324      5,315
Extraordinary item(4)............                             (2,359)               (26,730)
                                   ---------   ---------   ---------   ---------   --------   ---------   --------
Net income (loss)................  $(129,098)  $  (9,293)  $ (24,484)  $   8,668   $(36,270)  $     324   $  5,315
                                   =========   =========   =========   =========   ========   =========   ========
Earnings (loss) per share --
  basic and diluted:
  Income (loss) before
    extraordinary item...........  $  (12.63)  $    (.90)  $   (2.14)  $     .84   $  (0.75)  $    0.03   $   0.26
                                   =========   =========   =========   =========   ========   =========   ========
  Net income (loss)..............  $  (12.63)  $    (.90)  $   (2.37)  $     .84   $  (2.85)  $    0.03   $   0.26
                                   =========   =========   =========   =========   ========   =========   ========
OTHER OPERATING DATA:
Cash flow from (used by)
  operating activities...........  $  22,157   $  15,647   $  22,746   $  49,202   $ 36,475   $  (2,407)  $  3,657
Cash flow used by investing
  activities.....................     (8,261)    (13,057)    (29,871)    (38,136)   (68,191)    (36,141)    (6,953)
Cash flow from (used by)
  financing activities...........     (5,823)     (6,102)      5,666     (13,074)    34,883      43,034      4,056
Adjusted EBIT(5).................     28,567      31,469      41,828      52,300     59,625      11,780     15,357
Depreciation and
  amortization(1)................    137,837      22,189      35,871      22,724     27,179       6,224      7,220
Adjusted EBITDA(6)...............     52,545      53,658      63,089      75,024     86,804      18,004     22,577
Capital expenditures.............      9,528      16,769      19,385      17,633     25,364       5,479      6,652

                                                           DE31,BER                                MARCH 31,
                                   --------------------------------------------------------   --------------------
                                     1993        1994        1995        1996        1997       1997        1998
                                   ---------   ---------   ---------   ---------   --------   ---------   --------
                                                               (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital(7)...............  $  34,729   $  32,853   $  38,090   $  32,539   $ 41,741   $  50,607   $ 50,557
Total assets.....................    297,674     304,246     294,911     315,901    427,723     366,251    438,874
Long-term debt...................    330,201     330,768     353,717     352,893    319,055     398,988    325,201
Stockholders' deficit............   (101,579)   (111,266)   (136,332)   (127,344)   (12,169)   (126,818)    (8,274)

(1) Depreciation and amortization for the year ended December 31, 1995 includes the accelerated non-cash write-off of goodwill of $13,471 and the accelerated non-cash write-off of a non-compete agreement of $1,139. Depreciation and amortization for the year ended December 31, 1993 includes the accelerated non-cash write-off of goodwill totaling $113,859.

(2) Acquisition related expense totaling $1,100 was incurred during 1993 in connection with an acquisition attempt.

(3) Operating results for the year ended December 31, 1997 include a nonrecurring non-cash compensation charge of $53,329 in connection with the Company's conversion, concurrently with the 1997 Common Stock Offering (as defined herein) pursuant to the Amended and Restated Stock Option and Purchase Agreement (the "1993 Stock Option Plan"), dated as of January 1, 1993, of certain key executives' stock options which were exercisable for 16,321 shares of IPC's common stock (the "IPC Options") into 2,114,133 newly issued shares of Common Stock and newly issued stock options exercisable for 817,067 shares of Common Stock. The nonrecurring compensation charge consists of (i) a non-cash compensation charge of $33,826 associated with the conversion of the IPC Options into shares of Common Stock and (ii) a non-cash compensation charge of $19,503 associated with the accrual of future Company payments to senior management of an amount which (after taxes) will enable such management to pay interest on the loans made to them by the Company. Operating results for the year ended December 31, 1995 include the following special charges: $2,250 associated with IPC's special incentive agreement with certain executive officers, $1,950 of costs related to an attempted initial public equity offering and a reduction of land value of $760 associated with a donation of certain land to the Village of Chagrin Falls, Ohio. Operating results for the year ended December 31, 1993 include restructuring and special charges of $4,350, reflecting a $1,500 non-cash write-down of certain property held for sale and costs of $2,850 related to the reorganization of the Consumer Packaging product group, which include, among other things, severance, transition and relocation expenses.

(4) During 1997, the Company recorded an extraordinary loss of $26,730 (net of tax of $15,035) associated with the refinancing of substantially all of its debt. In connection with the 1995 refinancing of IPC's credit facility, the Company wrote off deferred financing costs of $2,359.

(5) Adjusted EBIT for the year ended December 31, 1997 includes income from operations adjusted to exclude a special charge of $53,329. Adjusted EBIT includes income from operations adjusted to exclude goodwill write-offs of $13,471 and $113,859 for the years ended December 31, 1995 and 1993, respectively, and acquisition related expenses of $1,100, restructuring charges of $2,850 and special charges of $1,500 for the year ended December 31, 1993. In addition, Adjusted EBIT for the year ended December 31, 1995 excludes the accelerated write-off of a non-compete agreement of $1,139 and special charges of $4,960. Ivex believes that Adjusted EBIT provides additional information for determining its ability to meet future debt service requirements. However, Adjusted EBIT is not a defined term under generally accepted accounting principles ("GAAP").

(6) Adjusted EBITDA includes income from operations adjusted to exclude depreciation and amortization expenses, goodwill write-offs of $13,471 and $113,859 for the years ended December 31, 1995 and 1993, respectively, and acquisition related expenses of $1,100, restructuring charges of $2,850 and special charges of $1,500 for the year ended December 31, 1993. In addition, Adjusted EBITDA for the years ended December 31, 1997 and 1995 excludes special charges of $53,329 and $4,960, respectively. Ivex believes that Adjusted EBITDA provides additional information for determining its ability to meet future debt service requirements. However, Adjusted EBITDA is not a defined term under GAAP and is not indicative of operating income or cash flow from operations as determined under GAAP.

(7) Working capital is determined to be the excess of current assets over current liabilities (including the current portion of long-term debt).

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in this Prospectus, including, without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: international, national and local general economic and market conditions; demographic changes; the size and growth of the paper and plastic packaging markets for both consumer and industrial uses; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to successfully make and integrate acquisitions; the size, timing and mix of purchases of the Company's products; raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; contingent liabilities and other claims asserted against the Company; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; the use of proceeds from the Offerings; and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including, without limitation, under the captions "Risk Factors," "Use of Proceeds," "Capitalization," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Given these uncertainties, prospective purchasers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                  RISK FACTORS

     Prospective purchasers should consider carefully the specific risk factors set forth below before determining whether to purchase the shares of Common Stock offered hereby.

LEVERAGE

     Ivex is significantly leveraged. The Company's future operating performance and ability to service or refinance its indebtedness will be subject to future economic conditions and to financial, business and other factors, many of which are beyond its control, and consequently the Company may be unable to service all of its debt in the future. There can be no assurance that the Company's future operating performance and the availability under the Credit Facility will be sufficient to service such indebtedness or that the Company will be able to refinance its indebtedness in whole or in part.

     The Credit Facility contains covenants imposing certain operating and financial restrictions. The covenants under the Credit Facility prohibit the payment of dividends by the Company and limit, among other things, the incurrence of additional indebtedness by the Company, IPC and IPC's subsidiaries, the payment of dividends or other distributions by IPC and IPC's subsidiaries, the redemption of capital stock of the Company, IPC and IPC's subsidiaries or the making of other restricted payments, transactions with affiliates, the use of proceeds from the disposal of assets, the incurrence of liens, and the merger, consolidation or sale of all or any substantial part of the assets of the Company, IPC and IPC's subsidiaries. In addition, the Credit Facility requires the Company, IPC and IPC's subsidiaries, on a consolidated basis, to maintain specified financial ratios and levels, including those relating to interest coverage, fixed charge coverage, net worth and maximum leverage. See "Description of Certain Indebtedness -- The Credit Facility." The ability of the Company, IPC and IPC's subsidiaries to comply with the covenants contained in the Credit Facility will depend on, among other things, IPC's future performance, which will, in part, be subject to prevailing economic, financial and business factors beyond IPC's control. The failure to comply with such financial provisions could result in a default under the Credit Facility which if not cured or waived, could have a material adverse effect on the Company. See "Description of Certain Indebtedness -- The Credit Facility."

     The degree to which the Company is leveraged could have important consequences to holders of the Common Stock, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of the principal of and interest on its existing indebtedness, thereby reducing funds available for operations; (iii) the Credit Facility contains certain restrictive covenants, including certain covenants that prohibit the payment of dividends by the Company and limit the payment of dividends and other distributions by IPC and IPC's subsidiaries; (iv) borrowings under the Credit Facility are subject to floating rates of interest, causing the Company to be vulnerable to increases in interest rates; and (v) the Company's substantial degree of leverage could make it more vulnerable to a downturn in general economic conditions. The Company's ability to make scheduled payments of the principal of or interest on, or to refinance, its indebtedness will depend on its future operating performance and cash flow, which are subject to prevailing economic conditions, primarily interest rate levels and financial, competitive, business and other factors, many of which are beyond its control. See "Description of Certain Indebtedness."

HISTORICAL LOSSES

     Although the Company had net income of $8.7 million in 1996, the Company has experienced substantial net losses in the past, principally as a result of the significant interest charges, certain non-cash goodwill write-offs and other nonrecurring charges. These net losses were $24.5 million and $36.3 million for the years ended December 31, 1995 and 1997, respectively.

DEPENDENCE ON SUBSIDIARY DISTRIBUTIONS

     The Company conducts business through IPC and IPC's subsidiaries and has no operations of its own. The primary asset of the Company is the capital stock of IPC. The Company has no cash flow other than from dividends and other distributions from IPC. The right of the Company to participate in any distribution of earnings or assets of IPC and IPC's subsidiaries is subject to the prior claims of the creditors of IPC and such subsidiaries. In addition, the Credit Facility contains certain restrictive covenants, including certain covenants that prohibit the payment of dividends by the Company and limit the payment of dividends and other distributions by IPC and IPC's subsidiaries. In addition, under Delaware law, IPC is permitted to pay cash dividends to the Company only (i) out of IPC's capital surplus (the excess of net assets over stated capital) or (ii) out of the net income of IPC for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

VOLATILITY OF RAW MATERIAL PRICING

     Styrene monomer, polystyrene, PET, polyethylene, polypropylene and polyvinyl chloride are the basic raw materials used in the manufacture of most of Consumer Packaging's plastic products. The prices of these raw materials are a function of, among other things, the manufacturing capacity for such raw materials and the price for the petrochemical feed stocks of such materials. Similarly, the prices for virgin pulp and recycled fiber which are the basic raw materials used directly in the manufacture of many of the Company's specialty kraft (non-bleached) papers and indirectly in the manufacture of many of Consumer Packaging's and Industrial Packaging's paper packaging products, are a function of, among other things, pulp manufacturing capacity, the price for pulp wood and wood chips and the price for old corrugated containers ("OCC"), double-lined kraft ("DLK") and other recycled paper materials. In the event of cost increases for raw materials, failure to achieve corresponding sales price increases in a timely manner, sales price erosion without a corresponding reduction in raw material costs or failure to renegotiate favorable raw material supply contracts could have a material adverse effect on the Company.

CYCLICAL DEMAND FOR THE COMPANY'S PRODUCTS

     Demand and pricing for certain of Industrial Packaging's protective packaging products and specialty papers are cyclical in nature and are subject to general economic conditions that affect market demand. Demand for paper has historically corresponded to changes in the rate of growth in the U.S. economy and demand for protective packaging is driven by trends in the building, construction, automotive and durable goods markets. Growth in the U.S. economy generally stimulates demand for these products. Conversely, a weakening in the U.S. economy tends to decrease demand for these products, thereby adversely affecting the Company's profitability and its ability to satisfy its debt service obligations. Consequently, adverse economic conditions could have a material adverse effect on the condition of the Company.

COMPETITION

     The markets in which the Company operates are highly competitive. The Company's competitors range from the largest packaging companies in the U.S. to small, emerging companies. Many of the companies that compete with the Company have greater financial and other resources than the Company, while others are significantly smaller with lower fixed costs and greater operating flexibility. See "Business -- Competition."

RISKS ASSOCIATED WITH GROWTH STRATEGY

     The Company's future growth will depend in part on additional acquisitions of plastic and paper packaging businesses. There can be no assurance that the Company will be able to locate or acquire other suitable acquisition candidates on acceptable terms or that the Company will be able to fund future acquisitions because of limitations contained in its instruments and agreements governing its indebtedness or otherwise. See "Description of Certain Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." In pursuing its strategy of growth through acquisitions, the Company will face risks including difficulty in assimilating the operations and personnel of the acquired businesses, disruption of the Company's ongoing business, dissipation of the Company's limited management resources, and impairment of relationships with employees and customers of the acquired business as a result of changes in ownership and management. Moreover, additional indebtedness incurred to make acquisitions could adversely affect the Company's liquidity and financial stability, and the issuance of Common Stock to effect acquisitions could result in dilution to the Company's stockholders.

ENVIRONMENTAL MATTERS PERTAINING TO THE COMPANY

     The past and present business operations of the Company and the past and present ownership and operations of real property by the Company are subject to extensive and changing federal, state, local and foreign environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment. The Company is currently involved with environmental remediation and on-going maintenance at certain of its facilities and from time to time is involved in regulatory proceedings and inquiries relating to compliance with environmental laws and permits and other environmental matters. In the future, the Company may be identified as a potentially responsible party ("PRP") and be subject to liability under applicable law. No assurance can be given that additional environmental issues relating to the presently known matters or identified sites or to other sites or matters related to the Company or to regulatory proceedings or inquiries will not require future expenditures. Various federal, state, local and foreign regulatory authorities from time to time have considered enacting and, on a number of occasions, have enacted, legislation regarding solid waste disposal, packaging recovery, recycling requirements and the use and content of plastic packaging. There can be no assurance that such legislation will not have a material adverse effect on the Company. See "Business -- Environmental Matters and Government Regulation."

LIMITATION ON USE OF NET OPERATING LOSSES

     Section 382 ("Section 382") of the Internal Revenue Code of 1986, as amended (the "Code"), imposes limitations on a corporation's ability to use net operating loss ("NOL") carryforwards if the corporation experiences a more-than-50-percent ownership change over a three-year testing period. In general, if such an ownership change occurs, Section 382 limits the amount of NOL carried over from pre-ownership change years that can be used in any one post-change year to an amount equal to the product of the value of the corporation's stock (with certain adjustments) at the time of the change multiplied by an interest rate determined by the Internal Revenue Service (the "IRS") for the month of the change.

     The 1997 Common Stock Offering (as defined herein), together with the conversion of the IPC Options, resulted in a more-than-50-percent ownership change of the Company for purposes of Section 382, resulting in the imposition of Section 382 limitations on the use of the Company's NOL carryforwards existing as of the date of such ownership change. In addition, Ivex incurred a significant NOL attributable to the period after such ownership change resulting from certain one-time charges incurred as a result of the refinancing transactions associated with the 1997 Common Stock Offering. Consequently, if another more-than-50-percent ownership change takes place after the consummation of the 1997 Common Stock Offering, such ownership change could result in the imposition of Section 382 limitations on such NOL. The Company does not believe that the consummation of the Offerings will result in such an ownership change.

ANTI-TAKEOVER PROVISIONS

     The Company's Amended and Restated Certificate of Incorporation (the "Amended Certificate") and Amended and Restated By-Laws (the "Amended By-Laws") contain certain provisions that may have the effect of discouraging, delaying or making more difficult a change in control of the Company or preventing the removal of incumbent directors even if a majority of the Company's stockholders were to deem such an attempt to be in the best interest of the Company. Among other things, the Amended Certificate provides for a classified Board of Directors and allows the Board of Directors to issue up to 5,000,000 shares of preferred stock and to fix the rights, privileges and preferences of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Any such issuance of shares of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Amended By-Laws, among other things, limits the manner in which directors may be nominated by stockholders and limit the manner in which proposals may be made at stockholder meetings. The Company is also subject to Section 203 of the Delaware General Corporation Law (the "Delaware GCL"), which could have the effect of delaying or preventing a change of control of the Company. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares or could depress the market price of the Common Stock. See "Description of Capital Stock -- Certain Charter and By-Law Provisions" and "-- Certain Statutory Provisions."

RESTRICTIONS ON THE PAYMENT OF DIVIDENDS

     The Company currently intends to retain future earnings to fund the development and growth of its business and to repay indebtedness and, therefore, does not anticipate paying any cash dividends in the foreseeable future. In addition, the Credit Facility prohibits the payment of dividends by the Company and contains restrictions on the ability of IPC and IPC's subsidiaries to pay dividends or make distributions. See "Description of Certain Indebtedness -- The Credit Facility."

SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offerings (assuming the Underwriters' over-allotment options are exercised in full) 21,721,768 shares of the Common Stock will be outstanding. Of such shares, 4,304,309 shares were acquired by existing stockholders without registration under the Securities Act of 1933, as amended (the "Securities Act") and are "restricted securities" for purposes of the Securities Act. Such shares may be sold in the future under Rule 144 promulgated under the Securities Act. Sales of substantial amounts of the Common Stock or the availability of such shares in the public markets could adversely affect prevailing market prices for the Common Stock. See "Shares Eligible for Future Sale."

DILUTION AND TANGIBLE NET WORTH DEFICIENCY

     The deficit in net tangible book value of the Company at March 31, 1998 was $48.6 million or $2.38 per share. The purchasers of the Common Stock offered hereby will experience an immediate dilution in net tangible book value of $27.46 per share of the Common Stock purchased as a result of the purchase of their shares at such price. See "Dilution." After giving pro forma effect to the Offerings as if they had occurred on March 31, 1998, the Company would have had a tangible net worth deficiency of $37.1 million.

                              RECENT DEVELOPMENTS

ULTRA PAC ACQUISITION

     On March 23, 1998, the Company entered into a definitive agreement to merge a subsidiary of IPC with and into Ultra Pac, a Minnesota corporation. On March 26, 1998, the Company commenced a tender offer for all of the issued and outstanding common stock (the "UP Stock"), including the associated preferred share purchase rights (the "Rights" and together with the UP Stock, the "UP Shares"), of Ultra Pac. On April 23, 1998, the Company acquired all of the outstanding UP Shares for approximately $67 million. The Company financed this acquisition with borrowings under the revolving credit portion of the Credit Facility (the "Revolving Credit Facility").

     Ultra Pac is a leading North American producer of PET food packaging that designs and manufactures plastic containers and packaging for the food industry, including supermarkets, distributors of food packaging, wholesale bakeries, produce growers, delicatessens, food processors and foodservice companies. Ultra Pac had net sales of approximately $56.7 million in its fiscal year ended January 31, 1998.

     The acquisition is a continuation of Ivex's "bolt-on" acquisition strategy and represents the Company's eighth acquisition in the past three years. The integration of the Ultra Pac business into Ivex will further expand Ivex's leadership position in the specialty food packaging market. Because PET is highly complementary to OPS, Ultra Pac will broaden Ivex's product offerings in various thermoforming markets. This broader product offering should benefit customers by providing more raw material alternatives and greater product selection, thereby enabling Ivex to achieve deeper market penetration. The combination will also provide the opportunity for various cost structure improvement synergies.

1997 COMMON STOCK OFFERING

     On October 6, 1997, the Company completed its initial public offering with the sale of 7,960,000 shares of Common Stock (the "1997 Common Stock Offering") as part of a comprehensive refinancing strategy of the Company to significantly lower its interest expense, strengthen its balance sheet and provide financial flexibility to enable Ivex to continue to pursue investment opportunities. In connection with the 1997 Common Stock Offering, IPC entered into a Credit Facility (the "Credit Facility") that refinanced its then existing credit facility. The Company used the proceeds of the 1997 Common Stock Offering together with borrowings under the Credit Facility to refinance substantially all of its then existing indebtedness. Specifically, IPC retired the entire $158 million of aggregate principal amount of its 12 1/2% Senior Subordinated Notes due 2002 (the "12 1/2% Subordinated Notes") and the Company retired the entire $160 million aggregate principal amount of its 13 1/4% Senior Discount Debentures due 2005 (the "13 1/4% Discount Debentures").

                                USE OF PROCEEDS


     The net proceeds to the Company (after deducting the underwriting discount and estimated expenses) from the sale of the 500,000 shares of Common Stock offered by the Company in the Offerings at an assumed public offering price of $25.69 are estimated to be approximately $11.6 million ($30.9 million assuming the Underwriters' over-allotment options are exercised in full). The Company intends to use the proceeds of the Offerings to reduce a portion of the outstanding principal amount under the Revolving Credit Facility, including a portion of the indebtedness which was incurred in connection with the Company's acquisition of

Ultra Pac. The Revolving Credit Facility matures on September 30, 2003 and, as of March 31, 1998, bears an interest rate at LIBOR (as defined therein) plus 1.375%.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is listed on the NYSE under the symbol "IXX". On April 27, 1998, the last reported sale price for the Common Stock on the NYSE was $25 11/16 per share. The following table sets forth the high and low sales prices for the Common Stock for the periods indicated, as reported by the NYSE.

                                                                HIGH              LOW
                                                                ----              ---
1997
  Fourth Quarter............................................    $24               $19 9/16
1998
  First Quarter.............................................    $25   1/4         $19  5/8
  Second Quarter (through April 27_, 1998)..................    $29   1/2         $24  3/8

                                DIVIDEND POLICY

     The Company has not declared or paid any cash dividends on its Common Stock. The Company currently intends to retain future earnings to fund the development and growth of its businesses and to repay indebtedness, and, therefore, does not anticipate paying any cash dividends in the foreseeable future. The Company's principal source of cash from which to make dividend payments will be dividends distributed by IPC. The Credit Facility contains provisions that prohibit the payment of dividends by the Company and limit the ability of IPC and IPC's subsidiaries to pay dividends and make distributions. See "Description of Certain Indebtedness." Any future determination to declare and pay dividends will be made by the Board of Directors of the Company in light of the Company's earnings, financial position, capital requirements, credit agreements and such other factors as the Board of Directors deems relevant. Under Delaware law, the Company is permitted to pay cash dividends to its stockholders only (i) out of its capital surplus (the excess of net assets over its stated capital) or (ii) out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

                                    DILUTION

     The deficit in net tangible book value of the Company as of March 31, 1998 was $48.6 million or $2.38 per share. Deficit in net tangible book value per share of Common Stock is determined by dividing the net tangible book value of the Company (tangible assets less total liabilities) by the number of shares of Common Stock outstanding. After giving effect to the sale of 500,000 shares of Common Stock offered by the Company hereby, the application of the estimated net proceeds thereof, as described in "Use of Proceeds," the pro forma deficit in net tangible book value of the Company at March 31, 1998 would have been $37.1 million, or $1.77 per share. This represents an immediate increase in net tangible book value of $0.61 per share to existing stockholders and an immediate dilution in net tangible book value of $27.46 per share to purchasers in the Offerings. Dilution to purchasers in the Offerings is determined by subtracting net tangible book value per share, after giving effect to the Offerings. The following table illustrates this dilution on a per share basis as of March 31, 1998.

Public offering price per share.............................              $25.69
Deficit in net tangible book value per share before the
  Offerings.................................................    $(2.38)
Increase in net tangible book value per share attributable
  to purchasing stockholders................................    $  .61
                                                                ------
Pro forma deficit in net tangible book value per share after
  the Offerings.............................................               (1.77)
                                                                          ------
Dilution per share to purchasing stockholders...............              $27.46
                                                                          ======

     The following table summarizes, on a pro forma basis as of March 31, 1998, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price paid per share by the existing stockholders and the purchasers in the Offerings:

                                             SHARES PURCHASED          TOTAL CONSIDERATION         AVERAGE
                                            -------------------      -----------------------        PRICE
                                              NUMBER        %           AMOUNT           %        PER SHARE
                                              ------        -           ------           -        ---------
Existing stockholders(1)................    20,426,666     97.6%     $254,472,000       95.2%      $12.46
Purchasing stockholders.................       500,000      2.4        12,843,750        4.8        25.69
                                            ----------    -----      ------------      -----
                                            20,926,666    100.0%     $267,315,750      100.0%
                                            ==========    =====      ============      =====

-------------------------

(1) Sales by the Selling Stockholders in the Offerings will reduce the number of shares held by existing stockholders to 15,656,666 or approximately 74.8% of the total number of shares of Common Stock outstanding after the Offerings (or approximately 72.1% if the Underwriters' over-allotment options are exercised in full), and will increase the number of shares held by new investors to 5,270,000, or approximately 25.2% of the total number of shares of Common Stock outstanding after the Offerings (or 6,060,500 shares and approximately 27.9% if the Underwriters' over-allotment options are exercised in full).

                                 CAPITALIZATION

     The following table sets forth (i) the actual consolidated capitalization of the Company as of March 31, 1998, and (ii) the consolidated capitalization of the Company as adjusted to reflect the transactions contemplated hereby. This presentation should be read in conjunction with the consolidated financial statements and other financial information appearing elsewhere in this Prospectus.

                                                                         31,A1998
                                                              -------------------------------
                                                              HISTORICAL         PRO FORMA(1)
                                                              ----------         ------------
                                                                  (DOLLARS IN THOUSANDS)
Current maturities of long-term debt........................  $  21,561           $  21,561
                                                              =========           =========
Long-term debt:
  Credit Facility...........................................  $ 285,950           $ 274,368
  Industrial revenue bonds..................................     37,725              37,725
  Other debt................................................      1,526               1,526
                                                              ---------           ---------
       Total long-term debt.................................    325,201             313,619
                                                              ---------           ---------
Stockholders' equity (deficit):
  Common Stock, $0.01 par value -- 45,000,000 shares
     authorized and 20,426,666 (20,926,666 pro forma) shares
     issued and outstanding.................................        204                 209
  Paid in capital in excess of par value....................    328,285             339,862
  Accumulated deficit.......................................   (334,521)           (334,521)
  Accumulated other comprehensive income (loss).............     (2,242)             (2,242)
                                                              ---------           ---------
       Total stockholders' equity (deficit).................     (8,274)              3,308
                                                              ---------           ---------
Total capitalization........................................  $ 316,927           $ 316,927
                                                              =========           =========

-------------------------
(1) Adjusted for the issuance and sale of shares of Common Stock by the Company (assuming a stock price of $25.69 and net proceeds of $11,582) as if such issuance had occurred on March 31, 1998 and application of net proceeds. The pro forma adjustments do not include indebtedness which the Company incurred in connection with the acquisition of Ultra Pac, the refinancing of Ultra Pac's indebtedness and related expenses. After giving effect to the completion of the Offerings, application of net proceeds and the incurrence of indebtedness related to the acquisition of Ultra Pac, the Company would have had total long-term debt of $401,619.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data presented below for, and as of the end of, each of the years in the five year period ended December 31, 1997, are derived from and should be read in conjunction with the consolidated audited financial statements of the Company. The data as of and for the three months ended March 31, 1997 and 1998 are derived from the consolidated unaudited interim financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for such periods. The financial data of Ivex reflect the following acquisitions as of the respective acquisition dates: PPI as of September 11, 1995; Plastofilm as of August 16, 1996; Trio as of September 11, 1996; the European OPS Business as of January 17, 1997; M&R as of February 21, 1997; AVP as of August 8, 1997; and Crystal as of November 3, 1997. The following summary selected financial data do not reflect the impact of any pro forma adjustments for the transactions contemplated hereby.

                                                                                                  THREE MONTHS
                                                     YEAR END31,DECEMBER                          ENDE31,ARCH
                                   --------------------------------------------------------   --------------------
                                     1993        1994        1995        1996        1997       1997        1998
                                   ---------   ---------   ---------   ---------   --------   ---------   --------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales........................  $ 366,851   $ 390,975   $ 451,569   $ 451,807   $538,475   $ 127,864   $136,168
Gross profit.....................     72,213      74,271      85,160     100,383    119,660      26,370     31,497
Selling and administrative.......     39,274      41,662      42,567      47,462     58,924      14,419     15,824
Amortization of intangibles(1)...      4,372       1,140       1,904         621      1,111         171        316
Write-off of goodwill(1).........    113,859                  13,471
Acquisition related expense(2)...      1,100
Restructuring and special
  charges(3).....................      4,350                   4,960                 53,329
                                   ---------   ---------   ---------   ---------   --------   ---------   --------
Income (loss) from operations....    (90,742)     31,469      22,258      52,300      6,296      11,780     15,357
Interest expense.................     37,179      39,820      43,270      42,732     41,889      11,129      6,497
                                   ---------   ---------   ---------   ---------   --------   ---------   --------
Income (loss) before income taxes
  and extraordinary item.........   (127,921)     (8,351)    (21,012)      9,568    (35,593)        651      8,860
Income tax provision (benefit)...      1,177         942       1,113         900    (26,053)        327      3,545
                                   ---------   ---------   ---------   ---------   --------   ---------   --------
Income (loss) before
  extraordinary item.............   (129,098)     (9,293)    (22,125)      8,668     (9,540)        324      5,315
Extraordinary item(4)............                             (2,359)               (26,730)
                                   ---------   ---------   ---------   ---------   --------   ---------   --------
Net income (loss)................  $(129,098)  $  (9,293)  $ (24,484)  $   8,668   $(36,270)  $     324   $  5,315
                                   =========   =========   =========   =========   ========   =========   ========
Earnings (loss) per share --
  basic and diluted:
  Income (loss) before
    extraordinary item...........  $  (12.63)  $    (.90)  $   (2.14)  $     .84   $  (0.75)  $    0.03   $   0.26
                                   =========   =========   =========   =========   ========   =========   ========
  Net income (loss)..............  $  (12.63)  $    (.90)  $   (2.37)  $     .84   $  (2.85)  $    0.03   $   0.26
                                   =========   =========   =========   =========   ========   =========   ========
OTHER OPERATING DATA:
Cash flow from (used by)
  operating activities...........  $  22,157   $  15,647   $  22,746   $  49,202   $ 36,475   $  (2,407)  $  3,657
Cash flow used by investing
  activities.....................     (8,261)    (13,057)    (29,871)    (38,136)   (68,191)    (36,141)    (6,953)
Cash flow from (used by)
  financing activities...........     (5,823)     (6,102)      5,666     (13,074)    34,883      43,034      4,056
Adjusted EBIT(5).................     28,567      31,469      41,828      52,300     59,625      11,780     15,357
Depreciation and
  amortization(1)................    137,837      22,189      35,871      22,724     27,179       6,224      7,220
Adjusted EBITDA(6)...............     52,545      53,658      63,089      75,024     86,804      18,004     22,577
Capital expenditures.............      9,528      16,769      19,385      17,633     25,364       5,479      6,652

                                                           DE31,BER                                MARCH 31,
                                   --------------------------------------------------------   --------------------
                                     1993        1994        1995        1996        1997       1997        1998
                                   ---------   ---------   ---------   ---------   --------   ---------   --------
                                                               (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital(7)...............  $  34,729   $  32,853   $  38,090   $  32,539   $ 41,741   $  50,607   $ 50,557
Total assets.....................    297,674     304,246     294,911     315,901    427,723     366,251    438,874
Long-term debt...................    330,201     330,768     353,717     352,893    319,055     398,988    325,201
Stockholders' deficit............   (101,579)   (111,266)   (136,332)   (127,344)   (12,169)   (126,818)    (8,274)

(1) Depreciation and amortization for the year ended December 31, 1995 includes the accelerated non-cash write-off of goodwill of $13,471 and the accelerated non-cash write-off of a non-compete agreement of $1,139. Depreciation and amortization for the year ended December 31, 1993 includes the accelerated non-cash write-off of goodwill totaling $113,859.

(2) Acquisition related expense totaling $1,100 was incurred during 1993 in connection with an acquisition attempt.

(3) Operating results for the year ended December 31, 1997 include a nonrecurring non-cash compensation charge of $53,329 in connection with the Company's conversion, concurrently with the 1997 Common Stock Offering, pursuant to the 1993 Stock Option Plan, of the IPC Options into 2,114,133 newly issued shares of Common Stock and newly issued stock options exercisable for 817,067 shares of Common Stock. The nonrecurring compensation charge consists of (i) a non-cash compensation charge of $33,826 associated with the conversion of the IPC Options into shares of Common Stock and (ii) a non-cash compensation charge of $19,503 associated with the accrual of future Company payments to senior management of an amount which (after taxes) will enable such management to pay interest on the loans made to them by the Company. Operating results for the year ended December 31, 1995 include the following special charges: $2,250 associated with IPC's special incentive agreement with certain executive officers, $1,950 of costs related to an attempted initial public equity offering and a reduction of land value of $760 associated with a donation of certain land to the Village of Chagrin Falls, Ohio. Operating results for the year ended December 31, 1993 include restructuring and special charges of $4,350, reflecting a $1,500 non-cash write-down of certain property held for sale and costs of $2,850 related to the reorganization of the Consumer Packaging product group, which include, among other things, severance, transition and relocation expenses.

(4) During 1997, the Company recorded an extraordinary loss of $26,730 (net of tax of $15,035) associated with the refinancing of substantially all of its debt. In connection with the 1995 refinancing of IPC's credit facility, the Company wrote off deferred financing costs of $2,359.

(5) Adjusted EBIT for the year ended December 31, 1997 includes income from operations adjusted to exclude a special charge of $53,329. Adjusted EBIT includes income from operations adjusted to exclude goodwill write-offs of $13,471 and $113,859 for the years ended December 31, 1995 and 1993, respectively, and acquisition related expenses of $1,100, restructuring charges of $2,850 and special charges of $1,500 for the year ended December 31, 1993. In addition, Adjusted EBIT for the year ended December 31, 1995 excludes the accelerated write-off of a non-compete agreement of $1,139 and special charges of $4,960. Ivex believes that Adjusted EBIT provides additional information for determining its ability to meet future debt service requirements. However, Adjusted EBIT is not a defined term under GAAP.

(6) Adjusted EBITDA includes income from operations adjusted to exclude depreciation and amortization expenses, goodwill write-offs of $13,471 and $113,859 for the years ended December 31, 1995 and 1993, respectively, and acquisition related expenses of $1,100, restructuring charges of $2,850 and special charges of $1,500 for the year ended December 31, 1993. In addition, Adjusted EBITDA for the years ended December 31, 1997 and 1995 excludes special charges of $53,329 and $4,960, respectively. Ivex believes that Adjusted EBITDA provides additional information for determining its ability to meet future debt service requirements. However, Adjusted EBITDA is not a defined term under GAAP and is not indicative of operating income or cash flow from operations as determined under GAAP.

(7) Working capital is determined to be the excess of current assets over current liabilities (including the current portion of long-term debt).

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following discussion addresses the information and financial data contained in "Selected Consolidated Financial Data."

     The Company is the sole stockholder of its operating subsidiary, IPC. The Company is a holding company with no operations of its own and is dependent on the operating cash flow of IPC and its subsidiaries in order to pay principal and interest on its debt; however, IPC has no contractual obligations to distribute any such cash flow to the Company. References to Ivex or the Company herein reflect the consolidated results of Ivex Packaging Corporation.

RESULTS OF OPERATIONS -- FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998

  Net Sales

     The Company's net sales increased by 6.5% during the first quarter of 1998 over the Company's net sales during the corresponding period in 1997 primarily as a result of the first quarter 1997 acquisition of M&R, the third quarter 1997 acquisition of AVP and the fourth quarter 1997 acquisition of Crystal. The following table sets forth information with respect to net sales of the Company's product groups for the periods presented:

                                                                 THREE MONTH31,NDED MARCH
                                                        -------------------------------------------
                                                                     % OF                   % OF
                                                          1997     NET SALES     1998     NET SALES
                                                          ----     ---------     ----     ---------
                                                                  (DOLLARS IN THOUSANDS)
Consumer Packaging....................................  $ 72,048      56.3     $ 81,383      59.8
Industrial Packaging..................................    55,816      43.7       54,785      40.2
                                                        --------     -----     --------     -----
     Total............................................  $127,864     100.0     $136,168     100.0
                                                        ========     =====     ========     =====

     Consumer Packaging net sales increased by 13.0% during the first quarter of 1998 from the corresponding period in 1997, primarily from incremental sales associated with the 1997 acquisitions. Additionally, the sales increase is the result of increased unit sales volume of extruded sheet and film, offset by decreased average selling prices in 1998 compared to 1997. Sales of converted plastic and paper products for food applications, excluding the sales relating to the 1997 acquisitions, increased approximately 6.5% during 1998 compared to the prior year.

     Industrial Packaging net sales decreased by 1.8% during the first quarter of 1998 from the corresponding period in 1997, primarily due to decreased unit volume of the Company's protective packaging products and slightly decreased pricing on the Company's surface protection products (primarily associated with lower raw material costs). The number of tons and average net selling price of recycled and specialty paper during the first quarter of 1998 was consistent with the prior year.

  Gross Profit

     The Company's gross profit increased 19.4% during the first quarter of 1998 compared to the corresponding period in the prior year primarily as a result of the increased sales volume, the incremental effects from the 1997 acquisitions and strong cost control across all businesses. Gross profit margin increased to 23.1% during the first quarter of 1998 compared to 20.6% during the first quarter of 1997. The increase in gross profit margin resulted from improved absorption and a favorable product mix associated with the 1997 acquisitions, improved cost control across all businesses and reduced energy costs for the Company's recycled and specialty paper business. The gross profit margin increase was partially offset by the severe weather in Canada during January, downtime on the European extrusion line for a planned upgrade and decreased profitability of the Company's polymerization operations.

  Operating Expenses

     Selling and administrative expenses increased 10.6% during the first quarter of 1998 primarily as a result of the 1997 acquisitions. As a percentage of net sales, selling and administrative expenses increased to 11.9% during the first quarter of 1998 compared to 11.4% during the same period in the prior year primarily because of the higher selling and administrative expenses associated with the Company's 1997 acquisitions and reduced sales of the Company's protective packaging products.

     Amortization of intangibles increased 84.8% during the first quarter of 1998 compared to the same period in 1997 as a result of increased goodwill and non-compete agreement amortization associated with the 1997 acquisitions.

  Income from Operations

     Income from operations was $15.4 million during the first quarter of 1998 compared to $11.8 million during the first quarter of 1997. The increase in income from operations is primarily a result of the 1997 acquisitions and improved gross profit. Operating margin was 11.3% for the first quarter of 1998 compared to operating margin of 9.2% during the first quarter of 1997. The increase in operating margin is primarily due to the increased gross profit margin partially offset by increased selling and administrative expenses as a percentage of net sales.

  Interest Expense

     Interest expense during the first quarter of 1998 was $6.5 million compared to $11.1 million during the same period in 1997. The decrease is the result of lower outstanding aggregate indebtedness and lower interest rates associated with the 1997 Common Stock Offering and debt refinancing.

  Income Taxes

     The Company's effective tax rate for the first quarter of 1998 was 40% reflecting an effective federal tax provision of 35% and an effective state tax provision approximating 5%. The Company's income tax provision during the first quarter of 1997 reflects primarily state and foreign tax and federal alternative minimum tax (due to federal net operating loss carryforwards).

  Net Income

     Net income increased to $5.3 million during the first quarter of 1998 compared to net income of $0.3 million in the prior year. The increase in net income is the result of the improved income from operations and decreased interest expense.

  Earnings per share

     Diluted earnings per share increased to $0.26 during the first quarter of 1998 compared to $0.03 during the first quarter of 1997. The increase is the result of the increased net income partially offset by a greater number of shares outstanding associated with the 1997 Common Stock Offering.

  Adjusted EBITDA

     Adjusted EBITDA includes income from operations adjusted to exclude depreciation and amortization expenses, goodwill write-off and special charges. The Company believes that Adjusted EBITDA provides additional information for determining its ability to meet future debt service requirements. However, Adjusted EBITDA is not a defined term under GAAP and is not indicative of operating income or cash flow from operations as determined under GAAP.

     The following table sets forth information with respect to Adjusted EBITDA of the Company's product groups for the periods presented.

                                                     THREE MONTHS ENDED MARCH 31,
                                             --------------------------------------------
                                                          % OF                    % OF
                                              1997      NET SALES     1998      NET SALES
                                              ----      ---------     ----      ---------
                                                        (DOLLARS IN THOUSANDS)
Consumer Packaging.......................    $11,220      15.6       $15,147       18.6
Industrial Packaging.....................      8,327      14.9         9,103       16.6
Corporate Expense........................     (1,543)       --        (1,673)        --
                                             -------                 -------
  Total..................................    $18,004      14.1       $22,577       16.6
                                             =======                 =======

     The Company's Adjusted EBITDA increased 25.4% from $18.0 million to $22.6 million and Adjusted EBITDA margin increased from 14.1% to 16.6% during the first quarter of 1998 compared to the same period in 1997. The 35.0%, or $3.9 million, increase in Consumer Packaging's Adjusted EBITDA in the current quarter is primarily attributable to the incremental Adjusted EBITDA from the Company's 1997 acquisitions and a favorable mix of extruded sheet and film products. The increase was partially offset by reduced Adjusted EBITDA associated with the severe weather in Canada during January, downtime on the European extrusion line for a planned upgrade and decreased profitability of the Company's polymerization operations. The increase in Industrial Packaging's Adjusted EBITDA of 9.3%, or $776,000, is primarily due to decreased energy costs in the Company's recycled and specialty paper business.

RESULTS OF OPERATIONS -- FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

  Net Sales

     The Company's net sales increased by 19.2% during the year ended December 31, 1997 over the Company's net sales during the corresponding period in 1996 primarily as a result of incremental sales volume associated with recently completed acquisitions, including the 1997 acquisitions (the European OPS Business, M&R, AVP and Crystal) and the 1996 acquisitions (Plastofilm and Trio). Net sales for the year ended December 31, 1996 were consistent with 1995, as incremental sales from the 1996 acquisitions and unit volume increases were offset by lower average selling prices. The following table sets forth information with respect to net sales of the Company's product groups for the periods presented.

                                                     % OF                     % OF                     % OF
                                         1995      NET SALES      1996      NET SALES      1997      NET SALES
                                         ----      ---------      ----      ---------      ----      ---------
                                                               (DOLLARS IN THOUSANDS)
Consumer Packaging.................    $219,806       48.7      $234,584       51.9      $313,695       58.3
Industrial Packaging...............     231,763       51.3       217,223       48.1       224,780       41.7
                                       --------      -----      --------      -----      --------      -----
     Total.........................    $451,569      100.0      $451,807      100.0      $538,475      100.0
                                       ========      =====      ========      =====      ========      =====

     Consumer Packaging's net sales increased by 33.7% in 1997 from 1996 levels and 6.7% in 1996 from 1995 levels. The increase in 1997 net sales compared to 1996 is primarily the result of incremental sales volume associated with the 1997 acquisitions and a full year effect of the 1996 acquisitions. Additionally, the 1997 increase is the result of increased unit sales volume of extruded sheet and film and converted plastic and paper products partially offset by decreased average selling prices. The increase in 1996 compared to 1995 is the result of increased unit sales volume of extruded sheet and film and the third quarter 1996 acquisitions of Plastofilm and Trio partially offset by a decrease in average selling prices of substantially all products (primarily related to lower raw material costs during 1996). Late in 1995, Consumer Packaging increased OPS extrusion capacity with the completion of a new extrusion line in Manteno, Illinois. With this increased capacity, the Company sold 16.9% more pounds of extruded sheet and film during 1996 than during 1995. The 1996 increases in volume were partially offset by a decrease of 15.5% in the average selling price per pound of OPS in 1996 compared to 1995 (primarily related to lower raw material costs during 1996). Net sales of converted plastic and paper products were consistent during 1996 compared to 1995 reflecting slightly increased unit volume offset by decreased average selling prices (primarily related to lower raw material costs during 1996).

     Industrial Packaging's net sales increased by 3.5% in 1997 from 1996 and decreased by 6.3% in 1996 from 1995. The increase in 1997 from 1996 is attributable to increased unit sales volume of recycled and specialty lightweight paper and protective packaging (primarily surface protection masking products). The 1997 increase was partially offset by a decline in the unit sales volume of coated and laminated products and decreased average selling prices for the Company's recycled and specialty lightweight paper. During 1997, the unit sales volume of recycled and specialty lightweight paper increased 9.8% but the average selling price decreased 4.0%. The decrease in net sales in 1996 from 1995 is primarily attributable to a decrease in the unit sales volume and average selling price of the Company's recycled and specialty lightweight paper and a significant decrease in the net sales volume of coated paper for stamp applications, partially offset by increased net sales of protective packaging products. During 1996, the unit sales volume of recycled and specialty lightweight paper decreased 9.1% and the average selling price decreased 13.0% due to declining raw material costs and aggressive competitive pricing in the industry. The 1996 decrease in net sales volume was partially offset by increased net sales of protective packaging products, primarily associated with the third quarter 1995 acquisition of PPI and increased net sales of masking and cohesive products for applications in the automotive, housing and mail order industries.

  Gross Profit

     The Company's gross profit increased 19.2% during 1997 compared to 1996 primarily as a result of the recently completed acquisitions and the increased unit sales volume. The increased gross profit during 1997 was partially offset by decreased margins in the Company's recycled and specialty paper operations and in the Company's polymerization operations. Gross profit margin was 22.2% in both 1997 and 1996.

     The Company's gross profit increased 17.9% during 1996 compared to 1995 primarily as a result of the acquisitions and increased unit sales volume discussed above, the increased profitability of the Company's converted plastic and converted paper operations, the incremental effects of the Trio, Plastofilm and PPI acquisitions and decreased raw material costs (including styrene monomer, polystyrene, OCC, DLK and virgin pulp). These increases were offset, in part, by the decreased profitability of the Company's polymerization operations and specialty and lightweight paper operations. Gross profit margin increased to 22.2% in 1996 from 18.9% in 1995. The gross profit margin increase during 1996 is primarily attributable to cost decreases for certain of the Company's raw materials and improved operational efficiencies as a result of greater unit volume of extruded sheet and film.

  Operating Expenses

     Selling and administrative expenses increased 24.1% during 1997 compared to 1996 primarily as a result of the recently completed acquisitions. As a percentage of net sales, selling and administrative expenses increased to 10.9% in 1997 compared to 10.5% in 1996 primarily due to the higher selling and administrative expenses associated with the Company's recently acquired medical and electronics packaging products group and the additional management committed to the Company's surface protection products group. Such increase was partially offset by a reduction in incentive compensation.

     Selling and administrative expenses increased 11.5% during 1996 compared to 1995 and as a percentage of net sales increased to 10.5% during 1996 compared to 9.4% in 1995. The increase in selling and administrative expenses is primarily attributable to the PPI, Plastofilm and Trio acquisitions. The increase as a percentage of net sales is attributable to the decreases in the Company's average selling price as discussed above.

     Amortization of intangibles increased during 1997 compared to 1996 as a result of the incremental goodwill amortization associated with the recent acquisitions. Amortization of intangibles decreased during 1996 compared to 1995 as a result of the accelerated write-off of a non-compete agreement of $1.1 million during 1995.

     During 1995, the Company wrote off $13.5 million of the goodwill associated with a portion of its Industrial Packaging businesses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- For the Years Ended December 31, 1997, 1996 and 1995 -- Goodwill Write-off."

     During the third quarter of 1997, the Company recorded a nonrecurring non-cash compensation charge of $53.3 million in connection with the Company's conversion, pursuant to the IPC Option Plan, of the IPC Options into 2,114,133 newly issued shares of the Company's common stock and newly issued stock options exercisable for 817,067 shares of the Company's common stock. The nonrecurring compensation charge consists of (i) a non-cash compensation charge of $33.8 million associated with the conversion of the IPC Options into shares of the Company's common stock and (ii) a non-cash compensation charge of $19.5 million associated with the accrual of future Company payments to senior management of an amount which (after taxes) will enable such management to pay interest on the loans made to them by the Company. Such loans were made to senior management pursuant to the IPC Option Plan to enable them to pay their individual income taxes payable in connection with the conversion of the IPC Options.

     The $5.0 million of special charges taken in 1995 is comprised of the following: a $2.3 million charge associated with cash payments made under IPC's long-term special incentive agreement with senior management; a $2.0 million charge associated with the costs related to the Company's attempted public equity offering during the fourth quarter of 1995; and a reduction of land value of $760,000 associated with the Company's donation of a portion of its Chagrin Falls, Ohio paper mill site to the Village of Chagrin Falls.

  Goodwill Write-off

     During 1995, a portion of the Industrial Packaging businesses (such portion having been acquired primarily in the 1989 acquisition of L&CP Corporation) had experienced less sales volume growth and lower profitability than anticipated. As a consequence, and in response to dynamic market conditions, during the second quarter of 1995 the Company realigned the management of these businesses based on three distinct operating units -- masking, graphics and other protective products. Consistent with its accounting policy at that time, the Company made a reassessment of the goodwill for these businesses as of the second quarter of 1995 and concluded that the goodwill for the graphics and protective products businesses was impaired. Accordingly, the Company recorded an impairment of $13.5 million during the second quarter of 1995. See Notes 2 and 15 to the Company's consolidated financial statements.

  Income from Operations

     Income from operations and operating margin were $6.3 million and 1.2%, respectively, during 1997, compared to $52.3 million and 11.6%, respectively, during 1996 and $22.3 million and 4.9%, respectively, during 1995. The decrease in the income from operations in 1997 compared with 1996 is the result of the special charge recorded in 1997. Without this special charge, operating income and margin would have been $59.6 million and 11.1%, respectively in 1997. The increase in 1997 operating income (before special charge) is primarily the result of the recently completed acquisitions and the decrease in the 1997 operating margin (before special charge) is the result of the increased operating expenses as a percentage of net sales. The increase in 1996 income from operations and operating margin compared to 1995 primarily results from the $13.5 million goodwill write-off and $5.0 million of special charges recorded during 1995. Without these special charges during 1995, operating income and operating margin would have been $40.7 million and 9.0%, respectively, in 1995. The increase in 1996 income from operations and operating margin over 1995 income from operations and operating margin (before the 1995 write-off of goodwill and the special charges) was attributable to the improved gross profit and gross profit margin discussed above.

  Interest Expense

     Interest expense during 1997 was $41.9 million compared to $42.7 million and $43.3 million during 1996 and 1995, respectively. The decrease in 1997 interest compared to 1996 is the result of the 1997 Common Stock Offering and refinancing completed during the fourth quarter of 1997. The decrease in 1996 from 1995 primarily results from lower interest rates during 1996 as a result of the Company's refinancing of its senior credit facility during the fourth quarter of 1995. The Company's interest expense should be reduced in 1998 as a result of the refinancing associated with the 1997 Common Stock Offering.

  Income Taxes

     The Company's tax benefit for 1997 reflects the deferred benefit of the pre-tax loss recorded in 1997 and a $13.2 million deferred benefit associated with the reversal of a portion of the Company's valuation allowance for deferred tax assets. During the third quarter of 1997, the Company determined that it was more likely than not that a portion of its deferred tax assets (comprised primarily of net operating loss carryforwards) would be realizable given the 1997 Common Stock Offering and refinancing. The Company's tax provisions during 1996 and 1995 primarily reflect provisions for federal alternative minimum tax and state taxes.

  Extraordinary Loss

     The extraordinary loss in 1997 of $26.7 million (net of tax of $15.0 million) consists of $32.3 million of premiums paid to retire the 13 1/4% Discount Debentures and the 12 1/2% Subordinated Notes, the write-off of $8.2 million of deferred financing costs related to the retired debt and the refinancing of the Company's senior credit facility, and $1.2 million of expenses incurred to retire the debt and the existing credit facility.

     The extraordinary loss in 1995 reflects the write-off of deferred loan costs of $2.4 million written off in connection with the refinancing of IPC's existing credit facility with a $160 million senior credit facility during the fourth quarter of 1995.

  Net Income/Loss

     Net loss was $36.3 million in 1997 compared to net income of $8.7 million in 1996. The net loss during 1997 is primarily the result of the special charge and extraordinary loss recorded during 1997.

     Net income was $8.7 million in 1996 compared to a net loss of $24.5 million in 1995. The improved net income during 1996 is primarily the result of the Company's improved gross profit during 1996 and the $13.5 million goodwill write-off and $5.0 million of special charges recorded during 1995.

  Adjusted EBITDA

     Adjusted EBITDA includes income from operations adjusted to exclude depreciation and amortization expenses, goodwill write-off and special charges. The Company believes that Adjusted EBITDA provides additional information for determining its ability to meet future debt service requirements. However, Adjusted EBITDA is not a defined term under GAAP and is not indicative of operating income or cash flow from operations as determined under GAAP.

     The following table sets forth information with respect to Adjusted EBITDA of the Company's product groups for the periods presented.

                                                            YEAR ENDED DECEMBER 31,
                                        ---------------------------------------------------------------
                                                    % OF                  % OF                  % OF
                                         1995     NET SALES    1996     NET SALES    1997     NET SALES
                                         ----     ---------    ----     ---------    ----     ---------
                                                            (DOLLARS IN THOUSANDS)
Consumer Packaging....................  $36,954     16.8      $43,776     18.7      $56,704     18.1
Industrial Packaging..................   31,744     13.7       37,694     17.4       36,118     16.1
Corporate expenses....................   (5,609)      --       (6,446)      --       (6,018)      --
                                        -------               -------               -------
     Total............................  $63,089     14.0      $75,024     16.6      $86,804     16.1
                                        =======               =======               =======

     The Company's Adjusted EBITDA increased by $11.8 million to $86.8 million in 1997, an Adjusted EBITDA margin of 16.1%, compared to 1996 Adjusted EBITDA of $75.0 million and an Adjusted EBITDA margin of 16.6%. The increase in Consumer Packaging's Adjusted EBITDA during 1997 is primarily attributable to the incremental Adjusted EBITDA from the recently completed acquisitions and the improved profitability associated with the increased sales volume of extruded sheet and film and converted plastic and paper products. The 1997 increase was partially offset by decreased profitability of the Company's polymerization operations and poor European thermoforming operating performance. The decrease in Industrial Packaging's Adjusted EBITDA during 1997 is the result of weak margins in the Company's recycled and specialty paper operations and increased operating expenses in the Company's surface protection business. Corporate expense decreased 6.6% from $6.4 million to $6.0 million primarily as a result of reduced incentive compensation.

     The Company's Adjusted EBITDA increased by $11.9 million to $75.0 million in 1996, an Adjusted EBITDA margin of 16.6%, compared to 1995 Adjusted EBITDA of $63.1 million and an Adjusted EBITDA margin of 14.0%. The increase in Consumer Packaging's Adjusted EBITDA during 1996 is primarily attributable to the increased gross profit associated with the extruded sheet and film volume increases, improved operating performance of converted plastic and paper operations and incremental Adjusted EBITDA from Plastofilm. Such increases were partially offset by decreased profitability of the Company's polymerization operations. The increase in Industrial Packaging's Adjusted EBITDA during 1996 is primarily the result of the incremental Adjusted EBITDA from PPI and the improved sales volume of protective packaging products. Corporate expenses increased 14.9% from $5.6 million to $6.4 million primarily as the result of increased incentive compensation.

LIQUIDITY AND CAPITAL RESOURCES

Recent Developments

     The Company intends to use the proceeds of the Offerings to reduce a portion of the borrowing under the Revolving Credit Facility, including a portion of the indebtedness which the Company incurred in connection with the acquisition of Ultra Pac, the refinancing of Ultra Pac's indebtedness and related expenses. After giving effect to the completion of the Offerings and the incurrence of indebtedness related to the acquisition of Ultra Pac, at March 31, 1998, the Company would have borrowed approximately $89.6 million under its $175.0 million Revolving Credit Facility and would have had approximately $39.2 million available under its Revolving Credit Facility (taking into account letters of credit issued under the Revolving Credit Facility). The Company is currently considering a variety of financing alternatives to increase its borrowing capacity, although there can be no assurance that the Company will successfully obtain such additional capacity.

Historical Liquidity and Capital Resources

     At March 31, 1998, the Company had cash and cash equivalents of $6.7 million and $115.6 million was available under the revolving credit portion of the Credit Facility. IPC's working capital at March 31, 1998 was $50.6 million.

     The primary short-term and long-term operating cash requirements for the Company are for debt service, working capital, acquisitions and capital expenditures. The Company expects to rely on cash generated from operations supplemented by the Revolving Credit Facility borrowings to fund the Company's principal short-term and long-term cash requirements.

     The Credit Facility is comprised of a $150.0 million Term A Loan (the
"Term A Loan"), a $150.0 million Term B Loan (the "Term B Loan" and, collectively with the Term A Loan, the "Term Loan Facility") and the $175.0 million Revolving Credit Facility (up to $65.0 million of which may be in the form of letters of credit). The Term A Loan is required to be repaid in quarterly payments totaling $3.75 million in 1997, $16.25 million in 1998, $21.25 million in 1999, $25.0 million in 2000, $26.25 million in 2001, $31.25 million in 2002 and $26.25 million in 2003 and the Term B Loan is required to be repaid in quarterly payments totaling $1.5 million per annum through September 30, 2003 and four installments of $35.25 million on December 31, 2003, March 31, 2004, June 30, 2004 and September 30, 2004. The interest rate of the Credit Facility can be, at the election of IPC, based upon LIBOR or the Adjusted Base Rate, as defined therein, and is subject to certain performance pricing adjustments. The Term A Loan and loans under the Revolving Credit Facility bear interest at rates up to LIBOR plus 1.625% or the Adjusted Base Rate plus

0.625%. As of March 31, 1998, such rates are LIBOR plus 1.375%. The Term B Loan bears interest at rates up to LIBOR plus 2.00% or the Adjusted Base Rate plus 1.00%. As of March 31, 1998, such rate is LIBOR plus 1.75%. Borrowings are secured by substantially all the assets of the Company and its subsidiaries. The Revolving Credit Facility and Term A Loan will terminate on September 30, 2003 and the Term B Loan will terminate on September 30, 2004. Under the Credit Facility, IPC is required to maintain certain financial ratios and levels of net worth and future indebtedness and dividends are restricted, among other things. The Company believes it is currently in compliance with the terms and conditions of the Credit Facility in all material respects.

     During 1997, the Company entered into interest rate swap agreements with a group of banks having notional amounts totaling $100.0 million through November 5, 2002. These agreements effectively fix a portion of the Company's LIBOR base rate at 6.12% during this period. Concurrently with the implementation of the swap agreements, the Company also entered into no cost interest rate collar agreements with a group of banks having notional amounts totaling $100.0 million through November 5, 2002. These collar agreements effectively fix the LIBOR base rate at a maximum of 7.00% and allow for the Company to pay the market LIBOR from a floor of 5.55% to the maximum rate. If LIBOR falls below 5.55%, the Company is required to pay the floor rate of 5.55%. During 1996, the Company entered into interest rate swap agreements for the term loans for notional amounts totaling $60.0 million through January 19, 1999. Such agreements effectively fix the Company's LIBOR base rate at 5.33% during this period. Income or expense related to settlements under these agreements are recorded as adjustments to interest expense in the Company's financial statements.

     IPC's industrial revenue bonds require monthly interest payments and are due in varying amounts and dates through 2009. Certain letters of credit under the Credit Facility provide credit enhancement for IPC's industrial revenue bonds.

     The Company made capital expenditures of $6.7 million, $25.4 million, $17.6 million and $19.4 million in the three months ended March 31, 1998 and the years 1997, 1996 and 1995, respectively. The Company was not committed under any material contractual obligations for capital expenditures as of March 31, 1998.

     The Company is currently undergoing an enterprise-wide assessment of its Year 2000 expenses. Currently the Company does not anticipate encountering significant problems in adapting its system to the Year 2000 nor are the incremental costs associated with becoming Year 2000 compliant considered to be material, although there can be no assurance that this will be the case.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  Disclosures about Segments of an Enterprise and Related Information

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which established standards for reporting information about operating segments in annual financial statements and interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997 and requires presentation of prior period financial statements for comparability purposes. The Company is currently evaluating its required disclosures under SFAS No. 131 and expects to adopt this standard during the year ended December 31, 1998.

                                    BUSINESS

GENERAL

     Ivex is a vertically integrated specialty packaging company that designs and manufactures value-added plastic and paper-based flexible packaging products. The Company believes that it is the leading provider of customized packaging in selected specialty markets, ranking first or second in markets representing approximately 65% of the Company's revenues. Ivex has increased sales and profitability by focusing on niche markets that provide attractive margins and growth and where the Company's integrated manufacturing capabilities enhance its competitive position. Ivex serves a variety of markets, providing packaging for food, medical devices and electronic goods and protective packaging for industrial products.

     Over the past several years, the Company has executed a comprehensive growth strategy based upon (i) achieving internal growth through product extensions and further penetration into higher growth markets and (ii) growth through strategic acquisitions. The Company has completed eight such acquisitions since 1995. Since 1994, Adjusted EBITDA and Adjusted EBIT have increased at compound annualized growth rates of 17.8% and 23.9%, respectively.

     The core businesses of the Company were acquired between 1988 and 1991. The acquisitions of four established companies, Kama Corporation, Ivex Corporation, L&CP Corporation and IPMC, Inc. were part of an overall strategic plan to create a vertically integrated specialty packaging company. In December 1992, in connection with the incorporation of IPC, the Company changed its name from Ivex Packaging Corporation to Ivex Holdings Corporation and IPC changed its name from New Packaging Corporation to Ivex Packaging Corporation. In August 1995, the Company changed its name from Ivex Holdings Corporation to Ivex Packaging Corporation and IPC changed its name from Ivex Packaging Corporation to IPC, Inc. Since August 1995, the Company has augmented its core businesses through the acquisitions of PPI, Plastofilm, Trio, the European OPS Business, M&R, AVP, Crystal and Ultra Pac.

MARKETS

     Consumer Packaging. The Consumer Packaging product group designs and manufactures plastic and paper-based products for food packaging applications and for applications in the medical and electronics industries. The Company produces a broad array of items, including plastic containers for prepared foods, produce and baked goods; specialty paper products such as fluted baking cups and liners for cookies and other baked goods; microwaveable packaging materials; and protective packaging for medical devices and electronics products. The Consumer Packaging product group markets its products to a variety of end users, including national wholesale bakeries, supermarket chains, foodservice distributors, fast-food chains, major agricultural growers, medical equipment suppliers and electronics manufacturers. The Company also manufactures a variety of plastic sheet and film products from several different resins for internal use and sales to third party converters. Ivex is the leading producer of OPS sheet in North America and, with its acquisition of Ultra Pac in 1998, is a leading producer of PET food packaging in North America. The Consumer Packaging product group represented approximately 59% of the Company's net sales and 62% of the Company's Adjusted EBITDA during the 12 months ended March 31, 1998. The Company's Consumer Packaging product group is hereinafter sometimes referred to as "Consumer Packaging".

     Industrial Packaging. The Industrial Packaging product group manufactures and coats film, paper and foil products for protective packaging and specialty papers. The Company produces products for some of the fastest growing applications in the protective packaging industry, including film and paper maskings and self-sealing coated packaging applications. These products are marketed primarily to consumer durable goods manufacturers, automotive companies, other industrial manufacturers and integrated paper producers. The Company also manufactures a variety of recycled kraft paper made from post-consumer and post-industrial fibers and specialty lightweight paper made primarily from virgin pulp for internal use and sales to third party converters. The Industrial Packaging product group represented approximately 41% of the Company's net sales and 38% of the Company's Adjusted EBITDA during the 12 months ended March 31, 1998. The Company's Industrial Packaging product group is hereinafter sometimes referred to as "Industrial Packaging".

     The following table illustrates the wide variety of products that Ivex manufactures:

                            12 MONTHS ENDED
                                31,R1998
                         ----------------------
                                       ADJUSTED
     PRODUCT GROUP        NET SALES     EBITDA           PRODUCTS               CUSTOMERS            END PRODUCT USES
     -------------        ---------    --------          --------               ---------            ----------------
                         (DOLLARS IN THOUSANDS)
Consumer Packaging.....   $323,030     $60,631    Plastic containers,     Supermarkets,           Plastic hinged and
                                                  corrugated paper        foodservice             two-piece containers,
                                                  liners and specialty    distributors, fast      trays for deli foods,
                                                  paper products, OPS     food chains, bakery     salads, cookies,
                                                  sheet and film, HIPS    and confectionery       berries and cakes,
                                                  sheet, PET sheet, PP    companies, food         film for envelope and
                                                  sheet, PVC sheet and    processors, plastic     box windows,
                                                  HDPE sheet              converters, envelope    protective plastic
                                                                          and folding carton      packaging for medical
                                                                          manufacturers, medical  and electronics
                                                                          device and supply       applications, paper
                                                                          companies and           liners for cookies,
                                                                          electronics             microwaveable
                                                                          manufacturers           packaging materials,
                                                                                                  fluted bakery cups and
                                                                                                  specialty paper
                                                                                                  products
Industrial Packaging...    223,749      36,894    Protective packaging,   Automotive companies,   Paper and film
                                                  including coated paper  consumer durables       protective masking
                                                  and plastic, single     manufacturers, other    materials, cohesive
                                                  face corrugated paper,  industrial              self-sealing packaging
                                                  shippers and mailers    manufacturers, paper    papers, coated papers
                                                  and manufactured        distributors and        for stamps, labels and
                                                  paper, including kraft  manufacturers of        business forms, single
                                                  papers and specialty    postage stamps,         face corrugated paper
                                                  lightweight virgin      business forms and      for packaging,
                                                  papers                  paper converters        shippers and mailers,
                                                                                                  grocery and food bags,
                                                                                                  specialty lightweight
                                                                                                  papers for fast food
                                                                                                  and candy wrappers
Corporate Expenses.....                 (6,148)
                          --------     -------
Total..................   $546,779     $91,377
                          ========     =======

BUSINESS STRATEGY

     Ivex seeks to differentiate itself from other packaging providers by offering customized packaging that addresses the specialized needs of its customers. The Company's goal is to be the number one or number two provider of customized packaging in its markets. Ivex believes it has a number of key strengths that support its ability to implement this strategy:

     Focus on Niche Markets. Ivex focuses primarily on markets with attractive margin and growth characteristics. The Company's markets include the in-store bakery, delicatessen and prepared food sections of supermarkets; foodservice outlets; medical equipment and electronics goods manufacturers; and users of industrial protective masking. The Company believes that these markets have been among the fastest growing for packaging products over the past several years. Each of these is characterized by few competitors, technological barriers to entry, significant customer service requirements and attractive growth potential.

     Broad Product Range. Ivex manufactures a broad range of plastic and paper-based stock and customized packaging products to provide a full service approach to fulfilling its customers' packaging needs. Through its multi-resin extrusion and thermoforming capabilities, Ivex is able to offer its customers a variety of plastic packaging solutions. The Company believes its breadth of product range and customization capabilities are competitive advantages that allow it to be more responsive to, and provide a single supply source for, many of its customers' packaging needs. Further, these capabilities enhance the Company's ability to adapt to changing market preferences.

     Flexible Design and Engineering. Ivex seeks to maximize opportunities within niche markets by providing its customers with lower-cost product development and shorter lead times than its competitors. The Company delivers these benefits through research and development and technical expertise such as computer-aided design and manufacturing and extensive in-house mold-making capabilities.

     Vertical Integration. Ivex pursues a vertically integrated operating strategy in order to maximize product quality, minimize the influence of external commodity price fluctuations and maintain its low-cost position. Within Consumer Packaging, the Company operates two polymerization, eight extrusion and thirteen thermoforming facilities. In 1997, the Company produced 37% of its polystyrene needs and 100% of its OPS sheet needs internally, resulting in a significant advantage over competitors that purchase these materials in the open market. Within Industrial Packaging, the Company's polyethylene film and paper facilities provide important source products and product development capabilities for many of the Company's protective packaging products.

     Proprietary Technology. Ivex's proprietary technology strengthens its product quality, market position and growth prospects in existing markets as well as new product and geographic markets. Examples of the Company's proprietary technology used by Consumer Packaging include extensive extrusion process technology, low residual monomer polymerization technology and the capability to manufacture OPS film to a gauge of less than one-thousandth of an inch. Because of its proprietary production technology, the Company's OPS is recognized as having a high level of quality within the industry. Within Industrial Packaging, the Company utilizes many customized adhesive and cohesive formulations in its surface protection and self-sealing products which strengthen its market position and product development capabilities.

     Broad Distribution Network. The geographic breadth of Ivex's manufacturing and distribution network, including 28 plants in North America and Europe and an extensive network of sales representatives, is another significant advantage over the Company's competitors, which are often smaller and regionally based. Ivex's distribution network allows it to meet the broad geographic needs of its larger customers from a single source, which is an advantage as customers seek to reduce their number of suppliers. Extensive geographic coverage also reduces transportation costs and contributes to the Company's cost competitiveness.

GROWTH STRATEGY

     Over the past several years, Ivex has executed a comprehensive growth strategy based upon (i) internal growth through product extensions and further penetration into higher growth markets and (ii) growth through strategic acquisitions. Since 1994, Adjusted EBITDA and Adjusted EBIT have increased at compound annualized growth rates of 17.8% and 23.9%, respectively, and, excluding such acquisitions, of 10.9% and 17.2%, respectively. The Company believes it can continue growing sales and earnings through its growth strategy as well as through utilizing excess cash flow to reduce debt and interest expense.

     Internal Growth. Ivex intends to utilize its business strategy and strong market position to capitalize on a number of emerging industry trends. As supermarkets, bakeries and foodservice distributors consolidate packaging vendors to create efficiencies, the Company plans to use its broad product offerings and distribution capabilities to capture market share through increased sales to these customers. Consumer trends toward convenient, ready-to-eat food products and the increased utilization of clear plastic packaging for more appealing presentation within the delicatessen, bakery and produce sections of supermarkets are resulting in increasing use of OPS sheet. As the leading producer of OPS sheet in North America, Ivex believes that it will experience increased production and sales of OPS sheet. In addition, manufacturers are increasingly realizing the quality and cost/benefit advantage of using protective packaging and masking to protect products from damage or breakage during manufacturing, handling, storage and shipping. This trend creates additional demand for the Company's protective masking products and corrugated cushioning materials.

     Acquisitions. Ivex has pursued a disciplined acquisition program of "bolt-on" acquisitions that are easily integrated into the Company's operations and that meet certain defined strategic and financial return criteria. Since 1995, Ivex has completed eight acquisitions that achieve a number of strategic objectives:

     - apply existing technology to new products and markets (the acquisitions of Plastofilm and Crystal added medical and electronics end markets);

     - fill out or extend existing product lines and markets (the acquisition of Trio added multi-resin capabilities, the acquisition of PPI expanded surface protection product offerings and the acquisition of Ultra Pac expanded the Company's presence in PET);

     - expand geographical presence (the acquisitions of M&R and AVP in Canada and the European OPS Business in the United Kingdom extended operations outside the United States); and

     - create rationalization opportunities (the integration of Plastofilm's extrusion operation into Trio created a lower-cost operation).

As a market leader with a broad range of products and proven capabilities, the Company believes that it is well positioned to continue to successfully apply its acquisition and operating expertise to take advantage of consolidation opportunities within the highly fragmented specialty packaging market.

CONSUMER PACKAGING

     General. The Consumer Packaging product group is an integrated manufacturer of plastic and paper products for use in a wide array of food applications and medical and electronics packaging applications. The food packaging products are typically used for items sold in supermarkets, wholesale and retail bakeries, fast-food restaurants and institutional foodservice outlets. The Company's medical packaging products typically are used by the major medical supply companies for sterility packaging and its electronics packaging products generally are used by electronics manufacturers as cushioning materials.

     Products. Consumer Packaging's products consist primarily of thermoformed plastic containers used in food, medical and electronics markets and paper products used in food packaging applications. Thermoformed plastic packaging includes hinged and two-piece containers, trays for delicatessen foods, salads, cookies, cakes and other items, sterility packaging for medical applications and cushioning products for the electronics industry. Paper products consist of single face corrugated paper liners for cookies and other baked goods, microwaveable materials, fluted cups for baking and other specialty paper products.

     As part of its integrated operations, Ivex is the largest manufacturer of OPS sheet in North America, and also produces OPS film, high impact polystyrene ("HIPS") sheet, PET sheet, polypropylene ("PP") sheet, high density polyethylene ("HDPE") sheet and polyvinyl chloride ("PVC") sheet. OPS sheet is widely used in packaging applications where clarity, rigidity and material yield are significant considerations. HIPS sheet is used in similar applications where clarity is not as important, but where additional stress or crack resistance is required. PET, PP, HDPE and PVC sheet are also typically used in applications that require stress or crack resistance. OPS film is a thinner gauge version of OPS sheet with applications primarily in windows for envelopes and folding cartons as well as labels. The Company is one of the largest producers of OPS film in North America and believes that it is the only company in North America able to manufacture OPS film to a thickness of one-thousandth of an inch. The Company's OPS sheet and film, HIPS sheet, PET sheet, PP sheet, HDPE sheet and PVC sheet are marketed under the Company's Kama(R) and Ultra Pac(R) brand names.

     Markets. The principal markets for Ivex's food packaging products include supermarkets, particularly in-store bakery, delicatessen, and prepared food sections; national wholesale bakeries; and foodservice outlets, particularly fast-food restaurants and institutions such as schools, hospitals and corporate cafeterias. The Company's position in these markets results from the quality of its OPS sheet, its customized product development capabilities, its ability to provide both plastic and paper products and its long-term relationships with key accounts. The Company believes the supermarket and foodservice segments have been two of the fastest growing markets for food packaging products over the past several years. This growth has been fueled by the expansions of bakery, delicatessen and take-out departments and by increased merchandising efforts by supermarkets in other areas such as produce and floral. Growing customer demand for freshness and convenience has increased the use of plastic packaging. In addition, in the foodservice area, the Company's historical relationships with fast-food operators enable it to leverage its reputation as new packaging opportunities arise in this market segment. The principal markets for the Company's medical and electronics packaging include medical device and supply manufacturers and electronics manufacturers.

     Ivex employs a national sales force to service each of the specific market segments that it targets. Approximately half of the packaging customers are serviced through distributors, with the balance serviced directly by the Company's national account sales representatives. The Company markets to end-users served by its distributors, such as small and regional supermarkets and convenience food outlets, in order to establish "pull-through" demand through this distribution channel. Brokers are also used to further penetrate specific geographic markets and access prospective customers.

     Manufacturing. The Company's plastic packaging products are manufactured internally at the Company's two polystyrene polymerization, eight extrusion and thirteen thermoforming facilities. Polystyrene polymerization is the process of converting liquid styrene monomer into polystyrene through heat and agitation under high pressure. The Company produces high quality polystyrene as measured by the polystyrene's low residual monomer levels. The Company believes that its low residual monomer OPS affords it a quality advantage in certain areas of the food packaging industry where undesirable odor and taste transfer associated with high residual monomer levels are a concern.

     Extrusion is the process of converting plastic resin into plastic sheet and film used in the thermoforming process. In 1997, the Company produced approximately 77 million pounds of polystyrene resin and purchased approximately 104 million pounds of polystyrene resin and approximately 32 million pounds of other plastic resin from third-party sources. The Company is one of only two OPS producers that have polystyrene polymerization manufacturing facilities. This capability results in a competitive cost and quality advantage. Because of the Company's vertical integration and the technology employed in its extrusion operations, the Company believes it is one of the lowest cost producers of OPS in North America.

     Ivex's plastic thermoforming and paper converting operations are principally conducted in fourteen facilities located throughout North America and Europe. The Company's broad geographic coverage enables the Company to provide better customer service and reduce transportation costs. The Company's flexible manufacturing and engineering capabilities enable it to work with its customers to design custom packages. The Company believes that its strategically located manufacturing facilities, flexible manufacturing capabilities, in-house product engineering services and quality production expertise are all important competitive strengths.

INDUSTRIAL PACKAGING

     General. The Industrial Packaging product group is an integrated manufacturer and coater of a variety of film, paper and foil products for protective packaging and a manufacturer and coater of various grades of papers.

     Products. Protective packaging products include protective paper and film maskings; self-sealing coated packaging papers, films and corrugated paper; and heavy-duty mailing envelopes marketed under the brand names Jet-Lite(R), Jet-Cor(TM) and Jet-Pak(R). The Company's manufactured papers include post-consumer and post-industrial recycled paper products (including lightweight kraft paper for grocery and food bags and heavyweight crepe kraft paper for bag closures), and specialty lightweight papers from virgin pulp used in the flexible packaging and food packaging industries. The Company's coated papers include water-activated gummed papers used for postage stamps, labels, and envelopes, release papers used for high-pressure decorative laminates, and laminations used for lottery ticket stock and decorative labels.

     Markets. The Company's industrial packaging products are used in a wide variety of commercial and industrial applications.

     Ivex believes that it is one of the largest producers of industrial protective masking materials in North America. Management believes its strong position within the industrial protective masking market is a result of its chemical adhesive formulations and production technology. The Company's products in this market range from adhesive coated paper and films to coextruded films with adhesive properties. These paper and film maskings are used to protect surfaces during manufacturing, handling, storage and shipping. The Company's products must meet specifications for a broad array of surfaces requiring protection, including glass, plastic, wood, polished and painted metals, automotive trim, plastic laminates, furniture and marble.

     Ivex applies adhesive and cohesive coatings to paper, films and single face corrugated paper products for high-speed, high-volume, self-sealing packaging applications. A cohesive package is designed to stick to itself and not to the contents. The Company uses proprietary formulations of adhesive and cohesive materials to meet specialized customer requirements. Typical end-users of self-sealing packaging systems are the major U.S. automotive parts manufacturers and book publishers. The Company also produces water-activated gummed printing papers used for labels, commercial and postage stamps and business forms and release papers that are used in the manufacture of high pressure decorative laminates.

     All of Ivex's low density polyethylene film is used internally in the production of its film masking and self-sealing packaging products and approximately 25% of the Company's recycled kraft paper is used internally in the production of single face corrugated paper, cohesive coated paper and mailing envelopes. Principal third-party markets for the Company's manufactured paper products are food packaging, industrial packaging, bag converting and industrial converting, including grocery and food bags; envelopes; bag closures in pet food, seed, and fertilizer packaging; and fast-food and candy wrappers. These markets require high service levels, including fast delivery and the ability to produce a variety of colors, weights and formulations. Customers for the Company's manufactured paper products include large, integrated paper producers as well as packaging companies.

     Manufacturing. Ivex's primary raw materials for protective packaging products, principally low density polyethylene, specialty chemicals and paper, are obtained from external sources as well as from the Company's low density polyethelyne extrusion facility and recycled paper mill operations.

     Ivex's coating and paper converting operations are conducted at eleven facilities throughout the U.S. and Canada. The Company believes that its extensive geographic coverage reduces transportation costs and contributes to the cost competitiveness of the Company's packaging products.

     All of the paper produced at three of the Company's four paper mills is made entirely from post-consumer and post-industrial fibers, including OCC and DLK. The Company was among the first to use 100% recycled post-industrial fibers at one of its mills. Recycled paper accounts for approximately 65% of the total output of the Company's paper operations. The products at the Company's fourth mill in Detroit, Michigan are principally produced from virgin pulp and post-industrial recycled fiber. The Company has installed recycling equipment at its mill in Detroit, Michigan which enables the mill to substitute recycled material for a portion of the higher-cost virgin pulp. Ivex believes that its equipment provides greater flexibility than many larger competitors' machinery, enabling it to serve a large number of relatively small, niche markets.

COMPETITION

     The Company operates in markets that are highly competitive and faces substantial competition throughout all of its product lines from numerous national and regional companies. Many of these competitors are considerably larger than the Company and have substantially greater financial and other resources than the Company, while others are significantly smaller with lower fixed costs and greater operating flexibility. In addition to price, competition with respect to many of the Company's products is based on quality, supplier response time, service and timely and complete order fulfillment.

     The Company's main competitor in the supermarket and foodservice segments is Tenneco Packaging. In the bakery area, the Company competes primarily with Detroit Forming Inc. in plastic products and Fort James Corporation in paper products. The Company competes with several manufacturers of OPS sheet, including Detroit Forming and Plastic Suppliers, Inc. In the medical and electronics markets, the Company competes with many regional thermoformers, including Prent Corporation and Placon Corp. The Company competes primarily with the Dow Chemical Company in the OPS film market. Ivex's major competitors in protective masking include a joint venture between Minnesota Mining and Manufacturing Company and Sealed Air Corporation, American Biltrite, Inc. and Main Tape Company, Inc. The Company competes primarily with Sealed Air Corporation and AVI Products, Inc. in the mailing envelope market.

EMPLOYEES

     As of March 31, 1998, the Company had 24 employees at its Lincolnshire, Illinois corporate headquarters and had 3,195 employees at plant locations, of which 717 were salaried and 2,478 were hourly. Of the hourly workers, approximately 1,078 were members of unions. The Company has collective bargaining agreements with nine unions in effect with respect to certain hourly employees at the Company's Joliet, Peoria, Chagrin Falls, Detroit, Troy, Newton, Avenel, Grove City, Elyria, Newcastle and Laval facilities. There have been no significant interruptions or curtailments of operations due to labor disputes in the last five years, and the Company believes that relations with its employees are good. The collective bargaining agreements at the Company's Newcastle, Chagrin Falls and Avenel facilities will expire in 1998; the collective bargaining agreement at the Company's Troy facility will expire in 1999; the collective bargaining agreements at the Company's facilities in Laval, Joliet, Peoria and Elyria will expire in 2000; the collective bargaining agreement at the Company's facilities in Grove City and Detroit will expire in 2001; and the collective bargaining agreement at the Company's Newton facility will expire in 2002.

RAW MATERIALS

     Styrene monomer, polystyrene, PET, polyethylene, polypropylene, polyvinyl chloride and various paper-based commodities (including recycled and virgin fiber) constitute the principal raw materials used in the manufacture of the Company's products. Generally, these raw materials are readily available from a wide variety of suppliers. Costs for all of the significant raw materials used by the Company tend to fluctuate with various economic factors which generally affect the Company and its competitors. The availability of raw materials was adequate in 1997 and the first three months of 1998 and is expected to remain adequate throughout the remainder of 1998, although prices for certain items such as styrene monomer, polystyrene, OCC, DLK and virgin fiber have been volatile and may continue to fluctuate, in some instances adversely to the Company.

TRADEMARKS, PATENTS AND LICENSES

     While the Company has registered and unregistered trademarks for many of its product lines, these trademarks, other than the Company's rights to the trademarks "Ivex(R)", "Plastofilm(R)", "Kama(R)" and "Ultra Pac(R)", are not considered material to the conduct of the Company's business. The Company owns or licenses a number of patents but such patents and licenses are not considered material to the conduct of the Company's business and the Company does not believe that any of its businesses are substantially dependent on patent protection. The Company's material proprietary technologies are considered by the Company to be trade secrets and know-how and are not protected by patents or licenses.

CUSTOMERS, SALES AND BACKLOG

     No material portion of the Company's business is dependent upon a single or very few customers, except that the Company's extruded OPS film is sold principally to one customer with which the Company believes that it has a good relationship. No one customer accounted for more than 10% of the Company's aggregate net sales for the fiscal year ended December 31, 1997. In general, the backlog of orders is not significant or material to an understanding of the Company's businesses.

ENVIRONMENTAL MATTERS AND GOVERNMENT REGULATION

     The past and present business operations of the Company and the past and present ownership and operations of real property by the Company are subject to extensive and changing federal, state, local and foreign environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to the protection of the environment. As is the case with manufacturers in general, if a release of hazardous substances occurs on or from the Company's properties or any associated offsite disposal location, or if contamination from prior activities is discovered at any of the Company's properties, the Company may be held liable. From time to time, the Company is involved in regulatory proceedings and inquiries relating to compliance with environmental laws, permits and other environmental matters.

     The Company is currently involved with environmental remediation and on-going maintenance at certain of its facilities. The Company believes that the costs of such remediation have been adequately reserved for and that such costs are unlikely to have a material adverse effect on the Company. No assurance can be given, however, that additional environmental issues relating to the presently known remediation matters or identified sites or to other sites or matters will not require additional investigation, assessment or expenditures. The Company has a reserve of approximately $2.1 million as of March 31, 1998 for its known future environmental remediation costs. Because an environmental reserve is not established until a liability is determined to be probable and reasonably estimable, all potential future remedial costs may not be covered by this reserve. The Company has made and will continue to make capital expenditures to maintain compliance with environmental requirements. The Company does not expect its 1998 and 1999 spending on environmental capital projects to be material.

     During 1991, the Company responded to an information request regarding the Global Landfill, New Jersey site and since such time has not received any further notifications regarding such site. During 1993, the Company was named a PRP at the Delta Chemicals, Pennsylvania Superfund site and in 1995 the Company paid a de minimis settlement of less than $20,000 at that site. During 1995, the Company paid $500 in connection with a de minimis consent order relating to the American Chemical Service site. In addition, over the past few years, the Company has received notices of potential liability relating to three Superfund sites for which the Company believes a former owner of the facilities subject to such notices will be responsible, and the Company has forwarded such notices to such former owner and has had no further involvement at those sites. In addition, during 1996 the Company answered a complaint regarding the Huth Oil, Ohio Superfund site, and during 1997 this claim was voluntarily dismissed by the plaintiffs in the action. Although the Company endeavors to carefully manage its waste, because Superfund liability is strict and retroactive, it is possible that in the future the Company may be identified as a PRP with respect to other waste disposal sites.

     The plastics industry, in general, and the Company also are subject to existing and potential federal, state, local and foreign legislation designed to reduce solid wastes by requiring, among other things, plastics to be degradable in landfills, minimum levels of recycled content, various recycling requirements, disposal fees and limits on the use of plastic products. In addition, various consumer and special interest groups have lobbied from time to time for the implementation of these and other such similar measures. Although the Company believes that the legislation promulgated to date and such initiatives to date have not had a material adverse effect on the Company, there can be no assurance that any such future legislative or regulatory efforts or future initiatives would not have a material adverse effect on the Company.

     The United States Food and Drug Administration (the "FDA") regulates the content of direct-contact food containers and packages, including containers and packages made from recycled OPS and paper products. The FDA currently limits the amount of recycled materials that can be used in such containers and packages. To comply with these regulations, the Company has instituted various compliance programs.

PROPERTIES

     The Company and its subsidiaries use various owned and leased plants, warehouses, and other facilities in their operations. The facilities are considered to be suitable and adequate for the conduct of the businesses involved although the machinery, plant and equipment at such facilities are, from time to time, subject to scheduled and unscheduled maintenance. As of April 23, 1998, the Company had 28 non-warehouse facilities, 21 of which are located in the U.S., five in Canada and two in the United Kingdom and, except as noted below, all are owned by IPC or a subsidiary of IPC. With certain limited exceptions, all of the owned real estate is subject to mortgages securing IPC's indebtedness under the Company's existing credit facility.

                 LOCATION                                      FUNCTION                      SQUARE FOOTAGE
                 --------                                      --------                      --------------
DOMESTIC
------------------------------------------
Avenel, NJ(1).............................    Extrusion                                          55,000
Bellwood, IL..............................    Paper Converting and Film Coating                  71,000
Bellwood, IL(2)...........................    Paper Converting                                   71,000
Bridgeview, IL............................    Paper Converting                                  115,000
Chagrin Falls, OH.........................    Paper Mill                                        120,000
Cumberland, RI............................    Thermoforming                                      60,000
Detroit, MI...............................    Paper Mill                                        255,000
Elyria, OH(3).............................    Extrusion                                          80,000
Grant Park, IL............................    Thermoforming/Engineering                         184,000
Grove City, PA(4).........................    Thermoforming/Paper Converting                    236,000
Hazleton, PA(5)...........................    Polymerization/Extrusion                          166,000
Joliet, IL................................    Paper Mill/Paper Converting                       410,000
Madison, GA...............................    Thermoforming/Paper Converting                    141,000
Manteno, IL...............................    Extrusion                                         105,000
Newton, MA(6).............................    Paper and Film Converting/Coating                 225,000
Peoria, IL................................    Paper Mill                                        234,000
Rogers, MN(7).............................    Extrusion/Thermoforming                           450,000
Sparks, NV(8).............................    Thermoforming                                      40,000
Troy, OH..................................    Paper Converting/Coating                          320,000
Visalia, CA...............................    Thermoforming/Paper Converting                    144,000
Wheaton, IL...............................    Thermoforming/Engineering                         120,000
INTERNATIONAL
------------------------------------------
Enniskillen, Northern Ireland(9)..........    Thermoforming/Engineering                          16,000
Laval, Quebec.............................    Thermoforming/Extrusion/Engineering                60,000
Longueuil, Quebec.........................    Thermoforming/Paper Converting                     32,000
Newcastle, Ontario........................    Extrusion                                          45,000
Sedgefield, England.......................    Thermoforming/Extrusion                            48,000
Summerstown, Ontario......................    Thermoforming                                      55,000
Toronto, Ontario..........................    Paper Converting                                   54,000

-------------------------
(1) Leased facility, with its lease expiring on December 31, 2003, subject to IPC's right to extend the lease for two successive five-year periods upon IPC's written notice to the lessor thereof not more than 12 nor less than 6 months prior to the end of the then current lease term.
(2) Leased facility, with its lease expiring on January 8, 2003.
(3) Leased facility, with its lease expiring on September 30, 2001, subject to IPC's right to extend the lease for an additional five-year period and, upon specified terms and conditions, to purchase the property.
(4) This facility is held subject to an installment sales contract with Grove City Industrial Development Corporation that holds title to the facility.
(5) Leased facility, with its lease expiring on October 4, 1998, subject to IPC's right to extend the lease for two successive five-year periods upon IPC's written notice to lessor not more than 24 nor less than 6 months prior to the end of the then current lease term. This Lease was recently extended for an additional five year period ending October 2003.
(6) Leased facility, with its lease expiring on December 5, 2001, with three one-year options to extend.
(7) Owned and leased facility, with the leased portions thereof expiring on July 31, 1999, January 1, 2002, December 31, 2008 and February 1, 2010.
(8) Leased facility, with its lease expiring on December 31, 1999.
(9) Leased facility, with its lease expiring on May 10, 2016.

LITIGATION

     From time to time, the Company and its subsidiaries are involved in various litigation matters arising in the ordinary course of business. The Company believes that none of the matters in which the Company or its subsidiaries are currently involved, either individually or in the aggregate, is material to the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Set forth below are the name, age, positions and offices held (as of the date hereof) and a brief account of the business experience for each executive officer and director of the Company.


          NAME              AGE                           POSITION
          ----              ---                           --------
George V. Bayly.........    55   Director, Chairman of the Board, President and Chief
                                 Executive Officer of the Company since January 1991.
Frank V. Tannura........    41   Director of the Company since August 1995. Vice President
                                 and Chief Financial Officer of the Company since October
                                 1989.
Richard R. Cote.........    46   Vice President and Treasurer of the Company since August
                                 1994. Mr. Cote was Assistant Vice President and Treasurer
                                 of the Company from March 1992 to August 1994.
Robert W. Crichton......    41   Vice President and General Manager of the Company since
                                 February 1998. From February 1997 to February 1998, Mr.
                                 Crichton was Vice President and General Manager of the
                                 Company's surface protection business and prior to 1997,
                                 President of Sonoco Products Company's Flexible Packaging
                                 Division.
Thomas S. Ellsworth.....    53   Vice President and General Manager of the Company since
                                 1994. Mr. Ellsworth was Vice President of the Company's
                                 paper mill operations from 1992 to 1994.
Robert W. George........    50   Vice President and General Manager of the Company since
                                 August 1996. From 1993 to 1996, Mr. George was President
                                 and Chief Executive Officer of Plastofilm Industries, Inc.
                                 and prior to 1993, President of Nitrobar Incorporated.
Gene J. Gentili.........    50   Vice President and General Manager of the Company since
                                 1994. Vice President of Sales of the Company from 1993 to
                                 1994. Mr. Gentili was director of national accounts for the
                                 Company from 1991 to 1993.
Roger A. Kurinsky.......    47   Vice President and General Manager of the Company since
                                 1994. Vice President of Marketing of the Company from 1991 to 1994.
Jeremy S. Lawrence......    46   Vice President of Human Resources of the Company since May
                                 1991.
G. Douglas Patterson....    40   Vice President and General Counsel of the Company since
                                 June 1991.
David E. Wartner........    31   Corporate Controller of the Company since 1994. Prior to
                                 1994, Mr. Wartner was associated with Price Waterhouse LLP.
Eugene M. Whitacre......    43   Vice President and General Manager of the Company since
                                 February 1991.
Glenn R. August.........    36   Director of the Company since March 1993 and a Managing
                                 Director of Oak Hill Partners, Inc. (investment advisor of
                                 Acadia Partners L.P. ("Acadia")) and its predecessor since
                                 1987. Since August 1996, Mr. August has served as President of Oak Hill Advisors, Inc., the exclusive advisor to the
                                 Oak Hill Securities Fund, L.P., a $1.75 billion investment partnership.
Anthony P. Scotto.......    51   Director of the Company since August 1995. Managing
                                 Director of Oak Hill Partners, Inc. (Acadia's investment
                                 advisor) and its predecessor since March 1988. Mr. Scotto
                                 is also a director of Specialty Foods Corporation and
                                 Holophane Corporation.

          NAME              AGE                           POSITION
          ----              ---                           --------
William J. White........    59   Director of the Company since December 1, 1997. Mr. White
                                 has been a professor at Northwestern University since
                                 January 1998 and served as Chairman of the Board of Bell &
                                 Howell Company from February 1993 to December 1997 and of
                                 Bell & Howell Operating Company from February 1990 to
                                 December 1997. He served as Chief Executive Officer of
                                 Bell & Howell Company from February 1993 to December 1997
                                 and of Bell & Howell Operating Company from February 1990
                                 to December 1997. He is also a director of Bell & Howell
                                 Company, Readers Digest Association, Inc. and the Chicago
                                 Stock Exchange.
R. James Comeaux........    60   Director of the Company since December 1, 1997. Mr. Comeaux has served as President of Petrochemical Management Inc.
                                 since 1993 and as President and Chief Executive Officer of
                                 Arcadian Corporation from 1989 to 1993. Mr. Comeaux is also a director of Energy BioSystems Corporation.

     All members of the Board of Directors of the Company serve until a successor is elected. All officers of the Company serve at the pleasure of the Company's Board of Directors.

     The Board of Directors of the Company is divided into three classes, as nearly equal in number as possible, having terms expiring at the annual meeting of the Company's stockholders in 1998 (comprised of Messrs. Tannura and August), 1999 (comprised of two independent directors, Messrs. Comeaux and White) and 2000 (comprised of Messrs. Bayly and Scotto). At each annual meeting of stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified. Messrs. White and Comeaux each received options to purchase 2,000 shares of Common Stock at an exercise price of $16.00 per share during 1997, will receive an annual retainer of approximately $25,000 and will be reimbursed for out-of-pocket expenses incurred in connection with attending meetings. No retainer or other compensation has been paid to employees of the Company or to employees of Oak Hill Partners, Inc. for their service as a director.

     The Company does not have a nominating committee.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the compensation paid by the Company to the Company's chief executive officer and each of the four most highly compensated officers of the Company whose aggregate cash compensation exceeds $100,000, in each case for all services rendered during the fiscal years 1997, 1996 and 1995:

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION(4)
                                                                               -------------------------------------
                                                ANNUAL COMPENSATION              AWARDS      PAYOUTS
                                         ----------------------------------    ----------    -------
                                                                               NUMBER OF
                                                                               SECURITIES
                                                                               UNDERLYING
                                                               OTHER ANNUAL     OPTIONS/      LTIP       ALL OTHER
                                         SALARY      BONUS     COMPENSATION       SARS       PAYOUTS    COMPENSATION
                                 YEAR    ($)(1)     ($)(2)        ($)(3)         (#)(5)      ($)(6)        ($)(7)
                                 ----    ------     ------     ------------    ----------    -------    ------------
George V. Bayly................  1997    457,667    700,000      206,930        123,575           --     13,239,290
  President and Chief            1996    420,000    600,000           --        103,729      765,938        314,721
  Executive Officer              1995    400,000    400,000           --         79,399      237,500         14,938
Frank V. Tannura...............  1997    263,200    300,000       70,857         34,335           --      5,266,519
  Vice President and             1996    249,100    290,000           --         48,410      282,188         40,368
  Chief Financial Officer        1995    211,667    235,000           --         32,040       87,500         28,885
Eugene M. Whitacre.............  1997    247,500     60,000           --         34,335           --      3,657,577
  Vice President and             1996    236,250    230,000           --         34,593      201,563          7,500
  General Manager                1995    225,000    168,750           --         21,777       62,500         13,741
Thomas S. Ellsworth............  1997    250,000     50,000           --         17,500           --      3,653,047
  Vice President and             1996    250,000    100,000           --         34,593           --         25,813
  General Manager                1995    229,000    168,750           --         21,777           --         16,185
G. Douglas Patterson...........  1997    193,600    100,000           --         10,000           --      1,762,988
  Vice President and             1996    180,400    140,000           --         13,817      129,000         23,296
  General Counsel                1995    164,000    105,600           --         11,564       40,000         11,997

-------------------------
(1) Includes amounts deferred pursuant to the Company's Retirement Plan and Trust and under the Company's Executive Deferred Compensation Plan.

(2) Includes (i) annual bonus awards for services rendered in 1997, 1996 and 1995 that were paid under the Company's Executive Incentive Bonus Plan and
    (ii) special one-time bonuses of $250,000, $150,000 and $50,000 which were paid to Messrs. Bayly, Tannura and Patterson, respectively, in 1997 in connection with the Company's completion of the 1997 Common Stock Offering. The Executive Incentive Compensation Plan provides the executive officers of the Company with annual awards for outstanding individual performance contributing to the present and future success of the Company. Prior to the formation of the Corporation's Compensation Committee, this Plan was administered by the President in consultation with the Board of Directors and, beginning in 1998, will be administered by the Board's Compensation Committee. Awards are based upon the Company's achievement of, among other things, certain predetermined financial objectives such as minimum EBITDA and earnings per share targets as well as the attainment of key individual strategic and operational goals. Under the provisions of the Plan, participants have target incentive compensation of 40% to 50% of that year's base salary, although the actual incentive compensation paid in any given year may be significantly less than or greater than the target level based upon the extent of the Company's under-achievement or over-achievement of such predetermined financial objectives.

(3) The 1997 Other Annual Compensation column includes payments made to Messrs. Bayly and Tannura to reimburse them (on an after tax basis) for initiation fees and dues associated with certain country club memberships.

(4) The column designated by the Commission pursuant to the applicable regulations for the reporting of "Restricted Stock Awards" has been deleted because no restricted stock of the Company was awarded to any of the named executive officers in any of the reported calendar years. See "Executive Compensation and Other Information -- Summary Compensation Table" (footnote
    5) for a description of the restricted shares of Common Stock received by the named executive officers in exchange for their stock options exercisable for common stock of IPC.

    Based on the December 31, 1997 closing market price of $24.00 per share, the value of each named executive officer's shares of restricted common stock of the Company held as of December 31, 1997 and the number of such shares as of such date (including the 1993 Plan Shares described in footnote 5 below) would be as follows: Mr. Bayly's 824,973 shares -- $19,799,352; Mr. Tannura's 356,681 shares -- $8,560,344; Mr. Whitacre's 237,906 shares --
    $5,709,744; Mr. Ellsworth's 235,010 shares -- $5,640,240 and Mr. Patterson's
    132,635 shares -- $3,183,240. All of such shares of the Company's Common Stock are vested and the Company has no present intentions to pay dividends on such shares.

(5) The options reported for 1995 and 1996 in this column were originally granted under IPC's Stock Option and Purchase Agreement, dated as of January 1, 1993, as amended and restated as of January 1, 1996 (the "1993 Stock Option Plan"), pursuant to which options exercisable into an aggregate of 24,178 shares of IPC's common stock were originally granted to certain executive officers (including the named executive officers), 16,321 of such options were earned and vested (the "IPC Options") and 7,857 of such options were not earned and were canceled.


    In connection with the Company's 1997 Common Stock Offering, the executive officers participating under the 1993 Stock Option Plan, including the named executive officers, exchanged all of the IPC Options for (i) 2,114,133 shares of the Company's Common Stock (the "1993 Plan Shares") and (ii) options exercisable for 817,067 shares of the Company's Common Stock (the "1993 Plan Options") at an exercise price equal to $16.00 per share (the initial offering price of the Common Stock in the 1997 Common Stock Offering). Consequently, the options reported for 1995, 1996 and 1997 in this column reflect each named executive officer's portion of the 1993 Plan Options allocable to 1995, 1996 and 1997 (the 1997 reported amounts also include 93,500, 30,000, 30,000, 17,500 and 10,000 of options granted to
    Messrs. Bayly, Tannura, Whitacre, Ellsworth and Patterson, respectively, under the 1997 Ivex Packaging Corporation Long-Term Stock Incentive Plan). In addition, in connection with this exchange, Messrs. Bayly, Tannura, Whitacre, Ellsworth and Patterson received 805,663, 324,095, 224,872, 224,872 and 107,773, respectively, shares of the 1993 Plan Shares, and based on the December 31, 1997 closing market price of $24.00 per share, the value as of December 31, 1997 of these shares received in this exchange would be as follows: $19,335,912; $7,778,280; $5,396,928; $5,396,928; and $2,586,552,
    respectively. See "Principal and Selling Stockholders."


(6) The amounts in this column represent the amounts paid to the named executive officers during the years ended December 31, 1995 and 1996 under IPC's Special Incentive Plan, dated as of January 1, 1993. Pursuant to such plan, upon the occurrence of certain "Payment Events" (therein defined), IPC was obligated to pay to certain executive officers an aggregate cash award up to a maximum amount of $2.25 million. During 1995 and 1996, IPC paid to certain executive officers (including the named executive officers) $550,000 and $1.7 million, respectively, under such plan. The 1995 and the 1996 payments under such plan were made by IPC notwithstanding the fact that there was not a Payment Event during 1995 or 1996, this condition having been waived by IPC. The IPC Special Incentive Plan was terminated in 1996 after the final payments thereunder were made.

(7) The 1997 All Other Compensation column includes (i) the Company's contributions (excluding employee earnings reduction contributions) under the Company's Retirement Plan and Trust and under the Company's Executive Deferred Compensation Plan during fiscal 1997 as follows: $67,133 to Mr. Bayly; $28,663 to Mr. Tannura; $22,844 to Mr. Whitacre; $16,811 to Mr. Ellsworth; and $19,180 to Mr. Patterson; (ii) insurance premiums with respect to the Company's Executive Disability Income Coverage paid by the Company during 1997 as follows: $7,221 for Mr. Bayly; $2,323 for Mr. Tannura; $3,582 for Mr. Ellsworth; and $2,809 for Mr. Patterson; (iii) the Company's payment during 1997 of $150,000 of nonqualified retirement benefits to Mr. Bayly pursuant to the terms of his Amended and Restated Employment Agreement, dated as of May 30, 1996; (iv) the following amounts of taxable compensation which were realized by the named executive officers as a result of their receipt of their portion of the 1993 Plan Shares: Mr. Bayly -- $12,890,608; Mr. Tannura -- $5,185,520; Mr. Whitacre -- $3,597,952;
    Mr. Ellsworth -- $3,597,952; and Mr. Patterson -- $1,724,368; and (v) the Company's payment to the named executive officers of the following amounts to enable them to make (on an after tax basis) the 1997 interest payments on their respective promissory notes payable to the Company: Mr. Bayly -- $124,328; Mr. Tannura -- $50,014; Mr. Whitacre -- $36,781; Mr. Ellsworth --
    $34,702; and Mr. Patterson -- $16,631. See "Certain Relationships and Related Transactions."

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                               ----------------------------------------------------------        VALUE AT ASSUMED
                                 NUMBER OF         % OF TOTAL                                     ANNUAL RATE OF
                                 SECURITIES       OPTIONS/SARS     EXERCISE                  STOCK PRICE APPRECIATION
                                 UNDERLYING        GRANTED TO      OR BASE                      FOR OPTION TERM(3)
                                OPTIONS/SARS      EMPLOYEES IN      PRICE      EXPIRATION    ------------------------
           NAME                GRANTED (#)(1)    FISCAL YEAR(2)     ($/SH)        DATE         5% ($)       10% ($)
           ----                --------------    --------------    --------    ----------      ------       -------
George V. Bayly............       123,575             24.0          16.00       9/30/07      1,243,450     3,151,148
  President and Chief
  Executive Officer
Frank V. Tannura...........        34,335              6.7          16.00       9/30/07        345,490       875,538
  Vice President and Chief
  Financial Officer
Eugene M. Whitacre.........        34,335              6.7          16.00       9/30/07        345,490       875,538
  Vice President and
  General Manager
Thomas S. Ellsworth........        17,500              3.4          16.00       9/30/07        176,090       446,248
  Vice President and
  General Manager
G. Douglas Patterson.......        10,000              1.9          16.00       9/30/07        100,623       254,999
  Vice President and
  General Counsel

-------------------------
(1) The options specified in this column reflect each named executive officer's portion of the Company's non-qualified stock options issued under the Ivex Packaging Corporation 1997 Long-Term Stock Incentive Plan (the "1997 Plan Options") and their portion of the 1993 Plan Options allocable to 1997. The 1993 Plan Options are fully vested and the 1997 Plan Options vest 33 1/3% over the first three years of the ten-year option term. The 1993 Plan Options and the 1997 Plan Options were granted at the initial public offering price of $16.00 per share in connection with the Company's 1997 Common Stock Offering.

(2) Reflects the percentage of all options granted to all employees during the calendar year ended on December 31, 1997.

(3) The potential realized dollar values shown above represent the potential gains based upon annual compound price appreciation of 5% and 10% from the date of grant through the full option term. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates established by the Commission and therefore are not intended to forecast possible future appreciation, if any, of the stock price of the Company.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                        NUMBER OF
                                                                        SECURITIES            VALUE OF
                                                                        UNDERLYING          UNEXERCISED
                                                                       UNEXERCISED          IN-THE-MONEY
                                            SHARES                     OPTIONS/SARS         OPTIONS/SARS
                                          ACQUIRED ON     VALUE         AT FY-END            AT FY-END
                                           EXERCISE      REALIZED    EXERCISABLE(1)/        EXERCISABLE/
                 NAME                         (#)          ($)       UNEXERCISABLE(2)     UNEXERCISABLE(3)
                 ----                     -----------    --------    ----------------     ----------------
George V. Bayly.......................        --            --        324,356/93,500     $2,594,848/748,000
  President and Chief Executive
  Officer
Frank V. Tannura......................        --            --        129,548/30,000      1,036,384/240,000
  Vice President and Chief Financial
  Officer
Eugene M. Whitacre....................        --            --         91,236/30,000        729,888/240,000
  Vice President and General Manager
Thomas S. Ellsworth...................        --            --         86,908/17,500        695,264/140,000
  Vice President and General Manager
G. Douglas Patterson..................        --            --         41,652/10,000        333,216/ 80,000
  Vice President and General Counsel

-------------------------
(1) The 1993 Plan Options specified in this column were received by the named executive officers on September 30, 1997 in connection with the Company's 1997 Common Stock Offering in exchange for each such named executive officer's portion of the IPC Options which were originally granted under IPC's 1993 Stock Option Agreement. See "Executive Compensation and Other Information -- Summary Compensation Table". These options are fully vested. These options were granted at the initial public offering price of $16.00 per share in connection with the Company's 1997 Common Stock Offering.

(2) The 1997 Plan Options specified in this column were granted under the Ivex Packaging Corporation 1997 Long-Term Stock Incentive Plan. These options vest 33 1/3% per year during the first three years of the ten year option term. These options were granted at the initial public offering price of $16.00 per share in connection with the Company's 1997 Common Stock Offering.

(3) The value of the unexercised options is based upon the difference between the closing price of $24.00 per share of Common Stock on the New York Stock Exchange on December 31, 1997 (the last trading day in 1997) and the option exercise price.

CERTAIN EMPLOYMENT ARRANGEMENTS

     Mr. Bayly has an amended and restated employment agreement with the Company, pursuant to which (i) the Company agrees to employ Mr. Bayly through December 31, 2000 (provided that beginning on January 1, 1998, the term thereof is automatically extended for one additional day for each day which has then elapsed since December 31, 1997 unless on or after December 31, 1997 either the Company's Board of Directors or Mr. Bayly gives notice that the automatic extension shall cease) as Chairman, President and Chief Executive Officer and to cause Mr. Bayly's election as a director of IPC, (ii) Mr. Bayly receives a base salary of $491,000 during 1997, $515,550 during 1998, $541,327 during 1999 and
$568,393 during 2000 (subject to increase at the discretion of the Board of Directors), (iii) Mr. Bayly is entitled to an aggregate of $150,000 per year for life insurance, disability insurance and nonqualified retirement benefits, (iv) Mr. Bayly is eligible for an annual performance bonus based upon the achievement of predetermined financial objectives, and (v) Mr. Bayly will receive certain severance benefits if his employment is terminated without cause or if Mr. Bayly terminates the agreement for good reason (including the giving of notice by the Board of Directors of the Company to stop the automatic extension of the term thereof and a termination by Mr. Bayly for any reason during the period of three months which begins six months after a change of control (as therein defined)). These severance benefits include the payment of a lump sum equal to four times the sum of (x) the annual salary then in effect and (y) the target amount of the annual performance bonus for the year in which the termination occurs, plus the continuation of all benefits and supplemental benefits for four years after the date of termination. The agreement restricts Mr. Bayly from competing with the Company during his employment and, in certain circumstances, for an additional one-year period after the termination of Mr. Bayly's employment. In addition, the Company has agreed to gross-up payments to Mr. Bayly for certain taxes, interest and penalties that may be imposed by certain sections of the Code.

     Mr. Tannura has an amended employment agreement with the Company, pursuant to which (i) the Company agrees to employ Mr. Tannura through May 31, 1999 (provided that beginning on June 1, 1996, the term thereof is automatically extended for one additional day for each day which has then elapsed since May 31, 1996 unless either the Board of Directors of the Company or Mr. Tannura gives notice that the automatic extension shall cease) as Vice President and Chief Financial Officer, (ii) Mr. Tannura is entitled to receive a base salary of $235,000 per year (subject to increase at the discretion of the Board of Directors), (iii) Mr. Tannura is eligible to receive an annual performance bonus based upon the achievement of predetermined financial objectives, and (iv) Mr. Tannura will receive certain severance benefits if his employment is terminated without cause or if Mr. Tannura terminates the agreement for good reason (including the giving of notice by the Board of Directors of the Company to stop the automatic extension of the term thereof) in an amount equal to (i) at Mr. Tannura's option, either (A) his annual salary for the remaining term thereof or
(B) the present value (based upon a 10% interest rate) of the aggregate unpaid annual salary for the full term thereof, plus (ii) at Mr. Tannura's option, either (C) an annual bonus for each year remaining in the term in an amount equal to the target amount of his performance bonus for the year in which his termination of employment occurs, or (D) the present value of three times the target amount of his performance bonus for the year in which the termination of his employment occurs plus (iii) a pro rata portion of his performance bonus for the year in which his employment is terminated, plus (iv) unpaid benefits accrued up to the date of termination, plus (v) the continuation of all benefits for the full term.

     The Company has entered into severance agreements with the other named executive officers, pursuant to which such officers receive a severance payment equal to one year's salary if their employment is terminated other than for death, disability or cause.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Until December 1, 1997, the Company's Board of Directors did not have a compensation committee (or other board committee performing equivalent functions). The members of the Board of Directors of the Company, in consultation with Mr. Bayly, the President of the Company, performed the functions normally performed by a compensation committee and participated in deliberations concerning executive officer compensation. No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions) or as a member of the Board of another entity, one of whose executive officers served on the Board of Directors of the Company. On December 1, 1997, the Board of Directors formed the Compensation Committee and elected Messrs. William J. White (chairman) and Anthony P. Scotto as its members.

IVEX PACKAGING CORPORATION 1997 LONG-TERM STOCK INCENTIVE PLAN

     In connection with the 1997 Common Stock Offering, Ivex adopted the Ivex Packaging Corporation 1997 Long-Term Stock Incentive Plan (the "1997 Stock Incentive Plan" or the "LTIP"). The following is a summary of the material features of the plan.

     Purpose. The purpose of the plan is to promote the interests of the Company and its stockholders by (i) attracting and retaining exceptional officers, employee-directors and other key employees of the Company; (ii) motivating such individuals by means of performance-related incentives to achieve longer-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of the Company.

     Administration. The plan will be administered by the Compensation Committee of the Board (the "Committee" or the "Compensation Committee").

     Number of Shares Authorized Under the Plan. The plan authorizes the grant of awards to participants with respect to a maximum of 2,000,000 shares of the Company's Common Stock ("Shares"), which awards may be made in the form of (i) nonqualified stock options; (ii) stock options intended to qualify as incentive stock options under Section 422 of the Code; (iii) stock appreciation rights;
(iv) restricted stock and/or restricted stock units; (v) performance awards and
(vi) other stock-based awards; provided that the maximum number of Shares with respect to which stock options and stock appreciation rights may be granted to any participant in the plan in any calendar year may not exceed 200,000. If, after the effective date of the plan, any Shares covered by an award granted under the plan, or to which such an award relates, are forfeited, or if an award has expired, terminated or been canceled for any reason whatsoever (other than by reason of exercise or vesting) and in either such case a participant has received no benefits of ownership with respect to the forfeited Shares or the Shares to which such expired, terminated or canceled award relates (other than voting rights and dividends that were forfeited in connection with such forfeiture, expiration, termination or cancellation), then the Shares covered by such award shall again be, or shall become, Shares with respect to which awards may be granted under the plan.

     Terms and Conditions of Awards Under the Plan. Non-qualified and incentive stock options granted under the plan shall be subject to such terms, including exercise price and conditions and timing of exercise, as may be determined by the Committee and specified in the applicable award agreement or thereafter; provided that stock options that are intended to qualify as incentive stock options will be subject to terms and conditions that comply with such rules as may be prescribed by Section 422 of the Code. Payment in respect of the exercise of an option granted under the plan may be made in cash, or its equivalent, or, if and to the extent permitted by the Committee, by exchanging Shares owned by the optionee (which are not the subject of any pledge or other security interest and which have been owned by such optionee for at least six months), or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the fair market value of such Shares so tendered to the Company as of the date of such tender is at least equal to the aggregate exercise price of the option.

     Stock appreciation rights granted under the plan shall be subject to such terms, including grant price and the conditions and limitations applicable to exercise thereof, as may be determined by the Committee and specified in the applicable award agreement or thereafter; provided that stock appreciation rights may not be exercisable earlier than six months after the date of grant. Stock appreciation rights may be granted in tandem with another award, in addition to another award, or freestanding and unrelated to another award. A stock appreciation right shall entitle the participant to receive an amount equal to the excess of the fair market value of a Share on the date of exercise of the stock appreciation right over the grant price thereof. The Committee shall determine whether a stock appreciation right shall be settled in cash, Shares or a combination of cash and Shares.

     Restricted stock and restricted stock units granted under the plan shall be subject to such terms and conditions including, without limitation, the duration of the period during which, and the conditions under which, the restricted stock and restricted stock units may be forfeited to the Company, as may be determined by the Committee in its sole discretion. Each restricted stock unit shall have a value equal to the fair market value of a Share. Restricted stock units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable award agreement. Dividends paid on any Shares of restricted stock may be paid directly to the participant, or may be reinvested in additional Shares of restricted stock or in additional restricted stock units, as determined by the Committee in its sole discretion.

     Performance awards granted under the plan shall consist of a right which is
(i) denominated in cash or Shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine. Subject to the terms of the plan and any applicable award agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award and the amount and kind of any payment or transfer to be made pursuant to any performance award. Performance awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Committee, on a deferred basis.

     In addition to the foregoing types of awards, the Committee shall have authority to grant to participants an "other stock-based award," which shall consist of any right which is (i) not a stock option, stock appreciation right, restricted stock or restricted unit award or performance award and (ii) an award of Shares or an award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the plan; provided that any such rights must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law. Subject to the terms of the plan and any applicable award agreement, the Committee shall determine the terms and conditions of any such other stock-based award, including the price, if any, at which securities may be purchased pursuant to any other stock-based award granted under this plan.

     In addition, in the sole and complete discretion of the Committee, an award, whether made as an other stock-based award or as any other type of award issuable under the plan, may provide the participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis.

     Amendment to Plan. The Board may amend, alter, suspend, discontinue, or terminate the plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement which is a prerequisite for exemptive relief from Section 16(b) of the Exchange Act. Notwithstanding anything to the contrary herein, the Committee may amend the plan in such manner as may be necessary so as to have the plan conform with local rules and regulations in any jurisdiction outside the United States.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 31, 1998, by each person (other than Selling Stockholders) known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.


                                            BENEFICIAL OWNERSHIP                                BENEFICIAL OWNERSHIP
                                             PRIOR TO OFFERINGS                                  AFTER OFFERINGS(1)
                                        -----------------------------   NUMBER OF SHARES    -----------------------------
                                        NUMBER OF SHARES                OF THE COMPANY'S    NUMBER OF SHARES
           NAME AND ADDRESS             OF THE COMPANY'S   PERCENTAGE   COMMON STOCK SOLD   OF THE COMPANY'S   PERCENTAGE
         OF BENEFICIAL OWNER            COMMON STOCK(2)     OF CLASS    IN THE OFFERINGS    COMMON STOCK(2)     OF CLASS
         -------------------            ----------------   ----------   -----------------   ----------------   ----------
Principal Stockholders
Fidelity Management & Research Co. ...     1,394,900          6.6%                 0           1,394,900          6.4%
Alliance Capital Management L.P.(3)...     1,240,400          5.8%                 0           1,240,400          5.7%
J. & W. Seligman & Co., Inc. .........     1,108,160          5.2%                 0           1,180,160          5.1%



     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 17, 1998 by (i) each of the directors of the Company, (ii) each of the named executive officers of the Company, (iii) all directors and executive officers of the Company as a group, and (iv) each of the Selling Stockholders.



                                            BENEFICIAL OWNERSHIP                                BENEFICIAL OWNERSHIP
                                             PRIOR TO OFFERINGS                                  AFTER OFFERINGS(1)
                                        -----------------------------   NUMBER OF SHARES    -----------------------------
                                        NUMBER OF SHARES                OF THE COMPANY'S    NUMBER OF SHARES
                                        OF THE COMPANY'S   PERCENTAGE   COMMON STOCK SOLD   OF THE COMPANY'S   PERCENTAGE
       NAME OF BENEFICIAL OWNER         COMMON STOCK(2)     OF CLASS    IN THE OFFERINGS    COMMON STOCK(2)     OF CLASS
       ------------------------         ----------------   ----------   -----------------   ----------------   ----------
Management Stockholders
George V. Bayly.......................     1,149,430(4)       5.4%           300,000             849,430(5)       3.9%
Frank V. Tannura......................       486,366(4)       2.3%                 0             486,366(5)       2.3%
Eugene M. Whitacre....................       329,143(4)       1.5%            70,000             259,143(5)       1.2%
Thomas S. Ellsworth...................       321,919(4)       1.5%           100,000             221,919(5)       1.0%

                                            BENEFICIAL OWNERSHIP                                BENEFICIAL OWNERSHIP
                                             PRIOR TO OFFERINGS                                  AFTER OFFERINGS(1)
                                        -----------------------------   NUMBER OF SHARES    -----------------------------
                                        NUMBER OF SHARES                OF THE COMPANY'S    NUMBER OF SHARES
                                        OF THE COMPANY'S   PERCENTAGE   COMMON STOCK SOLD   OF THE COMPANY'S   PERCENTAGE
       NAME OF BENEFICIAL OWNER         COMMON STOCK(2)     OF CLASS    IN THE OFFERINGS    COMMON STOCK(2)     OF CLASS
       ------------------------         ----------------   ----------   -----------------   ----------------   ----------
G. Douglas Patterson..................       174,288(4)          *            13,625             160,663(5)          *
Glenn R. August(6)(7)(8)..............       183,101             *            91,551              91,550             *
Anthony P. Scotto(7)(8)...............        69,067             *            34,534              34,533             *
R. James Comeaux......................         3,000             *                 0               3,000             *
William J. White......................         1,000             *                 0               1,000             *
Robert W. George......................        35,921(4)          *            15,907              20,014(5)          *
Gene J. Gentili.......................        73,098(4)          *            12,720              60,378(5)          *
Roger A. Kurinsky.....................        73,098(4)          *            13,180              59,918(5)          *
Jeremy S. Lawrence....................       162,460(4)          *            13,034             149,426(5)          *
All directors and executive officers
  as a group(9).......................     3,123,824         14.7%           664,551           2,459,273         11.8%
Other Selling Stockholders(8)
Keystone, Inc.(10)....................     1,107,567          5.2%           553,784             553,783          2.5%
Overseas Assets Holdings, Inc. .......       407,350          1.9%           407,350                  --
The Equitable Life Assurance Society
  of the United States................     1,559,605          7.3%           350,000           1,209,605          5.6%
Umpawaug I Corp. .....................       331,813          1.6%           331,813                  --
Robert M. Bass........................       519,613          2.4%           259,807             259,806          1.2%
Mitsui Leasing Capital Corporation....       242,358          1.1%           242,358                  --
Bondo FTW, Inc. ......................       223,219          1.1%           223,219                  --
Acadia Electra Partners, L.P. ........       210,910             *           210,910                  --
Xerox Credit Corporation..............       176,453             *           176,453                  --
The Bank of New York Company, Inc. ...       144,186             *           144,186                  --
Umpawaug II Corporation...............       134,488             *           134,488                  --
Wells Fargo & Company.................       117,823             *           117,823                  --
Neuville Company, Inc. ...............       117,389             *           117,389                  --
Capital Partnership...................       228,756          1.1%           114,378             114,378             *
Daniel L. Doctoroff...................       166,972             *            79,691              87,281             *
Steven B. Gruber......................       165,883             *            79,146              86,737             *
Great American Insurance Company......        78,605             *            78,605                  --
Paribas North America, Inc. ..........        70,582             *            70,582                  --
John Hancock Mutual Life Insurance
  Company.............................        68,692             *            68,692                  --
World Wildlife Fund, Inc. ............        49,066             *            49,066                  --
American Empire Surplus Lines
  Insurance Company...................        47,163             *            47,163                  --
Oak Hill Partners, Inc. ..............        39,888             *            39,888                  --
David M. Schwarz......................        79,660             *            39,830              39,830             *
Ronald N. Beck........................        73,579             *            30,000              43,579             *
J. Taylor Crandall....................        36,259             *            18,130              18,129             *
Neal K. Aronson.......................        15,539             *            15,539                  --
Anchor Property Corporation...........        12,577             *            12,577                  --
FWHY-88 Investors, L.P. ..............        19,631             *             9,816               9,815             *
Templeton Global Bond Fund............         9,814             *             9,814                  --
SBOS, L.P. ...........................         9,814             *             9,814                  --
Acadia MGP, Inc.(6)...................        18,380             *             9,190               9,190             *
David G. Offensend....................        43,749             *             9,109              34,640             *
Oak Hill Profit-Sharing Plan F/B/O
  Daniel L. Doctoroff.................         7,591             *             7,591                  --
Oak Hill Profit-Sharing Plan F/B/O
  Steven B. Gruber....................         7,591             *             7,591                  --
James G. Coulter......................         6,233             *             6,233                  --

                                            BENEFICIAL OWNERSHIP                                BENEFICIAL OWNERSHIP
                                             PRIOR TO OFFERINGS                                  AFTER OFFERINGS(1)
                                        -----------------------------   NUMBER OF SHARES    -----------------------------
                                        NUMBER OF SHARES                OF THE COMPANY'S    NUMBER OF SHARES
                                        OF THE COMPANY'S   PERCENTAGE   COMMON STOCK SOLD   OF THE COMPANY'S   PERCENTAGE
       NAME OF BENEFICIAL OWNER         COMMON STOCK(2)     OF CLASS    IN THE OFFERINGS    COMMON STOCK(2)     OF CLASS
       ------------------------         ----------------   ----------   -----------------   ----------------   ----------
John M. Stevenson.....................         8,271             *             4,136               4,135             *
Dee J. Kelly..........................         5,546             *             2,773               2,773             *
Mark L. Hart, Jr. ....................         5,546             *             2,773               2,773             *
R. David Andrews......................         2,670             *             2,670                  --
Acadia Partners, L.P. ................         2,666             *             2,666                  --
Jeffrey A. Shaw.......................         2,209             *             2,209                  --
Dana E. Seymour.......................         1,748             *             1,748                  --
Billie J. Ellis.......................         2,773             *             1,387               1,386             *
26 Associates.........................         2,702             *             1,351               1,351             *
W. Robert Cotham......................         2,163             *             1,082               1,081             *
Mills & Lynn Enterprises..............           397             *               397                  --
Laury A. Carr.........................           232             *               232                  --


-------------------------
 *  Represents less than 1% of such Common Stock.


 (1) The Company has granted the Underwriters 30-day options to purchase up to 790,500 shares of the Company's Common Stock. The table does not reflect the possible sale of additional shares if the Underwriters' over-allotment options are exercised.


 (2) To the knowledge of the Company, each stockholder has sole voting and investment power as to the shares shown unless otherwise noted, although certain executive officers of the Company and certain Selling Shareholders are parties to the Voting Agreement. See "Certain Relationships and Related Transactions."

 (3) The shares shown as beneficially owned by Alliance Capital Management L.P. are based upon a Schedule 13G filed by the Alliance Capital Management L.P., Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, AXA-UAP and Equitable Companies Inc. on February 13, 1998.


 (4) Represents shares of outstanding Common Stock in the amounts of 825,074, 356,782, 237,907, 235,011, 132,636, 25,908, 52,722, 52,722 and 120,808 that are owned by Messrs. Bayly, Tannura, Whitacre, Ellsworth, Patterson, George, Gentili, Kurinsky and Lawrence, respectively, and vested and earned options that are currently exercisable in the amounts of 324,356, 129,584, 91,236, 86,908, 41,652, 10,013, 20,376, 20,376 and 41,652 that are owned by
     Messrs. Bayly, Tannura, Whitacre, Ellsworth, Patterson, George, Gentili, Kurinsky and Lawrence, respectively.



 (5) Represents shares of outstanding Common Stock in the amounts of 525,074, 356,782, 167,907, 135,011, 119,011, 10,001, 40,002, 39,542 and 107,774 that are owned by Messrs. Bayly, Tannura, Whitacre, Ellsworth, Patterson, George, Gentili, Kurinsky and Lawrence, respectively, and vested and earned options that are currently exercisable in the amounts of 324,356, 129,584, 91,236, 86,908, 41,652, 10,013, 20,376, 20,376 and 41,652 that are owned by
     Messrs. Bayly, Tannura, Whitacre, Ellsworth, Patterson, George, Gentili, Kurinsky and Lawrence, respectively.


 (6) Mr. August is an officer and director of Acadia MGP, Inc.

 (7) The address of such individuals is c/o Oak Hill Partners, Inc., 65 East 55th Street, New York, New York 10022-3219.


 (8) The information reflects only shares of Common Stock that certain of the Selling Stockholders have received, or will receive, from Acadia Partners, L.P. or one of its affiliates or co-investment partnerships pursuant to a distribution, declared on April 17, 1998, of assets from Acadia Partners, L.P. or such other entity.



 (9) All directors and executive officers as a group hold shares of outstanding Common Stock in the aggregate amount of 2,341,901 and vested and earned options that are currently exercisable for 781,923 shares of Common Stock, and will hold shares of outstanding Common Stock after the Offerings in the aggregate amount of 1,677,350 and vested and earned options that are currently exercisable for 781,923 shares of Common Stock.


(10) Robert M. Bass owns all of the outstanding voting common stock of Keystone, Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with the Company's 1997 Common Stock Offering, Acadia and certain officers of the Company entered into a Voting Agreement pursuant to which they agreed to vote all of their outstanding shares of Common Stock, for so long as they own such shares, for the director nominees proposed according to the terms thereof. The Voting Agreement obligates the parties thereto to vote their shares to cause the Board of Directors to consist of six members, two of whom will be designated by Acadia, two of whom will be designated by Mr. Bayly (or a successor management employee) and two of whom will be independent directors mutually acceptable to the parties. Acadia has the right (until Acadia's ownership of the outstanding Common Stock falls below 20.0%) to increase the size of the Board to nine members and designate an additional two directors. During the time that Acadia owns more than 12.5% and less than 20.0% of the outstanding Common Stock, Acadia will be entitled to designate two directors (if the Board of Directors has six directors) or three directors (if the Board of Directors has more than nine directors), and during the time that Acadia owns more than 5.0% and less than 12.5% of the outstanding Common Stock, Acadia has the right to designate one director. During the time that Ivex's management owns 7.5% or more of the outstanding Common Stock, Mr. Bayly (or a successor management employee) has the right to designate two directors, and during the time that Ivex's management owns more than 5.0% and less than 7.5% such management has the right to designate one director. The term of the Voting Agreement is ten years, subject to earlier termination upon the occurrence of certain events, including the point at which Acadia's holdings of Common Stock fall below 5.0% of the outstanding Common Stock of the Company. The Voting Agreement will be terminated upon consummation of the Offerings.

     In connection with the 1997 Common Stock Offering and pursuant to the 1993 Stock Option Plan, certain executive officers, including the named executive officers, exchanged all of the IPC Options for (a) 2,114,133 shares of the Company's Common Stock and (b) vested and earned options exercisable at any time on or prior to September 30, 2007 into an aggregate of 817,067 shares of the Company's Common Stock at an exercise price of $16.00 per share, the initial public offering price per share of Common Stock in the 1997 Common Stock Offering. See "Executive Compensation -- Summary Compensation Table" and "Principal and Selling Stockholders." These executive officers, including the named executive officers, have the right to have their shares of Company Common Stock registered by the Company in the event that Acadia's shares of Common Stock are registered under the Registration Rights Agreement that the Company entered into with Acadia and certain related investors concurrently with the 1997 Common Stock Offering. The Company has registered with the Securities and Exchange Commission on Form S-8 (i) all of the 2,114,133 1993 Plan Shares and all of the 817,067 shares of Common Stock that are issuable upon exercise of the 1993 Plan Options which the Company's senior management received in exchange for their IPC Options pursuant to the 1993 Stock Option Plan and (ii) all of the shares issuable upon the exercise of the options under the Ivex Packaging Corporation 1997 Long-Term Stock Incentive Plan.

     Also, in accordance with the terms of the 1993 Stock Option Plan and concurrently with the closing of the 1997 Common Stock Offering, the Company extended loans to certain executive officers (including the named executive officers) in an amount equal to the aggregate tax liability incurred by each of them as a result of their receipt of the 1993 Plan Shares in exchange for their respective IPC Options. Each such loan is evidenced by a non-recourse promissory note (recourse only to each such officer's 1993 Plan Shares) which bears interest at the minimum permissible rate per annum allowable under the Internal Revenue Code without imputation of income, payable in arrears on each December 31, and is payable in full upon the sale of such 1993 Plan Shares or upon the earlier to occur of (i) September 30, 2007 and (ii) the termination of the executive officer's employment with the Company for any reason, but in no event on or before the date such shares of Common Stock are registered pursuant to a registration statement that has been declared effective. As a consequence of these loans, as of March 31, 1998, Messrs. Bayly, Tannura, Whitacre, Ellsworth and Patterson are indebted to the Company in the following respective amounts:
$5,647,684, $2,271,900, $1,620,094, $1,576,349 and $755,487. The promissory notes obligate the Company to gross-up the executive officers' compensation to enable them to make (on an after-tax basis) the required interest payments on their promissory notes.

     On or about December 17, 1992, Penobscot-MB Partners (an affiliate of Acadia) and the Company entered into a consulting agreement. Under this consulting agreement, the Company agreed to pay Penobscot-MB Partners $400,000 per year and Penobscot-MB Partners agreed to provide to the Company certain general financial advisory and other consulting services customarily provided by merchant banks. In addition, the Company agreed to indemnify Penobscot-MB Partners against certain liabilities in connection with its services to the Company. Upon consummation of the 1997 Common Stock Offering, the consulting agreement was terminated and a one-time final termination fee of $500,000 was paid by the Company to Penobscot-MB Partners.

     On or about December 17, 1992, IPC, its subsidiaries and the Company entered into a tax sharing agreement pursuant to which IPC and its subsidiaries will pay to the Company their respective shares of the Company's consolidated tax liability.

     Mr. Bayly and Mr. Tannura each have an employment agreement with the Company. See "Executive Compensation and Other Information -- Certain Employment Arrangements."

     The Company has entered into severance agreements with the other named executive officers, pursuant to which such officers receive a severance payment equal to one year's salary if their employment is terminated other than for death, disability or cause.

     Pursuant to a consulting agreement, dated October 29, 1996, Nicolaus Paper Inc. ("Nicolaus") paid to the Company a performance-based consulting fee in an annual amount equal to $350,000 for certain services rendered to Nicolaus by the Company during 1997. Certain executive officers and directors of the Company together with certain members of management of Oak Hill Partners, Inc. (Acadia's investment advisor) own all of the outstanding common stock of Nicolaus. During 1997, the Company purchased certain grades of paper from Nicolaus at market prices for use in IPC's paper converting operations.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 45,000,000 shares of Common Stock, par value $.01 per share and 5,000,000 shares of preferred stock, par value $.01 per share. At April 24, 1998, the Company had 20,431,268 shares of Common Stock issued and outstanding, held of record by approximately 257 stockholders and no shares of the preferred stock issued and outstanding.

     The following description of the capital stock of the Company and certain provisions of the Company's Certificate of Incorporation, as amended (the "Amended Certificate"), and its Amended By-laws (the "Amended By-laws") is a summary and is qualified in its entirety by the Amended Certificate and Amended By-laws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     All of the issued and outstanding shares of Common Stock are, and upon completion of the Offerings the shares of Common Stock offered hereby will be, fully paid and non-assessable. Holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders and have no preemptive or other rights to subscribe for additional securities of the Company. Subject to preferences that may be applicable to any then outstanding preferred stock, each share of Common Stock has an equal and ratable right to receive dividends when, as and if declared by the Board of Directors out of assets legally available therefor. The Credit Facility prohibits the payment by the Company of dividends to holders of Common Stock. See "Risk Factors -- Substantial Leverage," "Dividend Policy" and "Description of Certain Indebtedness." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to share equally and ratably in the distribution of all of the Company's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any then outstanding preferred stock, if any.

PREFERRED STOCK

     The Amended Certificate authorizes the Board of Directors to issue preferred stock in classes or series and to establish the designations, preferences, qualifications, limitations or restrictions of any class or series with respect to the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the terms and conditions for conversion or exchange into any other class or series of the stock, voting rights and other terms. The Company may then issue, without approval of the holders of Common Stock, preferred stock which has voting, dividend or liquidation rights superior to the Common Stock and which may adversely affect the rights of holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and could have the effect of delaying or preventing a change in control of the Company. The Company has no present plan to issue any shares of preferred stock.

CERTAIN CHARTER AND BY-LAW PROVISIONS

     As permitted by the Delaware GCL, the directors are indemnified against certain expenses and liabilities incurred in their capacities as directors of the Company when acting in good faith and cannot be held personally liable for certain breaches of their fiduciary duty of care, as described below.

     The Amended Certificate provides for the Board of Directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders of the Company, with the other classes continuing for the remainder of their respective terms.

     The Amended Certificate also provides that directors may be removed from office only for cause and only by the affirmative vote of the holders of at least two-thirds of the total outstanding voting stock of the Company. Vacancies on the Board of Directors, including those resulting from an increase in the number of directors, may be filled only by the remaining directors, not by stockholders.

     Any action required or permitted to be taken by the stockholders of the Company may be effected only at an annual or special meeting of stockholders and will not be permitted to be taken by written consent in lieu of a meeting (except that stockholders may take action by written consent in lieu of a meeting during the time period that the Stockholders Agreement remains in effect). The Amended Certificate and the Amended By-Laws also provide that special meetings of stockholders may be called by a majority of the Board of Directors of the Company. Except in the case of a Substantial Holder (as defined in the Amended By-Laws) calling a special meeting of the Board of Directors to increase the number of directors and to fill any vacancy created thereby or to fill any other vacancy, stockholders will not be permitted to call a special meeting or to require that the Board of Directors call a special meeting of stockholders.

     Certain provisions contained in the Amended Certificate, including those relating to the size and classification of the Board of Directors, the removal of directors, the prohibition on action by written consent and the calling of special meetings, may only be amended by the affirmative vote of the holders of at least two-thirds of the total outstanding voting stock of the Company. In addition, the Amended Certificate provides that the Amended By-Laws may only be amended by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the Company or by a vote of two-thirds of the members of the Board of Directors in office.

     The Amended Certificate and the Amended By-Laws establish an advance notice procedure for nomination, other than by or at the direction of the Board of Directors or a Substantial Holder, of candidates for election as directors, as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise business at such meeting must be received by the Company not less than 60 nor more than 90 days prior to the scheduled annual meeting, and must contain certain specified information concerning the person to be nominated or the matter to be brought before the meeting.

     The foregoing provisions could have the effect of discouraging, delaying or making more difficult certain attempts to acquire the Company or to remove incumbent directors even if a majority of the Company's stockholders were to deem such an attempt to be in the best interests of the Company and its stockholders.

PERSONAL LIABILITY OF DIRECTORS

     The Delaware GCL authorizes a Delaware corporation to eliminate or limit the personal liability of a director to the corporation and its stockholders for monetary damages for breach of certain fiduciary duties as a director and, accordingly, the Company's Amended Certificate includes a provision eliminating liability for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption is not permitted under the Delaware GCL. Pursuant to the Delaware GCL, directors of the Company are not insulated from liability for breach of their duty of loyalty (requiring that, in making a business decision, directors act in good faith and in the honest belief that the action taken was in the best interest of the corporation), or for claims arising under the Federal securities laws. The foregoing provision of the Amended Certificate may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders. In addition, the Amended Certificate provides that such provision may only be amended by the affirmative vote of the holders of at least 80% of the outstanding voting stock of the Company.

CERTAIN STATUTORY PROVISIONS

     Section 203 of the Delaware GCL contains certain provisions that may make more difficult the acquisition of control of the Company by means of a tender offer, open market purchase, proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of the Company to negotiate with the Board of Directors. However, these provisions could have the effect of discouraging a prospective acquiror from making a tender offer or otherwise attempting to obtain control of the Company. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares or could depress the market price of shares. Set forth below is a description of the relevant provisions of Section 203 of the Delaware GCL. The description is intended as summary only and is qualified in its entirety by reference to Section 203 of the Delaware GCL.

     Section 203 of the Delaware GCL prohibits certain "business combination" transactions between a publicly held Delaware corporation, such as the Company, and any "interested stockholder" for a period of three years after the date on which such stockholder became an interested stockholder, unless (i) the board of directors approves, prior to such date, either the proposed business combination or the proposed acquisition of stock which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction in which the stockholder becoming an interested stockholder, the interested stockholder acquires at least 85% of those shares of the voting stock of the corporation which are not held by the directors, officers or certain employee stock plans or
(iii) on or subsequent to the consummation date, the business combination with the interested stockholder is approved by the board of directors and also approved at a stockholders' meeting by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation's voting stock other than shares held by the interested stockholder. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. A corporation may, at its option, exclude itself from the coverage of Section 203 by amending its charter or by-laws by action of its stockholders to exempt itself from coverage, provided that such by-law or charter amendment shall not become effective until 12 months after the date it is adopted. The Company has not elected to opt out of Section 203 of the Delaware GCL pursuant to its terms.

TRANSFER AGENT AND REGISTRAR

     The transfer agent, dividend paying agent and registrar for the Common Stock is First Chicago Trust Company of New York.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following summaries of the agreements governing the outstanding long-term indebtedness of the Company and its subsidiaries are intended to describe all relevant material provisions thereof; however, such summaries are qualified in their entirety by reference to the various agreements described herein, copies of which have been filed with the Commission. Capitalized terms used but not defined herein have the meanings ascribed to them in the applicable agreement.

THE CREDIT FACILITY

     The Credit Facility provides for aggregate maximum borrowings by IPC of an aggregate principal amount originally of up to $475 million to be provided by the several banks thereunder, consisting of (i) term loans in an original aggregate amount of up to $300 million, consisting of the Term A Loan and the Term B Loan; and (ii) the Revolving Credit Facility providing for borrowings by IPC of revolving loans of up to $175 million, up to $65 million of which may be in the form of letters of credit (the "Revolving Loans"). The Term Loan Facility and the Revolving Loans are collectively referred to herein as the "Loans."

     A commitment fee of up to 0.375% per annum is payable on the committed but unused portions of the Revolving Credit Facility. This percentage is initially set at 0.25% per annum and is subject to adjustment, based upon the ratio of the Company's Funded Debt to EBITDA (each as defined in the Credit Facility). The interest rate of the Loans can be, at the election of IPC, based upon LIBOR or the Adjusted Base Rate (each as defined in the Credit Facility) and are, subject to certain performance pricing adjustments, based upon the ratio of the Company's Funded Debt to EBITDA. The Term A Loan and the Revolving Loans that are LIBOR loans bear interest at rates up to LIBOR plus 1.625% per annum. As of March 31, 1998, these rates are set at LIBOR plus 1.375% per annum. The Term B Loans that are LIBOR loans bear interest at rates up to LIBOR plus 2.00% per annum. As of March 31, 1998, this rate is set at LIBOR plus 1.75% per annum. The Revolving Loans and the Term A Loans that are Adjusted Base Rate Loans bear interest at rates up to the Base Rate plus 0.625% per annum. As of March 31, 1998, these rates are set at the Base Rate plus 0.375% per annum. The Term B Loans that are Adjusted Base Rate Loans bear interest at rates up to the Base Rate plus 1.00% per annum. As of March 31, 1998, this rate is set at the Base Rate plus 0.75% per annum.

     The Term A Loan is required to be repaid in quarterly payments totalling $3.75 million in 1997, $16.25 million in 1998, $21.25 million in 1999, $25.0 million in 2000, $26.25 million in 2001, $31.25 million in 2002 and $26.25 million in 2003, and the Term B Loan is required to be repaid in quarterly payments totalling $1.5 million per annum and four installments of $35.25 million on December 31, 2003, March 31, 2004, June 30, 2004 and September 30, 2004. The Revolving Credit Facility and the Term A Loan will terminate on or about September 30, 2003 and the Term B Loan will terminate on or about September 30, 2004. IPC may prepay the Term Loan Facility in accordance with the terms of the Credit Facility. Subject to the provisions of the Credit Facility, IPC will be able to, from time to time, borrow, repay and reborrow under the Revolving Credit Facility.

     All Net Cash Proceeds (as defined in the Credit Facility) from the sale of assets of IPC and its subsidiaries and 75% of Excess Cash Flow (as defined in the Credit Facility) (which percentage is subject to adjustment based upon the ratio of the Company's Funded Debt to EBITDA) must, with certain exceptions, be applied to repay the Credit Facility. Any such mandatory prepayments of the Credit Facility or the Term Loan Facility is to be applied first to the Term Loan Facility, if any, and second to the permanent reduction of the Revolving Credit Facility. In addition, other than the initial public offering of capital stock, 50% of the net cash proceeds from the issuance of certain equity shall be applied to repay the Credit Facility (up to a maximum of $50,000,000) and 100% of the net cash proceeds of any debt issuance other than certain permitted debt shall be applied to repay the Credit Facility.

     The Credit Facility and the other obligations under the Credit Facility are guaranteed by the Company and IPC's domestic subsidiaries and are to be secured by (i) a pledge of the capital stock of IPC and each of IPC's domestic subsidiaries and a pledge of certain shares of stock of certain foreign subsidiaries; (ii) grants of security interests in substantially all of the assets of IPC and its domestic subsidiaries; and (iii) mortgages on the real property of IPC and its domestic subsidiaries. Certain obligations under certain interest rate hedging arrangements with respect to the Term Loan Facility will be secured pari passu with the Credit Facility and the other obligations under the Credit Facility.



     The Credit Facility contains restrictive covenants typical in facilities of its type, including, among others, the following: (i) delivery of financial statements and other reports; (ii) compliance certificates; (iii) notices of default, material litigation and material governmental and environmental proceedings; (iv) compliance with laws; (v) payment of taxes; (vi) maintenance of insurance; (vii) limitation on liens (to include standard exceptions and, subject to certain limitations, to permit a receivables securitization financing, if any); (viii) limitations on mergers, consolidations and sales of assets (with the asset sale restriction to include standard exceptions and, subject to certain limitations, to permit the receivables securitization financing, if any); (ix) limitations on debt; (x) limitations on dividends and stock redemptions; (xi) limitations on investments; (xiii) certain ERISA covenants; (xiii) limitations on the use of proceeds and (xiv) restrictions on transactions with affiliates.



     In addition to the covenants described above, the Credit Facility contains financial covenants with respect to, among others, (i) the ratio of EBITDA to cash Interest Expense (as defined in the Credit Facility); (ii) the ratio of EBITDA minus Capital Expenditures (as defined in the Credit Facility) to fixed charges (as described in the Credit Facility); (iii) the ratio of Funded Debt to EBITDA; and (iv) the Company's Net Worth (as defined in the Credit Facility).



     The Credit Facility provides for events of default typical in facilities of its type, including, among others, the following: (i) nonpayment of principal, interest, fees or other amounts; (ii) violation of covenants; (iii) inaccuracy of representations and warranties; (iv) cross-default of other indebtedness;
(v) bankruptcy and other similar events; (vi) material unsatisfied judgments;
(vii) certain ERISA events; (viii) invalidity of any loan documents or security interests; and (ix) change in control (as defined in the Credit Facility).



OTHER INDEBTEDNESS



     As of March 31, 1998, certain of the Company's subsidiaries have an aggregate of approximately $41.8 million principal amount of indebtedness (excluding indebtedness under the Credit Facility). Of this amount, $39.7 million in principal amount of such indebtedness relates to industrial development revenue bonds ("IRBs") secured by letters of credit under the Credit Facility. Interest on the IRBs is exempt from federal income taxation, and a determination by the Internal Revenue Service that such exemption is no longer applicable would cause the mandatory redemption of the IRBs with resulting draws upon the letters of credit. Certain of the IRBs are secured by certain real estate and other assets of the Company's subsidiaries.


                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offerings, 20,931,268 shares of Common Stock will be outstanding. Of such shares, 4,304,309 shares were acquired by existing stockholders without registration under the Securities Act and are "restricted securities" for purposes of the Securities Act. Such shares may be sold in the future under Rule 144 promulgated under the Securities Act which contains volume and manner of sales limitations. See "Principal and Selling Stockholders." In addition, officers of the Company beneficially own options currently exercisable into 812,461 shares of the Common Stock.

     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) (including affiliates of the Company) who has beneficially owned restricted shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 209,000 shares immediately after the Offerings); or (ii) the average weekly trading volume during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to the manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least two years and who is not an affiliate of the Company at any time during the 90 days immediately preceding the sale is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such issuer. Of the restricted securities outstanding following the Offerings, approximately 4,178,226 shares will have been held by persons other than "affiliates" of the Company for at least one year and will be eligible for resale subject to the volume and other limitations of Rule 144.


     During March 1998, the Company filed a Registration Statement on Form S-8 to register the 2,114,133 shares of Common Stock comprising the 1993 Plan Shares, the 817,067 shares of Common Stock issuable upon exercise of the 1993 Plan Options and the 2,000,000 shares of Common Stock issuable upon exercise of the options granted under the 1997 Long-Term Stock Incentive Plan. Management is selling 664,551 shares of Common Stock in the Offerings.


     Sales of substantial amounts of Common Stock in the public market following the Offerings, or the possibility that such sales may occur, may adversely affect the prevailing market price of the Common Stock.

REGISTRATION RIGHTS

     Pursuant to a Registration Rights Agreement entered into by and among the Company and certain Selling Stockholders, certain Selling Stockholders owning at least 5.0% of the outstanding shares of Common Stock have certain shelf, demand and piggyback registration rights. The Registration Rights Agreement provides such stockholders with the right to request one or more "shelf" registrations (each, a "Shelf Registration") at any time after the Company is required to file periodic reports under the Exchange Act. The Registration Rights Agreement also provides that at any time when a Shelf Registration is not in effect or not available for use by the holders of Common Stock, certain Selling Stockholders owning at least 5.0% of the outstanding shares of Common Stock of the Company have the right to make up to three requests (in the aggregate) for an underwritten offering registered under the Securities Act (a "Demand Registration") of all or part of such stockholders' Common Stock subject to the Registration Rights Agreement. The Offerings constitute a Demand Registration. In the event that a Demand Registration is not declared effective within 120 days after a request is delivered, stockholders then acquire the right to request one additional Demand Registration. The Company may delay a Shelf Registration or a Demand Registration otherwise required to be prepared and filed under the Registration Rights Agreement for up to 180 days under certain circumstances if such registration would, in the opinion of the Board of Directors, interfere with any material acquisition or financing transaction then being pursued by the Company. This right to delay registration may not be used more than once in any twelve-month period.

     In addition, in connection with any registration by the Company of its Common Stock, the Company is required to notify the stockholders subject to the Registration Rights Agreement of such registration and include in such registration all registrable Common Stock with respect to which the Company has received written requests for inclusion therein unless the underwriters determine that the number of shares requested to be included in such registration will have a material adverse effect on such registration, in which case only stockholders' shares which may be sold without any such material adverse effect will be included, on a pro-rata basis. Under the Registration Rights Agreement, the Company is required to bear all costs and expenses of each such registration (other than the underwriters' commissions or discounts which are to be borne by the sellers), and the stockholders and the Company have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     Management also has the right to have their restricted shares of Common Stock registered by the Company (on the same terms and conditions as such Selling Stockholders as described above) in the event such Selling Stockholders' shares of Common Stock are registered under the Registration Rights Agreement as described above. See "Certain Relationships and Related Transactions -- Transactions with Management."

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

     The following is a general discussion of certain United States Federal tax consequences of the acquisition, ownership, and disposition of Common Stock by a holder that, for United States Federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). This discussion is based upon the United States Federal tax law now in effect, which is subject to change, possibly retroactively. For purposes of this discussion, a "United States person" means a citizen or resident of the United States; a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof; an estate whose income is includible in gross income for United States Federal income tax purposes regardless of its source; or a "United States Trust." A United States Trust is any trust if, and only if, (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more United States trustees have the authority to control all substantial decisions of the trust. This discussion does not consider any specific facts or circumstances that may apply to a particular Non-United States Holder. Prospective investors are urged to consult their tax advisors regarding the United States Federal tax consequences of acquiring, holding, and disposing of Common Stock, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

DIVIDENDS

     Dividends paid to a Non-United States Holder will generally be subject to withholding of United States Federal income tax at the rate of 30% unless the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder (or if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such Non-United States Holder), in which case the dividend will be subject to the United States Federal income tax on net income on the same basis that applies to United States persons generally. In the case of a Non-United States Holder which is a corporation, such effectively connected income also may be subject to the branch profits tax (which is generally imposed on a foreign corporation on the repatriation from the United States of effectively connected earnings and profits). Non-United States Holders should consult any applicable income tax treaties that may provide for a lower rate of withholding or other rules different from those described above. A Non-United States Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of or exemption from withholding under the foregoing rules.

GAIN ON DISPOSITION

     A Non-United States Holder will generally not be subject to United States Federal income tax on gain recognized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder or, if tax treaties apply, is attributable to a United States permanent establishment maintained by the Non-United States Holder, (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of disposition or either such individual has a "tax home" in the United States or the gain is attributable to an office or other fixed place of business maintained by such individual in the United States,
(iii) the Company is or has been a "United States real property holding corporation" for United States Federal income tax purposes (which the Company does not believe that it is or likely to become) and the Non-United States Holder holds or has held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the Common Stock or (iv) the Non-United States Holder is subject to tax pursuant to the Internal Revenue Code of 1986, as amended, provisions applicable to certain United States expatriates. Gain that is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder will be subject to the United States Federal income tax on net income on the same basis that applies to United States persons generally (and, with respect to corporate holders, under certain circumstances, the branch profits tax) but will not be subject to withholding. Non-United States Holders should consult any applicable treaties that may provide for different rules.

FEDERAL ESTATE TAXES

     Common Stock owned or treated as owned by an individual who is a Non-United States Holder at the date of death will be included in such individual's estate for United States Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company must report annually to the Internal Revenue Service and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities of a country in which the Non-United States Holder resides.

     Under the temporary United States Treasury regulations, United States information reporting requirements and backup withholding tax at a rate of 31% will generally apply to dividends paid on the Common Stock to a Non-United States Holder and to payments by a United States office of a broker of the proceeds of a sale of Common Stock to a Non-United States Holder unless the holder certifies its Non-United States Holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to payments of the proceeds of sales of Common Stock by foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States Federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

     These information reporting and backup withholding rules are under review by the United States Treasury, and their application to the Common Stock could be changed by future regulations. On October 14, 1997, Treasury Regulations were published in the Federal Register concerning the withholding of tax and reporting for certain amounts paid to nonresident individuals and foreign corporations. The Treasury Regulations will be effective for payments made after December 31, 1999. After that date, Non-United States Holders claiming treaty benefits or claiming that income is effectively connected will be required to submit an appropriate version of Internal Revenue Service Form W-8 to the U.S. withholding agent. New rules will apply to Non-United States Holders who invest through intermediaries. Prospective investors should consult their tax advisors concerning the Treasury Regulations and the potential effect on their ownership of Common Stock.

                                  UNDERWRITING


     Subject to the terms and conditions set forth in a purchase agreement (the "U.S. Purchase Agreement"), among the Company, each of the Selling Stockholders and each of the underwriters named below (the "U.S. Underwriters"), and concurrently with the sale of 1,054,000 shares of Common Stock to the International Managers (as defined below), the Company and the Selling Stockholders have agreed to sell to the U.S. Underwriters, and each of the U.S. Underwriters severally has agreed to purchase from the Company and the Selling Stockholders, the number of shares of Common Stock set forth opposite its name below.



                                                                NUMBER OF
                      U.S. UNDERWRITER                           SHARES
                      ----------------                          ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
BT Alex. Brown Incorporated.................................
Lehman Brothers Inc. .......................................
Smith Barney Inc. ..........................................

                                                                ---------
             Total..........................................    4,216,000
                                                                =========


     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), BT Alex. Brown Incorporated, Lehman Brothers Inc. and Smith Barney Inc. are acting as representatives (the "U.S. Representatives") for the U.S. Underwriters.


     The Company and the Selling Stockholders have also entered into a purchase agreement (the "International Purchase Agreement" and, together with the U.S. Purchase Agreement, the "Purchase Agreements") with certain underwriters outside the United States and Canada (collectively, the "International Managers" and, together with the U.S. Underwriters, the "Underwriters") for whom Merrill Lynch International, BT Alex. Brown International, Lehman Brothers International (Europe) and Smith Barney Inc. are acting as representatives (the "International Representatives" and, together with the U.S. Representatives, the "Representatives"). Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 4,216,000 shares of Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Company and the Selling Stockholders have agreed to sell to the International Managers, and the International Managers severally have agreed to purchase from the Company and the Selling Stockholders, an aggregate of 1,054,000 shares of Common Stock. The public offering price per share of Common Stock and underwriting discount per share of Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement. The respective percentages of Common Stock to be sold by each of the Company and the Selling Stockholders will be identical in the U.S. Offering and the International Offering.


     In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances involving a default by an Underwriter, the commitments of non-defaulting U.S. Underwriters or International Managers (as the case may be) may be increased or the U.S. Purchase Agreement or the International Purchase Agreement (as the case may be) may be terminated. The sale of shares of Common Stock to the U.S. Underwriters is conditioned upon the sale of Common Stock to the International Managers and vice versa.

     The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. The Underwriters are permitted to sell shares of Common Stock to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

     The U.S. Representatives have advised the Company and the Selling Stockholders that the U.S. Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession
not in excess of $     per share of Common Stock. The U.S. Underwriters may
allow, and such dealers may reallow, a discount not in excess of $     per share
of Common Stock on sales to certain other dealers. After the Offerings, the public offering price, concession and discount may be changed.


     The Company has granted an option to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 632,400 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The U.S. Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the U.S. Underwriters exercise this option, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such U.S. Underwriter's initial amount reflected in the foregoing table. The Company also has granted an option to the International Managers, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 158,100 additional shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters. If purchased, the Underwriters will offer such shares on the same terms as those on which the 5,270,000 shares are being offered.


     The Company, certain of its executive officers, its directors and certain of the Selling Stockholders have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 90 days after the date of this Prospectus.

     In connection with the Offerings, the Underwriters may engage in certain transactions which stabilize, maintain or otherwise affect the price of the Common Stock. Such transactions may include the purchase of shares of Common Stock in the open market to cover short positions created by over-allotments or to stabilize the price of the Common Stock. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Neither the Company nor any of the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Underwriters do not intend to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

     The Company and the Selling Stockholders have agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including certain liabilities under the Securities Act or to contribute to payments the Underwriters may be required to make in respect thereof.

     George V. Bayly, the Company's President and Chief Executive Officer, is the brother of Daniel Bayly, the head of investment banking at Merrill Lynch. Lehman Brothers Inc. and its affiliates beneficially own approximately 6% of the Common Stock as of April 27, 1998.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Offerings will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois and certain legal matters will be passed upon for the Underwriters by Mayer, Brown & Platt, Chicago, Illinois.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Act with respect to the shares of Common Stock being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, copies of which may be obtained upon payment of the fees prescribed by the Commission or examined without charge at (i) the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and
(ii) the Commission's regional offices located at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Such reports and other information may also be accessed through the Commission's electronic data gathering, analysis and retrieval system via electronic means, including the Commission's web site on the Internet (http://www.sec.gov). Statements contained in this Prospectus as to the contents of any contract or other document are intended to discuss all relevant material provisions thereof; however, in each instance where such contract or other document is an exhibit to the Registration Statement, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference.

                         INDEX TO FINANCIAL STATEMENTS

IVEX PACKAGING CORPORATION:

                                                              PAGE
                                                              ----
Audited Financial Statements:
  Report of Independent Accountants.........................   F-2
  Consolidated Balance Sheets at December 31, 1996 and
     1997...................................................   F-3
  Consolidated Statements of Operations for the years ended
     December 31, 1995,
     1996 and 1997..........................................   F-4
  Consolidated Statements of Changes in Stockholders'
     Deficit for the years ended December 31, 1995, 1996 and
     1997...................................................   F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1995,
     1996 and 1997..........................................   F-6
  Notes to Consolidated Financial Statements................   F-7
Unaudited Interim Financial Statements:
  Consolidated Balance Sheets at December 31, 1997 and
     March 31, 1998.........................................  F-20
  Consolidated Statements of Operations for the three months ended March 31, 1997 and 1998..........................  F-21
  Consolidated Statements of Changes in Stockholders'
     Deficit for the year ended December 31, 1997 and the
     three months ended March 31, 1998......................  F-22
  Consolidated Statements of Cash Flows for the three months ended March 31, 1997 and 1998..........................  F-23
  Notes to Consolidated Financial Statements................  F-24

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Ivex Packaging Corporation:

     In our opinion, the accompanying consolidated balance sheets and related consolidated statements of operations, of changes in stockholders' deficit, and of cash flows present fairly, in all material respects, the financial position of Ivex Packaging Corporation ("the Company") and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Chicago, Illinois
January 20, 1998, except as to Note 2, "Comprehensive income," which is as of April 28, 1998

                           IVEX PACKAGING CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     DECEMBER 31,
                                                                ----------------------
                                                                  1996         1997
                                                                  ----         ----
                           ASSETS
Current Assets:
  Cash and cash equivalents.................................    $   2,822    $   5,989
  Accounts receivable trade, net of allowance...............       51,638       64,952
  Inventories...............................................       49,023       59,706
  Prepaid expenses and other................................        5,395        5,759
                                                                ---------    ---------
     Total current assets...................................      108,878      136,406
                                                                ---------    ---------
Property, Plant and Equipment:
  Buildings and improvements................................       49,038       56,336
  Machinery and equipment...................................      231,526      272,602
  Construction in progress..................................        8,069        9,225
                                                                ---------    ---------
                                                                  288,633      338,163
  Less -- Accumulated depreciation..........................     (123,957)    (149,207)
                                                                ---------    ---------
                                                                  164,676      188,956
  Land......................................................        8,304        9,077
                                                                ---------    ---------
     Total property, plant and equipment....................      172,980      198,033
                                                                ---------    ---------
Other assets:
  Goodwill, net of accumulated amortization.................       20,506       35,278
  Deferred income taxes.....................................                    36,647
  Management receivable.....................................                    11,135
  Miscellaneous.............................................       13,537       10,224
                                                                ---------    ---------
     Total other assets.....................................       34,043       93,284
                                                                ---------    ---------
Total Assets................................................    $ 315,901    $ 427,723
                                                                =========    =========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Current installments of long-term debt....................    $   5,921    $  19,744
  Accounts payable..........................................       36,748       38,675
  Accrued salary and wages..................................        8,603        9,114
  Self insurance reserves...................................        7,453        6,799
  Accrued rebates and discounts.............................        3,824        4,596
  Accrued interest..........................................        1,680        4,191
  Other accrued expenses....................................       12,110       11,546
                                                                ---------    ---------
     Total current liabilities..............................       76,339       94,665
                                                                ---------    ---------
Long-Term Debt..............................................      352,893      319,055
                                                                ---------    ---------
Other Long-Term Liabilities.................................        5,243       21,868
                                                                ---------    ---------
Deferred Income Taxes.......................................        8,770        4,304
                                                                ---------    ---------
Commitments.................................................
                                                                ---------    ---------
Stockholders' Deficit:
  Common stock, $.01 par value -- 45,000,000 shares
     authorized; 10,352,533 and 20,426,666 shares issued and
     outstanding, respectively..............................           11          204
  Paid in capital in excess of par value....................      177,375      328,322
  Accumulated deficit.......................................     (303,566)    (339,836)
  Accumulated other comprehensive income (loss).............       (1,164)        (859)
                                                                ---------    ---------
     Total stockholders' deficit............................     (127,344)     (12,169)
                                                                ---------    ---------
Total Liabilities and Stockholders' Deficit.................    $ 315,901    $ 427,723
                                                                =========    =========

         The accompanying notes are an integral part of this statement.

                           IVEX PACKAGING CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    YEAR ENDED DECEMBER 31,
                                                             --------------------------------------
                                                                1995          1996          1997
                                                                ----          ----          ----
Net sales................................................      $451,569      $451,807      $538,475
Cost of goods sold.......................................       366,409       351,424       418,815
                                                             ----------    ----------    ----------
Gross profit.............................................        85,160       100,383       119,660
                                                             ----------    ----------    ----------
Operating expenses:
  Selling................................................        18,027        20,306        27,625
  Administrative.........................................        24,540        27,156        31,299
  Amortization of intangibles............................         1,904           621         1,111
  Write-off of goodwill..................................        13,471
  Special charges........................................         4,960                      53,329
                                                             ----------    ----------    ----------
Total operating expenses.................................        62,902        48,083       113,364
                                                             ----------    ----------    ----------
Income from operations...................................        22,258        52,300         6,296
Interest expense.........................................        43,270        42,732        41,889
                                                             ----------    ----------    ----------
Income (loss) before income taxes and extraordinary
  loss...................................................       (21,012)        9,568       (35,593)
Income tax (benefit) provision...........................         1,113           900       (26,053)
                                                             ----------    ----------    ----------
Income (loss) before extraordinary loss..................       (22,125)        8,668        (9,540)
Extraordinary loss.......................................        (2,359)                    (26,730)
                                                             ----------    ----------    ----------
Net income (loss)........................................      $(24,484)     $  8,668      $(36,270)
                                                             ==========    ==========    ==========
Earnings (loss) per share:
  Basic:
     Income (loss) before extraordinary loss.............      $  (2.14)     $   0.84      $  (0.75)
     Extraordinary loss..................................         (0.23)                      (2.10)
                                                             ----------    ----------    ----------
     Net income (loss)...................................      $  (2.37)     $   0.84      $  (2.85)
                                                             ==========    ==========    ==========
     Weighted average shares outstanding.................    10,352,533    10,352,533    12,747,029
                                                             ==========    ==========    ==========
  Diluted:
     Income (loss) before extraordinary loss.............      $  (2.14)     $   0.84      $  (0.75)
     Extraordinary loss..................................         (0.23)                      (2.10)
                                                             ----------    ----------    ----------
     Net income (loss)...................................      $  (2.37)     $   0.84      $  (2.85)
                                                             ==========    ==========    ==========
     Weighted average shares outstanding.................    10,352,533    10,352,533    12,747,029
                                                             ==========    ==========    ==========

         The accompanying notes are an integral part of this statement.

                           IVEX PACKAGING CORPORATION

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                         PAID IN                     ACCUMULATED
                                    COMMON STOCK         CAPITAL                        OTHER
                                 -------------------   IN EXCESS OF   ACCUMULATED   COMPREHENSIVE   STOCKHOLDERS'   COMPREHENSIVE
                                   SHARES     AMOUNT    PAR VALUE       DEFICIT     INCOME (LOSS)      DEFICIT      INCOME (LOSS)
                                   ------     ------   ------------   -----------   -------------   -------------   -------------
Balance at December 31, 1994...   1,072,246    $ 11      $177,375      $(287,750)      $  (902)       $(111,266)
  Net loss.....................                                          (24,484)                       (24,484)      $(24,484)
  Other comprehensive income
    (foreign currency
    translation adjustment)....                                                           (582)            (582)          (582)
                                                                                                                      --------
  Comprehensive income
    (loss).....................                                                                                       $(25,066)
                                 ----------    ----      --------      ---------       -------        ---------       ========
Balance at December 31, 1995...   1,072,246      11       177,375       (312,234)       (1,484)        (136,332)
  Net income...................                                            8,668                          8,668       $  8,668
  Other comprehensive income
    (foreign currency
    translation adjustment)....                                                            320              320            320
                                                                                                                      --------
  Comprehensive income
    (loss).....................                                                                                       $  8,988
                                 ----------    ----      --------      ---------       -------        ---------       ========
Balance at December 31, 1996...   1,072,246      11       177,375       (303,566)       (1,164)        (127,344)
  Issuance of management
    shares.....................     218,968       2        33,824                                        33,826
  Common stock split...........  11,175,452     112          (112)
  Issuance of common stock.....   7,960,000      79       117,235                                       117,314
  Net loss.....................                                          (36,270)                       (36,270)      $(36,270)
  Other comprehensive income
    (foreign currency
    translation adjustment)....                                                            305              305            305
                                                                                                                      --------
  Comprehensive income
    (loss).....................                                                                                       $(35,965)
                                 ----------    ----      --------      ---------       -------        ---------       ========
Balance at December 31, 1997...  20,426,666    $204      $328,322      $(339,836)      $  (859)       $ (12,169)
                                 ==========    ====      ========      =========       =======        =========

         The accompanying notes are an integral part of this statement.

                           IVEX PACKAGING CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1995        1996       1997
                                                                ----        ----       ----
Cash flows from operating activities:
  Net income (loss).........................................  $ (24,484)  $  8,668   $(36,270)
    Adjustments to reconcile net income (loss) to net cash
       from operating activities:
       Depreciation of properties...........................     20,496     22,103     26,068
       Amortization of intangibles and debt issue costs.....     19,689      2,028      2,404
       Non-cash interest....................................     11,232     12,801     11,223
       Non-cash special charge..............................                           53,329
       Extraordinary loss...................................                           26,730
       Deferred income taxes................................                          (28,433)
       Write-down of property, plant and equipment, net.....        760
                                                              ---------   --------   --------
                                                                 27,693     45,600     55,051
       Change in operating assets and liabilities:
         Accounts receivable................................       (550)       528     (7,342)
         Inventories........................................      4,371       (743)    (4,946)
         Prepaid expenses and other assets..................       (930)       621       (212)
         Accounts payable...................................     (8,486)     1,516     (3,907)
         Accrued expenses and other liabilities.............        648      1,680     (2,169)
                                                              ---------   --------   --------
         Net cash from operating activities.................     22,746     49,202     36,475
                                                              ---------   --------   --------
Cash flows from financing activities:
  Proceeds from issuance of stock...........................                          117,314
  Proceeds from senior credit facility......................     60,000               300,000
  Payment of senior credit facility.........................    (59,870)    (5,000)   (59,125)
  Proceeds from revolving credit facility...................      8,500                 1,000
  Payment of revolving credit facility......................                (8,500)
  Redemption of 13 1/4% Discount Debentures.................                         (117,363)
  Redemption of 12 1/2% Subordinated Notes..................                         (157,423)
  Management loan...........................................                          (11,625)
  Debt redemption costs.....................................                          (33,339)
  Payment of debt issue costs...............................     (2,779)      (296)    (4,303)
  Other, net................................................       (185)       722       (253)
                                                              ---------   --------   --------
         Net cash from (used by) financing activities.......      5,666    (13,074)    34,883
                                                              ---------   --------   --------
Cash flows from investing activities:
  Purchase of property, plant and equipment.................    (19,385)   (17,633)   (25,364)
  Proceeds from sale of real estate.........................      1,034
  Acquisitions..............................................    (11,735)   (20,786)   (42,728)
  Other, net................................................        215        283        (99)
                                                              ---------   --------   --------
         Net cash used by investing activities..............    (29,871)   (38,136)   (68,191)
                                                              ---------   --------   --------
Net increase (decrease) in cash and cash equivalents........     (1,459)    (2,008)     3,167
Cash and cash equivalents at beginning of period............      6,289      4,830      2,822
                                                              ---------   --------   --------
Cash and cash equivalents at end of period..................  $   4,830   $  2,822   $  5,989
                                                              =========   ========   ========
Supplemental cash flow disclosures:
  Cash paid during the year for:
    Interest................................................  $  30,004   $ 28,592   $ 28,761
    Income taxes............................................      1,052      1,199      1,561
Supplemental schedule of non-cash investing and financing
  activities:
  Issuance of non-current note for accounts receivable......      1,000
  The Company purchased all of the capital stock of CFI
    Industries, Inc. In conjunction with the acquisition,
    liabilities were assumed as follows:
    Fair value of assets acquired...........................              $ 27,127
    Cash paid for the capital stock.........................               (18,423)
                                                                          --------
       Liabilities assumed..................................              $  8,704
                                                                          ========

         The accompanying notes are an integral part of this statement.

                           IVEX PACKAGING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1 -- ORGANIZATION:

     Ivex Packaging Corporation (the "Company") owns 100% of the common stock of IPC, Inc. ("IPC"). The Company is a holding company with no operations of its own and IPC has no contractual obligations to distribute funds to the Company.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Nature of operations

     IPC engages in the business of manufacturing plastic and paper packaging products for different end-use packaging applications principally with customers in North America and Europe. These applications include: (i) the integrated production and conversion of oriented polystyrene sheet and other plastic sheet into thermoformed packaging products and the sale of such sheet to other packaging thermoformers; (ii) the manufacture and sale of coated and laminated kraft paper and plastic materials and single face corrugated products as protective materials in the packaging of industrial products; and (iii) the manufacture and sale of unbleached kraft paper and various lightweight specialty grades of paper for industrial and food service packaging applications. Accordingly, the accompanying financial data are reported as a single segment.

  Principles of consolidation

     All the accounts of the wholly-owned subsidiaries of the Company have been consolidated. All significant intercompany transactions and accounts have been eliminated.

  Revenue recognition

     The Company recognizes revenue upon shipment of products.

  Cash and cash equivalents

     The Company considers all short-term deposits with initial maturities of three months or less to be cash equivalents.

  Accounts receivable

     Accounts receivable at December 31, 1996 and 1997 consist of the following:

                                                              1996      1997
                                                              ----      ----
Accounts receivable........................................  $53,718   $67,496
Less -- Allowance for doubtful accounts....................   (2,080)   (2,544)
                                                             -------   -------
                                                             $51,638   $64,952
                                                             =======   =======

     Accounts receivable from sales to customers are unsecured.

                           IVEX PACKAGING CORPORATION

  Inventories

     Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method to determine the cost of raw materials and finished goods.

     Inventories at December 31, 1996 and 1997 consist of the following:

                                                              1996     1997
                                                              ----     ----
Raw materials..............................................  $26,483  $32,200
Finished goods.............................................   22,540   27,506
                                                             -------  -------
                                                             $49,023  $59,706
                                                             =======  =======

  Property, plant and equipment

     Depreciation of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations as incurred; major improvements are capitalized.

  Income taxes

     The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law or rates.

  Employee benefit plans

     IPC and its subsidiaries have defined contribution and defined benefit plans covering substantially all employees. IPC's contributions to the defined contribution plans are determined by matching employee contributions and by discretionary contributions. Defined benefit plan contributions are determined by independent actuaries and are generally funded in the minimum annual amount required by the Employee Retirement Income Security Act of 1974.

     IPC provides limited post retirement benefits to a select group of employees. The current period cost and reserves related to these benefits are not material.

  Goodwill and other long-lived assets

     Goodwill represents the excess purchase price over fair value of net assets acquired and is being amortized using the straight-line method over a forty year period. Accumulated amortization was $18,781 and $19,593 as of December 31, 1996 and 1997, respectively.

     During 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. If the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset an impairment loss is recognized. The effect of adopting this new accounting standard did not have an impact on the financial position of the Company. Prior to 1996, an impairment was recognized if it was probable that the present value of expected future cash flows (discounted and with interest charges) was less than the carrying amounts of goodwill and other long-lived assets.

                           IVEX PACKAGING CORPORATION

  Earnings per share

     During 1997, the Company adopted SFAS No. 128, "Earnings per share," which requires the presentation of basic and diluted earnings per share. Basic earnings (loss) per share excludes dilution and is computed by dividing income
(loss) by the weighted average number of common shares outstanding during each period. Diluted earnings (loss) per share reflects the potential dilution that could occur if common stock options are exercised and is computed by dividing income (loss) by the weighted average number of common shares outstanding, including common stock equivalent shares, issuable upon exercise of outstanding stock options, to the extent that they would have a dilutive effect on the per share amounts. During the periods presented, the Company's common stock equivalents did not have a dilutive effect on the earnings per share amounts.

  Foreign currency translation

     The financial statements of the Company's foreign subsidiaries are maintained in local currency which is the functional currency. The balance sheets of these subsidiaries are translated at exchange rates in effect at the balance sheet date and the related statements of operations are translated at weighted average rates of exchange for the year. Translation adjustments resulting from this process are reflected in accumulated other comprehensive income (loss). Gains and losses resulting from foreign exchange transactions are recorded in the results from operations. Such amounts were not significant in 1995, 1996 and 1997.

  Comprehensive income

     During the quarter ended March 31, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which requires the Company to disclose, in financial statement format, all non-owner changes in equity. The Consolidated Statements of Changes in Stockholders' Deficit for the years ended December 31, 1995, 1996 and 1997 have been reclassified to reflect the adoption of this standard. All non-owner changes in equity resulted from foreign currency translation adjustments.

  Fair value of financial instruments

     The carrying amount of financial instruments approximates their estimated fair value based on market prices for the same or similar type of financial instruments.

  Reclassifications

     Certain amounts in the consolidated balance sheet for 1996 have been reclassified to conform to the 1997 presentation.

NOTE 3 -- INITIAL PUBLIC OFFERING AND REFINANCING:

     On October 6, 1997, the Company completed an initial public offering (the "Offering") of 9,660,000 shares of common stock of the Company. In connection with the Offering, the Company increased its authorized capital stock to 45,000,000 shares of common stock and effected a 9.65-for-1 stock split of its outstanding common stock. All share and per share data have been adjusted to give effect to the increased authorized capital stock and stock split. In the Offering, the Company sold to the underwriters 7,960,000 previously unissued shares of common stock at an initial public offering price of $16.00 per share yielding net proceeds of $117,314. Acadia Partners, L.P. and certain related investors ("Acadia") sold to the underwriters 1,700,000 previously issued and outstanding shares of common stock owned by them. The Company did not receive any of the proceeds from the sale of shares of common stock by Acadia.

     The Offering is a component of a comprehensive refinancing strategy of the Company to significantly lower its interest expense, strengthen its balance sheet and provide financial flexibility to enable Ivex to

                           IVEX PACKAGING CORPORATION
continue to pursue investment opportunities. As part of this refinancing, simultaneously with the consummation of the Offering, the Company entered into a new credit facility (the "New Credit Facility") that refinanced its existing credit facility. The Company used the proceeds of the Offering together with borrowings under the New Credit Facility to refinance substantially all of its existing indebtedness. During the fourth quarter of 1997, the Company repurchased all of its 12 1/2% Subordinated Notes due 2002 (the "12 1/2% Subordinated Notes") and repurchased all of its 13 1/4% Discount Debentures due 2005 (the "13 1/4% Discount Debentures") .

     In connection with the above repurchase of the 12 1/2% Subordinated Notes and the 13 1/4% Discount Debentures, the Company paid premiums aggregating $32,374. In connection with the refinancing, the Company incurred expense of approximately $8,177 related to the write-off of previously capitalized debt issuance costs and paid costs of $1,214 associated with the repurchase of existing debt. See Note 12 -- Extraordinary loss from extinguishment of debt.

NOTE 4 -- MISCELLANEOUS OTHER ASSETS:

     Miscellaneous other assets at December 31, 1996 and 1997 consist of the following:

                                                                1996       1997
                                                                ----       ----
Deferred financing costs...................................    $13,416    $ 5,065
Less -- Accumulated amortization...........................     (4,370)      (516)
                                                               -------    -------
                                                                 9,046      4,549
Other......................................................      4,491      5,675
                                                               -------    -------
                                                               $13,537    $10,224
                                                               =======    =======

     Deferred financing costs are being amortized over the term of the related debt.

NOTE 5 -- LONG-TERM DEBT:

     Long-term debt comprised the following at December 31, 1996 and 1997:

                                                               1996        1997
                                                               ----        ----
Senior credit facility (A)...............................    $ 55,000    $296,875
Industrial revenue bonds (B).............................      38,293      39,736
12 1/2% Subordinated Notes, net of discount (C)..........     157,340
13 1/4% Discount Debentures, net of discount (D).........     106,139
Other....................................................       2,042       2,188
                                                             --------    --------
     Total debt outstanding..............................     358,814     338,799
Less -- Current installments of long-term debt...........      (5,921)    (19,744)
                                                             --------    --------
     Long-term debt......................................    $352,893    $319,055
                                                             ========    ========

     A. Senior Credit Facility -- On October 6, 1997, the Company refinanced its existing credit facility with the New Credit Facility. The New Credit Facility is comprised of a $150,000 Term A Loan, $150,000 Term B Loan and $175,000 revolving credit facility (up to $65,000 of which may be in the form of letters of credit). The Term A Loan is required to be repaid in quarterly payments totaling $3,750 in 1997, $16,250 in 1998, $21,250 in 1999, $25,000 in 2000,
$26,250 in 2001, $31,250 in 2002 and $26,250 in 2003 and the Term B Loan is
required to be repaid in quarterly payments totaling $1,500 per annum through September 30, 2003 and installments of $35,250 on December 31, 2003, March 31, 2004, June 30, 2004 and September 30, 2004. The interest rate of the New Credit Facility can be, at the election of the Company, based upon LIBOR or the Adjusted Base Rate, as defined, and is subject to certain performance pricing adjustments. The Term A Loan

                           IVEX PACKAGING CORPORATION
and loans under the revolving credit facility bear interest at rates up to LIBOR plus 1.625% or the Adjusted Base Rate plus 0.625%. At December 31, 1997, such rates are 1.375% plus LIBOR. The Term B Loan bears interest at rates up to LIBOR plus 2.00% or the Adjusted Base Rate plus 1.0%. As of December 31, 1997, such rates are 1.75% plus LIBOR. Borrowings are secured by substantially all the assets of the Company and its subsidiaries. The revolving credit facility and Term A Loan will terminate on September 30, 2003 and the Term B Loan will terminate on September 30, 2004. Under the New Credit Facility, the Company is required to maintain certain financial ratios and levels of net worth, and future indebtedness and dividends are restricted, among other things. Limitations on dividends, advances and loans between IPC and the Company, as defined in the New Credit Facility, restrict substantially all of IPC's net assets.

     During 1997, the Company entered into interest rate swap agreements with a group of banks having notional amounts totaling $100,000 through November 5, 2002. These agreements effectively fix a portion of the Company's LIBOR base rate at 6.12% during this period. Concurrently, the Company also entered into interest rate collar agreements with a group of banks having notional amounts totaling $100,000 through November 5, 2002. These collar agreements effectively fix the LIBOR base rate at a maximum of 7.00% and allow for the Company to pay the market LIBOR from a floor of 5.55% to the maximum rate. If LIBOR falls below 5.55%, the Company is required to pay the floor rate of 5.55%. During 1996, the Company entered into interest rate swap agreements for the term loans for notional amounts totaling $60,000 through January 19, 1999. Such agreements effectively fix the Company's LIBOR base rate at 5.33% during this period. Income or expense related to settlements under these agreements are recorded as adjustments to interest expense in the Company's financial statements.

     B. Industrial Revenue Bonds -- Industrial Revenue Bonds requiring monthly interest payments with average effective rates during 1997 and 1996 of 6.0% and 5.8%, respectively, are due in varying amounts and dates through 2009 and are secured by certain assets of IPC. Letters of credit under the New Credit Facility provide credit enhancement for the Industrial Revenue Bonds.

     C. 12 1/2% Subordinated Notes -- IPC issued $158,000 of the 12 1/2% Subordinated Notes on December 17, 1992. The 12 1/2% Subordinated Notes were repurchased in connection with the initial public offering and refinancing during the fourth quarter of 1997.

     D. 13 1/4% Discount Debentures -- The Company issued $160,000 of the 13 1/4% Discount Debentures for an aggregate consideration of approximately $65,000 on March 8, 1993. The 13 1/4% Company Discount Debentures were repurchased in connection with the initial public offering and refinancing during the fourth quarter of 1997.

     Long-term debt principal maturities are as follows:

1998........................................................    $ 19,744
1999........................................................      25,471
2000........................................................      29,235
2001........................................................      30,501
2002........................................................      35,351
Thereafter..................................................     198,497
                                                                --------
                                                                $338,799
                                                                ========

                           IVEX PACKAGING CORPORATION

NOTE 6 -- INCOME TAXES:

     The components of the income tax provision shown in the statement of operations are as follows:

                                                        1995      1996        1997
                                                        ----      ----        ----
Current provision:
  Federal..........................................    $  142    $   415
  State............................................       971        485    $    454
  Foreign..........................................                            1,926
Deferred provision (benefit).......................                9,029     (26,059)
Benefit of net operating loss carryovers...........               (9,029)     (2,374)
                                                       ------    -------    --------
                                                       $1,113    $   900    $(26,053)
                                                       ======    =======    ========

     The provision recognized for income taxes differs from the amount determined by applying the U.S. federal income tax rate of 35% due to the following:

                                                       1995       1996        1997
                                                       ----       ----        ----
Income (loss) before income taxes and
  extraordinary loss.............................    $(21,012)   $ 9,568    $(35,593)
                                                     ========    =======    ========
Computed expected provision (benefit) at the
  statutory rate.................................    $ (7,354)   $ 3,349    $(12,458)
Adjustments to the computed expected provision
  (benefit) resulting from:
  Reduction of valuation allowance...............                            (13,200)
  Amortization of goodwill.......................       4,862         77         151
  Net operating loss carryover adjustments.......       2,701     (3,077)     (2,374)
  State income taxes, net........................         610        417         713
  Other, net.....................................         294        134       1,115
                                                     --------    -------    --------
                                                     $  1,113    $   900    $(26,053)
                                                     ========    =======    ========

     U.S. federal deferred tax liabilities (assets) are comprised of the following:

                                                               1996        1997
                                                               ----        ----
Depreciation.............................................    $ 33,449    $ 34,323
Basis differences of acquired assets.....................       3,969       3,176
                                                             --------    --------
  Total deferred tax liabilities.........................      37,418      37,499
                                                             --------    --------
Environmental reserves...................................        (330)       (320)
Non-compete agreements...................................        (613)       (263)
Self insurance reserves..................................      (1,979)     (1,767)
Original issue discount accretion........................     (14,394)
Management compensation accrual..........................                  (6,524)
Other....................................................      (2,727)     (4,884)
Net operating loss carryover.............................     (26,795)    (62,688)
                                                             --------    --------
  Total deferred tax assets..............................     (46,838)    (76,446)
  Valuation allowance on deferred tax assets.............      18,190       2,300
                                                             --------    --------
     Net deferred tax assets.............................     (28,648)    (74,146)
                                                             --------    --------
Deferred tax liability (asset)...........................    $  8,770    $(36,647)
                                                             ========    ========

                           IVEX PACKAGING CORPORATION

     The Company's foreign and state deferred tax liabilities of $4,304 arise primarily due to differences between book and tax depreciation.

     At December 31, 1997, the Company has U.S. federal net operating loss carryovers, including the net operating loss carryovers of IPC, for income tax reporting purposes of approximately $179,108. Approximately $95,500 of these losses will be limited in their annual usage to approximately $11,000 per year under Section 382 of the Internal Revenue Code. These carryovers expire between 2005 and 2012. In the event of a change in ownership of the Company these net operating loss carryovers may be limited. During 1997, the Company determined that it was more likely than not that a portion of its net operating loss carryovers would be realized primarily as the result of the Offering and refinancing. See Note 3 -- Initial Public Offering and Refinancing. Accordingly, the valuation allowance recorded against certain of the net operating loss carryovers was reduced by $13,200.

NOTE 7 -- EMPLOYEE BENEFIT PLANS:

     Net periodic pension expense related to the defined benefit plans for the years ended December 31, 1995, 1996 and 1997 is comprised of the following components:

                                                        1995       1996       1997
                                                        ----       ----       ----
Service cost component -- benefits earned by
  employees for services during this period........    $   265    $   290    $   279
Interest cost component -- increase in projected
  benefit obligation due to the passage of time....      1,070      1,208      1,248
Return on plan assets, net of administrative
  expense..........................................     (1,926)    (1,317)    (1,645)
Net amortization and deferral......................      1,084        372        568
                                                       -------    -------    -------
Net periodic pension cost..........................    $   493    $   553    $   450
                                                       =======    =======    =======

     Plan assets are invested in money market, equity and bond funds. The following table sets forth the funded status of these plans as of the date of the latest available actuarial valuation.

                                                                1996       1997
                                                                ----       ----
Actuarial present value of vested benefit obligation.......    $15,139    $16,558
                                                               =======    =======
Actuarial present value of accumulated benefit
  obligation...............................................    $15,252    $16,871
                                                               =======    =======
Fair value of the plans' assets............................    $14,202    $15,576
Actuarial present value of projected benefit obligation....     15,357     16,990
                                                               -------    -------
Fair value of the plans' assets less than the projected
  benefit obligation.......................................     (1,155)    (1,414)
Unrecognized net transition obligation.....................        398        333
Unrecognized prior service cost............................        952        834
Unrecognized net loss......................................        650      1,580
                                                               -------    -------
Prepaid pension expense....................................    $   845    $ 1,333
                                                               =======    =======

     The following table sets forth significant assumptions utilized in the actuarial valuation.

                                                           1996        1997
                                                           ----        ----
Discount rate used to adjust for the time value of
  money................................................       8.5%        8.0%
Expected rate of increase in employee compensation
  costs................................................      0%-5%       0%-5%
Expected long-term rate of return on assets............       9.0%        9.0%

                           IVEX PACKAGING CORPORATION

     The charge to operations under IPC's defined benefit and defined contribution plans was approximately $2,063, $2,351 and $3,814 for the years ended December 31, 1995, 1996 and 1997, respectively.

NOTE 8 -- STOCK OPTION AND INCENTIVE PLANS:

  The 1997 Stock Incentive Plan

     In connection with the initial public offering, the Company adopted the Ivex Packaging Corporation 1997 Long-Term Stock Incentive Plan (the "1997 Stock Incentive Plan") which authorizes the grant of stock awards, as defined, to participants with respect to a maximum of 2,000,000 shares of the Company's common stock.

     Under the 1997 Stock Incentive Plan, the Company granted nonqualified options to purchase 468,000 shares of its common stock at an exercise price of $16.00 per share (fair market value on the date of grant). These options were granted on September 30, 1997, vest over a three year period and expire in 2007. As of December 31, 1997, all of these options were outstanding and none were exercisable.

  The IPC Option Plan

     IPC and the Company established a stock option plan (the "IPC Option Plan") for certain key executives, effective January 1, 1993. Pursuant to the IPC Option Plan, IPC irrevocably granted options to purchase 17,270 shares of its common stock at an exercise price of $619.56 per share approximating fair market value (the "IPC Options"). The IPC Option Plan also provided IPC and the participants with certain rights to exchange options to purchase IPC's common stock for options to purchase the Company's common stock.

     On January 1, 1996, the IPC Option Plan was amended and extended to grant an additional 6,908 options subject to vesting over three years from January 1, 1996, and such options were available to be earned based on operating income, as defined. The provisions of the options were substantially the same as the previously issued options.

     On September 30, 1997, earned and vested IPC Options exercisable for 16,321 shares of IPC's common stock (comprising all of the IPC Options outstanding on such date) were exchanged for 2,114,133 newly issued shares of the Company's common stock and newly issued nonqualified stock options exercisable for 817,067 shares of the Company's common stock at an option price of $16.00 (fair market value at the date of grant). Such options expire in 2007 and, as of December 31, 1997, all of these options were outstanding and exercisable. The Company recorded a nonrecurring compensation charge in connection with the above exchange. See Note 9 -- Special Charges.

  SFAS 123 Disclosures

     The Company adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under the provisions of such statement, the Company is required to at least disclose the pro forma impact of recognizing compensation expense for the fair value of those options granted since January 1, 1996. Under the provisions of SFAS No. 123, the Company has not recognized any compensation cost for stock option plans. On a pro forma basis, had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards during 1997 and 1996 consistent with the

                           IVEX PACKAGING CORPORATION
provisions of SFAS No. 123, the Company's net income (loss) and earnings (loss) per share would have been as follows:

                                                              1996      1997
                                                              ----      ----
Net income (loss)..........................................  $8,548   $(17,224)
                                                             ======   ========
Earnings (loss) per share..................................   $0.83     $(1.35)
                                                             ======   ========

     During 1997, the Company's pro forma net income was determined under the assumption that options granted in exchange for the IPC Options were fully earned and vested and the options granted under the 1997 Stock Incentive Plan were fully earned with equal vesting over the three years from September 30, 1997. The fair value of the options granted was estimated on the date earned using the Black-Scholes option-pricing model and utilized the following weighted-average assumptions for options earned in 1997: dividend yield of 0.00%; expected volatility of 21.25%; risk-free interest rate of 5.91%; and expected lives of 3 years.

     During 1996, the Company's pro forma net income was determined under the assumption that all applicable options were earned when available with equal vesting over the three years from January 1, 1996. The fair value of the options granted was estimated on the date earned using the Black-Scholes option-pricing model and utilized the following weighted-average assumptions for options earned in 1996: dividend yield of 0.00%; expected volatility of 22.63%; risk-free interest rate of 5.28%; and expected lives of 3 years.

  The Incentive Agreement

     IPC also entered into a special incentive agreement (the "Incentive Agreement") with certain key executives, effective January 1, 1993. The Incentive Agreement provided for a special incentive payment of up to $2,250 upon the occurrence of certain events as defined in the Incentive Agreement. During 1995, management earned all of the special incentive payment and, accordingly, IPC recorded expense of $2,250. As of December 31, 1996, all amounts to be paid pursuant to the terms of the Incentive Agreement have been paid. See Note 9 -- Special Charges.

NOTE 9 -- SPECIAL CHARGES:

     During the third quarter of 1997, the Company recorded a nonrecurring non-cash compensation charge of $53,329 in connection with the Company's conversion, pursuant to the IPC Option Plan, of the IPC Options into 2,114,133 newly issued shares of the Company's common stock and newly issued stock options exercisable for 817,067 shares of the Company's common stock. The nonrecurring compensation charge consists of (i) a non-cash compensation charge of $33,826 associated with the conversion of the IPC Options into shares of the Company's common stock and (ii) a non-cash compensation charge of $19,503 associated with the accrual of future Company payments to senior management of an amount which (after taxes) will enable such management to pay interest on the loans made to them by the Company. As of December 31, 1997, the balance of this management compensation accrual is $18,641 (including the current portion of approximately $2,000). Such loans were made to senior management pursuant to the IPC Option Plan to enable them to pay their individual income taxes payable in connection with the conversion of the IPC Options. These loans bear interest at the minimum applicable federal rate at the date of funding (approximately 6.7%) and are secured only by the newly issued shares of stock exchanged for the IPC options and are nonrecourse to any other personal assets. As of December 31, 1997, the Company had funded $11,135 of such loans.

     During the fourth quarter of 1995, the Company recorded the following special charges: $2,250 associated with the Incentive Agreement, $1,950 of costs related to an attempted initial public equity offering and a reduction of land value of $760 associated with a donation of land to the Village of Chagrin Falls, Ohio.

                           IVEX PACKAGING CORPORATION

NOTE 10 -- RELATED PARTY TRANSACTIONS:

     The Company paid a management fee to Acadia of $400 in 1997, 1996 and 1995. In addition, in connection with the Company's initial public offering, the Company paid a one-time $500 fee to Acadia and certain related investors.

     Pursuant to a consulting agreement, Nicolaus Paper Inc. ("Nicolaus") pays IPC a performance-based consulting fee in an annual amount between $250 and $500 for certain services rendered to Nicolaus by IPC. During 1997, the Company recorded consulting fee income of $350 related to this agreement. Additionally, during 1997 the Company purchased $1,867 of paper at market prices from Nicolaus. Certain executive officers and directors of the Company together with certain members of management of Oak Hill Partners, Inc. (Acadia's investment advisor) own substantially all of the outstanding common stock of Nicolaus.

NOTE 11 -- COMMITMENTS:

     IPC leases certain of its facilities and equipment under non-cancelable operating leases, some of which contain renewal options, escalation clauses and requirements that IPC pay taxes, insurance and maintenance costs. Approximate future minimum annual rental payments under non-cancelable operating lease agreements are as follows:

1998........................................................  $4,598
1999........................................................   4,268
2000........................................................   3,306
2001........................................................   8,336
2002........................................................     793
Thereafter..................................................     300

     Rent expense under operating leases included in the accompanying statement of operations aggregated approximately $6,832, $4,954 and $4,339 during 1997, 1996 and 1995, respectively.

NOTE 12 -- EXTRAORDINARY LOSS FROM EXTINGUISHMENT OF DEBT:

     An extraordinary loss of $26,730 (net of tax benefit of $15,035) was recorded in the consolidated statements of operations for the year ended December 31, 1997. This loss consists of $32,374 of premiums paid to retire the 13 1/4% Discount Debentures and the 12 1/2% Subordinated Notes, the write-off of $8,177 of deferred financing costs related to the retired debt and the refinancing of the Company's existing credit facility, and $1,214 of expenses incurred to retire the debt.

     Deferred financing costs of $2,359 written off in connection with the refinancing of IPC's senior credit facility are presented as an extraordinary item in the consolidated statement of operations for the year ended December 31, 1995.

NOTE 13 -- ACQUISITIONS:

     On January 17, 1997, the Company purchased substantially all of the assets, excluding accounts receivable, of the oriented polystyrene ("OPS") business of Viskase Limited located in Sedgefield, England for $11,907. On February 21, 1997, the Company purchased all of the outstanding common stock of M&R Plastics, Inc. ("M&R") located in Laval, Quebec for $18,651, including the repayment of certain indebtedness of M&R and related acquisition fees and expenses. The OPS business of Viskase and M&R are integrated producers and converters of OPS sheet with primary applications in food packaging markets. On August 8, 1997, the Company purchased all of the outstanding common stock of AVPEX International Corporation ("AVP") located in Newcastle, Canada for $8,103, including the repayment of certain indebtedness of AVP and related fees and expenses. AVP extrudes and converts OPS film with applications

                           IVEX PACKAGING CORPORATION
primarily in windows for envelopes and folding cartons. On November 3, 1997, the Company purchased all of the outstanding common stock of Crystal Thermoplastics, Inc. ("Crystal") of Cumberland, Rhode Island for $4,067 (plus assumed debt of $1,468). Crystal manufactures thermoformed plastic packaging for the medical and electronics markets. The purchase price of M&R, AVP and Crystal may be increased if certain performance targets are met over the next one to three years.

     On August 16, 1996, IPC acquired CFI Industries, Inc. ("CFI" or "Plastofilm") for an aggregate purchase price of $18,423, including the repayment of certain indebtedness of CFI and related acquisition fees and expenses. Through its subsidiary, Plastofilm Industries, CFI is a fully integrated custom thermoformer of plastic packaging products for the medical, electronic and personal care industries.

     The acquired businesses were financed through revolving credit borrowings under the Company's senior credit facility. All of these acquisitions were accounted for as a purchase; accordingly, the purchase price was allocated to the specific assets acquired and liabilities assumed based upon their fair value at date of acquisition. The Company's consolidated financial statements for 1997 and 1996 include the results of operations and cash flows of these acquisitions from the purchase date. Adjusting for the full year effect of the acquisitions, unaudited pro forma net sales would have been approximately $18,000 and $81,000 higher than the Company's reported net sales in 1997 and 1996, respectively. Unaudited pro forma net income (loss) before extraordinary loss and net income
(loss) are not materially different than the Company's reported results. The unaudited pro forma results of operations were prepared as if these acquisitions had occurred as of the beginning of 1996, after giving effect for certain adjustments. These unaudited pro forma results were prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made as of the beginning of the year, or of results which may occur in the future.

NOTE 14 -- FOREIGN OPERATIONS:

     The Company has operations in the United States, Canada and the United Kingdom. The following table allocates net sales, operating income and identifiable assets between U.S. operations and non U.S. operations.

                                                                  1995        1996        1997
                                                                  ----        ----        ----
Net sales:
  United States.............................................    $431,356    $432,242    $469,323
  Foreign subsidiaries......................................      20,213      19,565      69,152
                                                                --------    --------    --------
                                                                $451,569    $451,807    $538,475
                                                                ========    ========    ========
Operating income:
  United States.............................................    $ 21,395    $ 51,264    $  1,289
  Foreign subsidiaries......................................         863       1,036       5,007
                                                                --------    --------    --------
                                                                $ 22,258    $ 52,300    $  6,296
                                                                ========    ========    ========
Identifiable assets:
  United States.............................................    $284,367    $302,755    $356,589
  Foreign subsidiaries......................................      10,544      13,146      71,134
                                                                --------    --------    --------
                                                                $294,911    $315,901    $427,723
                                                                ========    ========    ========

NOTE 15 -- GOODWILL:

     During 1995, a portion of the Industrial Packaging businesses (such portion having been acquired primarily in the 1989 acquisition of L&CP Corporation) had experienced less sales volume growth and lower profitability than anticipated. As a consequence, and in response to dynamic market conditions, during the

                           IVEX PACKAGING CORPORATION
second quarter of 1995 the Company realigned the management of these businesses based on three distinct operating units -- masking, graphics and other protective products.

     Consistent with its accounting policy for goodwill and long-lived assets at that time, the Company made a reassessment of its remaining goodwill, all of which pertained to the above operating units, during the second quarter of 1995 and revised its projections to more accurately reflect expected future results. The Company segregated the assets and cash flows of these three operating units to the lowest level for which cash flows are identifiable and independent of one another at that time. In order to evaluate its goodwill impairment, the Company projected the cash flows allocable to these businesses over the estimated remaining goodwill amortization periods of approximately 34 years. The Company then discounted such cash flows at a rate of 16 1/2% which it believed was commensurate with the risk involved. The Company selected a pre-tax weighted average cost of capital (reflective of comparable companies within its industry) for purposes of discounting its cash flows. The discounted cash flows of each business were then compared to the sum of the business groups' working capital and net book value of fixed assets. Impairment of goodwill was then measured by comparing the remaining discounted cash flow to the net book value of the business groups' goodwill. Upon comparison, the discounted cash flows for the graphics and other protective products businesses were insufficient to recover each of such businesses' goodwill. Accordingly, the Company recorded an impairment of $13,471 during the second quarter of 1995.

     The 1995 revised projections for this portion of the Company's business were extrapolated from market conditions and competitive pressures existing at that time and were based upon, among other things, the assumptions that growth of operating income before depreciation and amortization would range from 2-6% per year through 1999, from 1-3% per year from 2000-2010 and 0% per year from 2011-2029. The growth assumptions for the graphics and other protective products businesses were lower than the masking business. The projections assumed that capital expenditures would generally be consistent with depreciation over the long term. The Company believes that its revised projections based on the June 1995 existing historic financial trends and market conditions were its best estimate at that time of its future performance and that the Company's performance at such projected levels will not substantially detract from the Company's future earnings. However, there can be no assurances that such estimates will be indicative of future results, which ultimately may be less than or greater than these estimates.

                           IVEX PACKAGING CORPORATION

NOTE 16 -- UNAUDITED QUARTERLY RESULTS:

     Summarized unaudited quarterly data for the years ended December 31, 1997 and 1996 are as follows:

                                                                     QUARTER ENDED
                                                  ---------------------------------------------------
                                                    M31,H       30,E       SEP30,BER       DE31,BER
                                                    1997        1997         1997          1997(A)
                                                    -----       ----       ---------       --------
Net sales.......................................  $127,864    $136,170     $137,448        $136,993
Gross Profit....................................    26,370      29,991       32,202          31,097
Income (loss) from operations...................    11,780      14,602      (36,710)         16,624
Income (loss) before extraordinary loss.........       324       2,363      (17,890)          5,663
Net income (loss)...............................       324       2,363      (17,890)        (21,067)
Earnings (loss) per share: (b)
  Income (loss) before extraordinary loss.......      $0.03      $0.23         $(1.72)          $0.28
  Net income (loss).............................     $0.03       $0.23         $(1.72)         $(1.06)

                                                                     QUARTER ENDED
                                                  ---------------------------------------------------
                                                    M31,H       30,E       SEP30,BER       DE31,BER
                                                    1996        1996         1996            1996
                                                    -----       ----       ---------       --------
Net sales.......................................  $104,216    $106,227     $118,652        $122,712
Gross Profit....................................    21,452      24,323       26,589          28,019
Income from operations..........................    10,194      13,191       14,194          14,721
Net income (loss)...............................      (791)      2,515        3,289           3,655
Earnings (loss) per share:
  Net income (loss).............................     $(0.07)     $0.24          $0.32           $0.35

-------------------------
(a) Reflects the extraordinary loss on extinguishment of debt in the quarter ended December 31, 1997 (see Note 12).

(b) As a result of the initial public offering in the quarter ended December 31, 1997, the sum of the earnings per share for the four quarters of 1997, which is based on weighted average shares outstanding during each quarter, does not equal earnings per share for the year.

NOTE 17 -- SUBSEQUENT EVENTS (UNAUDITED)

     On April 23, 1998, Ivex acquired all of the common stock of Ultra Pac, Inc. ("Ultra Pac"), a Rogers, Minnesota based specialty packaging company, for approximately $67,000. Ivex assumed approximately $18,700 of Ultra Pac indebtedness and paid fees associated with the transaction of approximately $2,300. Ultra Pac is a leading North American producer of PET food packaging that designs and manufactures plastic containers and packaging for the food industry, including supermarkets, distributors of food packaging, wholesale bakeries, produce growers, delicatessens, food processors and foodservice companies. Ultra Pac had net sales of approximately $56,700 in its fiscal year ended January 31, 1998.

     On April 23, 1998, the Company announced that it intends to file a registration statement under the Securities Act of 1933, as amended, to register approximately 500,000 shares of its common stock and approximately 4.5 million shares of common stock owned by certain selling stockholders. The net proceeds of the shares to be sold by the Company will be used to repay certain indebtedness.

                           IVEX PACKAGING CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                              DECEMBER 31,       MARCH 31,
                                                                  1997             1998
                                                              ------------       ---------
                           ASSETS
Current Assets:
  Cash and cash equivalents.................................   $   5,989         $   6,749
  Accounts receivable trade, net of allowance...............      64,952            69,713
  Inventories...............................................      59,706            66,306
  Prepaid expenses and other................................       5,759             4,625
                                                               ---------         ---------
         Total current assets...............................     136,406           147,393
                                                               ---------         ---------
Property, Plant and Equipment:
  Buildings and improvements................................      56,336            57,099
  Machinery and equipment...................................     272,602           272,700
  Construction in progress..................................       9,225            13,905
                                                               ---------         ---------
                                                                 338,163           343,704
  Less -- Accumulated depreciation..........................    (149,207)         (155,536)
                                                               ---------         ---------
                                                                 188,956           188,168
  Land......................................................       9,077             9,188
                                                               ---------         ---------
         Total property, plant and equipment................     198,033           197,356
                                                               ---------         ---------
Other Assets:
  Goodwill, net of accumulated amortization.................      35,278            34,654
  Deferred income taxes.....................................      36,647            34,449
  Management receivable.....................................      11,135            14,761
  Miscellaneous.............................................      10,224            10,261
                                                               ---------         ---------
         Total other assets.................................      93,284            94,125
                                                               ---------         ---------
Total Assets................................................   $ 427,723         $ 438,874
                                                               =========         =========
           LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Current installments of long-term debt....................   $  19,744         $  21,561
  Accounts payable..........................................      38,675            38,833
  Accrued salary and wages..................................       9,114             9,105
  Self insurance reserves...................................       6,799             6,812
  Accrued rebates and discounts.............................       4,596             4,035
  Accrued interest..........................................       4,191             4,261
  Other accrued expenses....................................      11,546            12,229
                                                               ---------         ---------
         Total current liabilities..........................      94,665            96,836
                                                               ---------         ---------
Long-Term Debt..............................................     319,055           325,201
                                                               ---------         ---------
Other Long-Term Liabilities.................................      21,868            20,895
                                                               ---------         ---------
Deferred Income Taxes.......................................       4,304             4,216
                                                               ---------         ---------
Commitments.................................................
                                                               ---------         ---------
Stockholders' Deficit:
  Common stock, $.01 par value -- 45,000,000 shares
    authorized; 20,426,666 shares issued and outstanding at
    December 31, 1997 and March 31, 1998....................         204               204
  Paid in capital in excess of par value....................     328,322           328,285
  Accumulated deficit.......................................    (339,836)         (334,521)
  Accumulated other comprehensive income (loss).............        (859)           (2,242)
                                                               ---------         ---------
         Total stockholders' deficit........................     (12,169)           (8,274)
                                                               ---------         ---------
Total Liabilities and Stockholders' Deficit.................   $ 427,723         $ 438,874
                                                               =========         =========

         The accompanying notes are an integral part of this statement.

                           IVEX PACKAGING CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                  QUARTER 31,ED MARCH
                                                              ---------------------------
                                                                 1997             1998
                                                                 ----             ----
Net sales...................................................    $127,864         $136,168
Cost of goods sold..........................................     101,494          104,671
                                                              ----------       ----------
Gross profit................................................      26,370           31,497
                                                              ----------       ----------
Operating expenses:
  Selling...................................................       6,137            7,286
  Administrative............................................       8,282            8,538
  Amortization of intangibles...............................         171              316
                                                              ----------       ----------
Total operating expenses....................................      14,590           16,140
                                                              ----------       ----------
Income from operations......................................      11,780           15,357
Interest expense............................................      11,129            6,497
                                                              ----------       ----------
Income before income taxes..................................         651            8,860
Income tax provision........................................         327            3,545
                                                              ----------       ----------
Net income..................................................    $    324         $  5,315
                                                              ==========       ==========
Earnings per share:
  Basic:
     Net income.............................................  $     0.03       $     0.26
                                                              ==========       ==========
     Weighted average shares outstanding....................  10,352,533       20,426,666
                                                              ==========       ==========
  Diluted:
     Net income.............................................  $     0.03       $     0.26
                                                              ==========       ==========
     Weighted average shares outstanding....................  10,352,533       20,651,819
                                                              ==========       ==========

         The accompanying notes are an integral part of this statement.

                           IVEX PACKAGING CORPORATION

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                         PAID IN                     ACCUMULATED
                                    COMMON STOCK         CAPITAL                        OTHER
                                 -------------------   IN EXCESS OF   ACCUMULATED   COMPREHENSIVE   STOCKHOLDERS'   COMPREHENSIVE
                                   SHARES     AMOUNT    PAR VALUE       DEFICIT     INCOME (LOSS)      DEFICIT      INCOME (LOSS)
                                   ------     ------   ------------   -----------   -------------   -------------   -------------
Balance at December 31, 1996...   1,072,246    $ 11      $177,375      $(303,566)      $(1,164)       $(127,344)
  Issuance of management
    shares.....................     218,968       2        33,824                                        33,826
  Common stock split...........  11,175,452     112          (112)
  Issuance of common stock.....   7,960,000      79       117,235                                       117,314
  Net loss.....................                                          (36,270)                       (36,270)      $(36,270)
  Other comprehensive income
    (foreign currency
    translation adjustment)....                                                            305              305            305
                                                                                                                      --------
  Comprehensive income
    (loss).....................                                                                                       $(35,965)
                                 ----------    ----      --------      ---------       -------        ---------       ========
Balance at December 31, 1997...  20,426,666     204       328,322       (339,836)         (859)         (12,169)
  Other........................                               (37)                                          (37)
  Net income...................                                            5,315                          5,315       $  5,315
  Other comprehensive income
    (foreign currency
    translation adjustment)....                                                         (1,383)          (1,383)        (1,383)
                                                                                                                      --------
  Comprehensive income
    (loss).....................                                                                                       $  3,932
                                 ----------    ----      --------      ---------       -------        ---------       ========
Balance at March 31, 1998......  20,426,666    $204      $328,285      $(334,521)      $(2,242)       $  (8,274)
                                 ==========    ====      ========      =========       =======        =========

         The accompanying notes are an integral part of this statement.

                           IVEX PACKAGING CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                1997          1998
                                                                ----          ----
Cash flows from operating activities:
  Net income................................................  $    324       $ 5,315
     Adjustments to reconcile net income to net cash from
      operating activities:
       Depreciation of properties...........................     6,053         6,904
       Amortization of intangibles and debt issue costs.....       536           494
       Non-cash interest....................................     3,425
       Deferred income taxes................................                   2,198
                                                              --------       -------
                                                                10,338        14,911
     Change in operating assets and liabilities:
       Accounts receivable..................................    (6,796)       (5,007)
       Inventories..........................................    (2,150)       (6,798)
       Prepaid expenses and other assets....................     1,034         1,133
       Accounts payable.....................................    (6,561)          330
       Accrued expenses and other liabilities...............     1,728          (912)
                                                              --------       -------
          Net cash from (used by) operating activities......    (2,407)        3,657
                                                              --------       -------
Cash flows from financing activities:
  Payment of senior credit facility.........................    (1,250)       (4,125)
  Proceeds from revolving credit facility...................    44,900        12,200
  Management loan...........................................                  (3,626)
  Payment of debt issue costs...............................      (210)         (140)
  Other, net................................................      (406)         (253)
                                                              --------       -------
          Net cash from financing activities................    43,034         4,056
                                                              --------       -------
Cash flows from investing activities:
  Purchase of property, plant and equipment.................    (5,479)       (6,652)
  Acquisitions..............................................   (30,558)
  Other, net................................................      (104)         (301)
                                                              --------       -------
          Net cash used by investing activities.............   (36,141)       (6,953)
                                                              --------       -------
Net increase in cash and cash equivalents...................     4,486           760
Cash and cash equivalents at beginning of period............     2,822         5,989
                                                              --------       -------
Cash and cash equivalents at end of period..................  $  7,308       $ 6,749
                                                              ========       =======
Supplemental cash flow disclosures:
  Cash paid during the period for:
     Interest...............................................  $  2,384       $ 6,474
     Income taxes...........................................       349         1,875

         The accompanying notes are an integral part of this statement.

                           IVEX PACKAGING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1 -- ACCOUNTING AND REPORTING POLICIES

     In the opinion of management, the information in the accompanying unaudited consolidated financial statements reflects all adjustments necessary for a fair statement of results for the interim periods. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Annual Report on Form 10-K for the year ended December 31, 1997 (the "Form 10-K") of Ivex Packaging Corporation ("Ivex" or the "Company"). IPC, Inc. ("IPC") is the only direct subsidiary of Ivex and is wholly owned.

     The Company's accounting and reporting policies are summarized in Note 2 to the consolidated financial statements of the Ivex Form 10-K.

  Accounts Receivable

     Accounts receivable at December 31, 1997 and March 31, 1998 consist of the following:

                                                        DECEMBER 31,       MARCH 31,
                                                            1997             1998
                                                        ------------       ---------
Accounts receivable...................................    $67,496           $72,317
Less -- Allowance for doubtful accounts...............     (2,544)           (2,604)
                                                          -------           -------
                                                          $64,952           $69,713
                                                          =======           =======

  Inventories

     Inventories at December 31, 1997 and March 31, 1998 consist of the following:

                                                          DECEMBER 31,   MARCH 31,
                                                              1997         1998
                                                          ------------   ---------
Raw materials...........................................    $32,200       $32,192
Finished goods..........................................     27,506        34,114
                                                            -------       -------
                                                            $59,706       $66,306
                                                            =======       =======

NOTE 2 -- LONG-TERM DEBT

     At December 31, 1997 and March 31, 1998, the long-term debt of the Company was as follows:

                                                          DECEMBER 31,    MARCH 31,
                                                              1997          1998
                                                          ------------    ---------
Senior credit facility..................................    $296,875      $304,950
Industrial revenue bonds................................      39,736        39,720
Other...................................................       2,188         2,092
                                                            --------      --------
     Total debt outstanding.............................     338,799       346,762
Less -- Current installments of long-term debt..........     (19,744)      (21,561)
                                                            --------      --------
     Long-term debt.....................................    $319,055      $325,201
                                                            ========      ========

NOTE 3 -- COMPREHENSIVE INCOME

     During the quarter ended March 31, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which requires the Company to disclose, in financial statement format, all non-

                           IVEX PACKAGING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

owner changes in equity. As of the quarter ended March 31, 1998, all such changes in equity resulted from foreign currency translation adjustments.

NOTE 4 -- SUBSEQUENT EVENTS

     On April 23, 1998, Ivex acquired all of the common stock of Ultra Pac, Inc. ("Ultra Pac"), a Rogers, Minnesota based specialty packaging company, for approximately $67,000. Ivex assumed approximately $18,700 of Ultra Pac indebtedness and paid fees associated with the transaction of approximately $2,300. Ultra Pac is a leading North American producer of PET food packaging that designs and manufactures plastic containers and packaging for the food industry, including supermarkets, distributors of food packaging, wholesale bakeries, produce growers, delicatessens, food processors and foodservice companies. Ultra Pac had net sales of approximately $56,700 in its fiscal year ended January 31, 1998.

     On April 23, 1998, the Company announced that it intends to file a registration statement under the Securities Act of 1933, as amended, to register approximately 500,000 shares of its common stock and approximately 4.5 million shares of common stock owned by certain selling stockholders. The net proceeds of the shares to be sold by the Company will be used to repay certain indebtedness.

The following photographs depict applications of the Company's plastic and paper packaging products. The Company is not the exclusive provider of packaging products to the companies whose name-branded products appear below.

                                 [photo of man]

                              Protective Packaging
                                [photo of food]

                                 Food Packaging

                        [photo of electronic packaging]

                              Electronic Packaging
                                 [photo of boy]

                          Supermarket Bakery Packaging

     The following trademarks used in this Prospectus are owned by Ivex Packaging Corporation or one of its affiliates: Ivex(R), Kama(R), Plastofilm(R), Ultra Pac(R), Jet-Pak(R), Jet-Lite(R) and Jet-Cor(TM).

======================================================

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERINGS COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary.....................    3
Special Note Regarding Forward-Looking
  Statements...........................    9
Risk Factors...........................    9
Recent Developments....................   13
Use of Proceeds........................   13
Price Range of Common Stock............   14
Dividend Policy........................   14
Dilution...............................   15
Capitalization.........................   16
Selected Consolidated Financial Data...   17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   19
Business...............................   27
Management.............................   36
Principal and Selling Stockholders.....   44
Certain Relationships and Related
  Transactions.........................   47
Description of Capital Stock...........   48
Description of Certain Indebtedness....   51
Shares Eligible for Future Sale........   52
Certain United States Federal Tax
  Consequences to Non-United States
  Holders..............................   54
Underwriting...........................   56
Experts................................   58
Legal Matters..........................   58
Additional Information.................   58
Index to Financial Statements..........  F-1

======================================================
======================================================


                                5,270,000 SHARES


                                   IVEX LOGO

                           IVEX PACKAGING CORPORATION

                                  COMMON STOCK
                          ---------------------------
                                   PROSPECTUS
                          ---------------------------
                              MERRILL LYNCH & CO.

                                 BT ALEX. BROWN
                                LEHMAN BROTHERS
                              SALOMON SMITH BARNEY
                                             , 1998

======================================================

                [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE OR JURISDICTION.


                             SUBJECT TO COMPLETION


                  PRELIMINARY PROSPECTUS DATED APRIL 28, 1998


PROSPECTUS


                                5,270,000 SHARES

                                   IVEX LOGO

                           IVEX PACKAGING CORPORATION
                                  COMMON STOCK
                            ------------------------


    Of the 5,270,000 shares of Common Stock, $.01 par value (the "Common Stock"), of Ivex Packaging Corporation, a Delaware corporation (the "Company" or "Ivex"), being offered hereby, 500,000 shares are being offered by the Company and 4,770,000 shares are being offered by certain selling stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholder. See "Principal and Selling Stockholders."



    Of the 5,270,000 shares of Common Stock offered hereby, 1,054,000 shares are being offered initially outside the United States and Canada by the International Managers (the "International Offering") and 4,216,000 shares are being offered initially in a concurrent offering in the United States and Canada by the U.S. Underwriters (the "U.S. Offering") (the International Offering, and together with the U.S. Offering, the "Offerings"). The public offering price and the underwriting discount per share are identical for each of the Offerings. See "Underwriting."


    The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "IXX." On April 27, 1998, the last reported sale price of the Common Stock on the NYSE was $25 11/16 per share. See "Price Range of Common Stock."

    SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=============================================================================================================================
                                                                                                            PROCEEDS TO
                                PRICE TO                UNDERWRITING              PROCEEDS TO                 SELLING
                                 PUBLIC                 DISCOUNT(1)                COMPANY(2)               STOCKHOLDER
-----------------------------------------------------------------------------------------------------------------------------
Per Share............              $                         $                         $                         $
-----------------------------------------------------------------------------------------------------------------------------
Total(3).............              $                         $                         $                         $
=============================================================================================================================

(1) The Company and the Selling Stockholder have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the Offerings payable by the Company estimated at $620,000.


(3) The Company has granted the International Managers and the U.S. Underwriters options to purchase up to an additional 158,100 shares and 632,400 shares of Common Stock, respectively, in each case exercisable within 30 days of the date hereof, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount and
    Proceeds to Company will be $         , $         and $         ,
    respectively. See "Underwriting."


                            ------------------------

    The shares of Common Stock are being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York,
on or about          , 1998.
                            ------------------------

MERRILL LYNCH INTERNATIONAL
             BT ALEX. BROWN INTERNATIONAL
                          LEHMAN BROTHERS
                                     SALOMON SMITH BARNEY INTERNATIONAL
                            ------------------------


                The date of this Prospectus is          , 1998.

                [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


                                  UNDERWRITING



     Subject to the terms and conditions set forth in a purchase agreement (the "International Purchase Agreement") among the Company, each of the Selling Stockholders and each of the underwriters names below (the "International Managers") and concurrently with the sale of 4,216,000 shares of Common Stock to the U.S. Underwriters (as defined below), the Company and the Selling Stockholders have agreed to sell to the International Managers, and each of the International Managers severally has agreed to purchase from the Company and the Selling Stockholders, the number of shares of Common Stock set forth opposite its name below.



                                                                NUMBER OF
                   INTERNATIONAL MANAGERS                        SHARES
                   ----------------------                       ---------
Merrill Lynch International.................................
BT Alex. Brown International................................
Lehman Brothers International (Europe)......................
Smith Barney Inc............................................

                                                                ---------
             Total..........................................    1,054,000
                                                                =========


     Merrill Lynch International, BT Alex. Brown International, Lehman Brothers International (Europe) and Smith Barney Inc. are acting as representatives (the "International Representatives") of the International Managers.


     The Company and the Selling Stockholders have also entered into a purchase agreement (the "U.S. Purchase Agreement" and, together with the International Purchase Agreement, the "Purchase Agreements,") with certain underwriters in the United States and Canada ( collectively, the "U.S. Underwriters," and together with the International Managers, the "Underwriters") for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), BT Alex. Brown Incorporated, Lehman Brothers Inc. and Smith Barney Inc. are acting as representatives ("the U.S. Representatives" and, together with the International Representatives, the "Representatives"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the sale of 1,054,000 shares of Common Stock to the International Managers pursuant to the International Purchase Agreement, the Company and the Selling Stockholders have agreed to sell to the U.S. Underwriters, and the U.S. Underwriters severally have agreed to purchase from the Company and the Selling Stockholders, an aggregate of 4,216,000 shares of Common Stock. The public offering price per share of Common Stock and the underwriting discount per share of Common Stock are identical under the International Purchase Agreement and the U.S. Purchase Agreement. The respective percentages of the Common Stock to be sold by each of the Company and the Selling Stockholders will be identical in the U.S. Offering and the International Offering.


     In the International Purchase Agreement and the U.S. Purchase Agreement, the several International Managers and the several U.S. Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances involving a default by an Underwriter, the commitments of non-defaulting International Managers or U.S. Underwriters (as the case may be) may be increased or the International Purchase Agreement or the U.S. Purchase Agreement (as the case may be) may be terminated. The sale of Common Stock to the International Managers is conditioned upon the sale of common stock to the U.S. Underwriters and vice versa.

     The International Managers and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") providing for the coordination of their activities. The Underwriters are

                [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

permitted to sell shares of Common Stock to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and except in the case of transactions pursuant to the Intersyndicate Agreement.

     The International Representatives have advised the Company and the Selling Stockholders that the International Managers propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per share of Common Stock. The International Managers may allow, and such dealers may reallow, a discount not in excess of $ per share of Common Stock on sales to certain other dealers. After the Offerings, the public offering price, concession and discount may be changed.

     Each International Manager has agreed that (i) it has not offered or sold and, prior to the expiration of the period of six months from the Closing Date, will not offer or sell any shares of Common Stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom; and it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such document may otherwise lawfully be issued or passed on.

     Purchasers of the shares of Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase, in addition to the offering price set forth on the cover page hereof.


     The Company has granted an option to the International Managers, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 158,100 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The International Managers may exercise this option only to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the International Managers exercise this option, each International Manager will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such International Manager's initial amount reflected in the foregoing table. The Company has also granted an option to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 632,400 additional shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the International Managers. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 5,270,000 shares are being offered.


     The Company, certain of its executive officers, its directors and certain of the Selling Stockholders have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 90 days after the date of this Prospectus.

                [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

     In connection with the Offerings, the Underwriters may engage in certain transactions which stabilize, maintain or otherwise affect the price of the Common Stock. Such transactions may include the purchase of shares of Common Stock in the open market to cover short positions created by over-allotments or to stabilize the price of the Common Stock. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Neither the Company nor any of the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Underwriters do not intend to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

     The Company and the Selling Stockholders have agreed to indemnify the International Managers and the U.S. Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     George V. Bayly, the Company's President and Chief Executive Officer, is the brother of Daniel Bayly, the head of investment banking at Merrill Lynch. Lehman Brothers Inc. and its affiliates beneficially owns approximately 6% of the Common Stock as of April 27, 1998.

     No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of Common Stock, or the possession, circulation or distribution of this Prospectus or any other material relating to the Company, the Selling Stockholders or shares of Common Stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of Common Stock may not be offered or sold, directly or indirectly, and neither this Prospectus nor any other offering material or advertisements in connection with the shares of Common Stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Offerings will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois and certain legal matters will be passed upon for the Underwriters by Mayer, Brown & Platt, Chicago, Illinois.

                [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Act with respect to the shares of Common Stock being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, copies of which may be obtained upon payment of the fees prescribed by the Commission or examined without charge at (i) the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and
(ii) the Commission's regional offices located at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Such reports and other information may also be accessed through the Commission's electronic data gathering, analysis and retrieval system via electronic means, including the Commission's web site on the Internet (http://www.sec.gov). Statements contained in this Prospectus as to the contents of any contract or other document are intended to discuss all relevant material provisions thereof; however, in each instance where such contract or other document is an exhibit to the Registration Statement, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference.

                [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

======================================================
     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERINGS COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

     IN THE PROSPECTUS, REFERENCES TO "DOLLARS" AND "$" ARE TO UNITED STATES DOLLARS.

                            ------------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Prospectus Summary.....................    3
Special Note Regarding Forward-Looking
  Statements...........................    9
Risk Factors...........................    9
Recent Developments....................   13
Use of Proceeds........................   13
Price Range of Common Stock............   14
Dividend Policy........................   14
Dilution...............................   15
Capitalization.........................   16
Selected Consolidated Financial Data...   17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   19
Business...............................   27
Management.............................   36
Principal and Selling Stockholders.....   44
Certain Relationships and Related
  Transactions.........................   47
Description of Capital Stock...........   48
Description of Certain Indebtedness....   51
Shares Eligible for Future Sale........   52
Certain United States Federal Tax
  Consequences to Non-United States
  Holders..............................   54
Underwriting...........................   56
Experts................................   58
Legal Matters..........................   58
Additional Information.................   59
Index to Financial Statements..........  F-1


======================================================
======================================================


                                5,270,000 SHARES


                                   IVEX LOGO

                           IVEX PACKAGING CORPORATION

                                  COMMON STOCK
                          ---------------------------
                                   PROSPECTUS
                          ---------------------------
                          MERRILL LYNCH INTERNATIONAL
                          BT ALEX. BROWN INTERNATIONAL
                                LEHMAN BROTHERS
                       SALOMON SMITH BARNEY INTERNATIONAL
                                          , 1998

======================================================